The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-123528

PRELIMINARY PROSPECTUS SUPPLEMENT	March 30, 2006
Subject to completion

(To Prospectus dated March 31, 2005)
4,287,920 Shares

PHI, Inc.
Non-Voting Common Stock

We are offering 4,287,920 shares of non-voting common stock, par value $0.10 per share, which includes 100,000 shares that Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, intends to purchase. We will receive all of the net proceeds from the sale of these shares of our non-voting common stock.
Our non-voting common stock is listed on The NASDAQ National Market under the symbol “PHIIK.” The last reported sales price of our non-voting common stock on March 29, 2006 was $36.48 per share.
Investing in our non-voting common stock involves a high degree of risk. Before buying any of these shares of our non-voting common stock, you should carefully consider the risk factors described in “Risk factors” beginning on page S-15.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to PHI, Inc.	$	$

(1)	The underwriters will not receive any underwriting discount or commission on the 100,000 shares that Mr. Gonsoulin intends to purchase. Accordingly, proceeds to us (before expenses) include the full public offering price per share for these shares. See “Underwriting.”
We have granted the underwriters a 30-day option to purchase up to an additional 643,188 shares of our non-voting common stock to cover over-allotments at the public offering price per share, less the underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $ and the total proceeds, before expenses, to us will be $                    .
The underwriters are offering the shares of our non-voting common stock as described in “Underwriting.” Delivery of the shares will be made on or about April      , 2006.
UBS Investment Bank
Howard Weil Incorporated

________________________________________________________________________________

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information and includes disclosures that would pertain if at some time in the future we were to sell debt securities, preferred stock, voting or non-voting common stock, depositary shares or warrants. Accordingly, the accompanying prospectus contains data that do not apply to this offering.
If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares and seeking offers to buy the shares, only in the jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any other date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.
In this prospectus supplement, we rely on and refer to information regarding market research reports and other publicly available information. Although we have no reason to believe this information is not reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it.

S- i

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Where you can find more information
We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Both classes of our common stock are listed on The NASDAQ National Market. You may also inspect the information we file with the SEC at the offices of The NASDAQ Stock Market, Reports Section, 1735 K Street, Washington, D.C. 20006. The information we file with the SEC and other information about us also is available on our website at http://www.phihelico.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus.
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and may supersede information in this prospectus supplement and the accompanying prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus supplement:

➢	our Annual Report on Form 10-K for the year ended December 31, 2005;

➢	our Current Reports on Form 8-K filed with the SEC on January 3, 2006 and March 27, 2006;

➢	our definitive information statement on Schedule 14C relating to our 2005 Annual Meeting of Stockholders; and

➢	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 13, 1981, as amended by Form 8-A/ A filed with the SEC on December 1, 1995.
You may review these filings, at no cost, over the Internet at our website at http://www.phihelico.com, or request a copy of these filings by writing or calling us at the following:
Michael J. McCann
Chief Financial Officer
P.O. Box 90808
Lafayette, Louisiana 70509
(337) 235-2452
S- ii

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Cautionary note regarding forward-looking statements
All statements other than statements of historical fact contained in this prospectus supplement and the periodic reports filed by us under the Securities Exchange Act of 1934 and other written or oral statements made by us or on our behalf, are forward-looking statements. When used herein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans” or “projects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to significant risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations, beliefs and estimates expressed or implied in those forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, no assurance can be given that these assumptions will prove correct or even approximately correct. Factors that could cause our results to differ materially from the expectations, beliefs and estimates expressed or implied in the forward-looking statements include, but are not limited to, the following:

➢	the ability to consummate this offering and our related offering of new senior notes on satisfactory terms;

➢	unexpected variances in flight hours;

➢	the effect on demand for our services caused by volatility of oil and gas prices and the level of exploration and production activity in the Gulf of Mexico generally;

➢	the effect on our operating costs of volatile fuel prices;

➢	the availability of capital required to acquire aircraft;

➢	the availability and timely delivery of new aircraft from our suppliers;

➢	our ability to secure favorable customer contracts or otherwise utilize our new aircraft;

➢	environmental risks;

➢	hurricanes and other adverse weather conditions;

➢	the activities of our competitors;

➢	changes in government regulation;

➢	unionization;

➢	operating hazards;

➢	risks related to operating in foreign countries;

➢	our ability to obtain adequate insurance; and

➢	our ability to develop and implement successful business strategies.
For a more detailed description of risks, see “Risk factors” beginning on page S-15. All forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph and the “Risk factors” section. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
S- iii

Summary
This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but may not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety before making an investment decision. Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares. In this prospectus supplement, the terms “PHI,” “Company,” “we,” “us,” “our” and similar terms mean PHI, Inc. and, unless the context otherwise requires, its subsidiaries, taken as a whole.
PHI, INC.
PHI, Inc., founded in 1949, is one of the world’s largest and most experienced providers of commercial helicopter services. We provide transportation services with our fleet of helicopters primarily to the oil and gas industry and the health care industry. As of March 29, 2006, we own or operate 237 aircraft, 167 of which are dedicated to our oil and gas operations, 64 of which are dedicated to our air medical operations and six of which are dedicated to our other operations. In addition, we perform maintenance and repair services for existing customers, primarily to those that have their own aircraft.
In September 2001, Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, acquired approximately 52% of our voting common stock from our founder’s family. Since that time, we have made significant operational enhancements in our business, including substantial investments in our facilities, the refurbishment of our fleet, the implementation of a significant cost reduction program, upgrades of our computer systems and software and, most recently, the raising of approximately $115 million in our June 2005 equity offering to partially finance a significant expansion of our fleet. We also have sold helicopters that were not profitable or that did not complement our existing fleet, terminated or declined to renew lower margin contracts and significantly increased our rates. We believe that, with these operational enhancements, we are well positioned to capitalize on opportunities in our industry through the fleet expansion we commenced in late 2003 and have increased as described in this prospectus supplement.
Domestic oil and gas operations
We are a leading provider of safe and reliable helicopter transportation services to the oil and gas industry in the Gulf of Mexico. We transport personnel and, to a lesser extent, parts and equipment to, from and among offshore platforms, drilling rigs and other offshore facilities for our customers. We have one of the largest fleets of helicopters servicing the Gulf of Mexico, and in 2005 flew more than 110,000 hours in the Gulf of Mexico. In 2005, our domestic oil and gas operations generated approximately 60% of our total operating revenues.
Our customers include major integrated oil companies and independent exploration and production companies. We believe we are the sole provider of helicopter transportation services to three of the five largest producers of oil and gas in the Gulf of Mexico, including Shell Oil Company and BP America Production Company, the two largest producers in the Gulf of Mexico in 2005.
In 2003, we targeted the deepwater Gulf of Mexico as a new core area for our services, based on the profitable nature of these operations, our relationships with many of the primary producers in this region and the increasing demand for helicopter transportation services in this market. Since that time, the number of fixed and floating production facilities installed in the deepwater Gulf of Mexico has increased significantly. This has led to a substantial increase in the demand for long distance transportation of personnel and equipment by helicopter. According to Infield Systems Limited, an international energy research firm, 31 deepwater (greater than 1,500 feet of water) fixed production platforms and floating production facilities are currently in service or under development in the Gulf of Mexico and an additional 13 deepwater platforms and facilities have been identified for development in the Gulf of Mexico between 2006 and 2011. As the number of offshore facilities increases, we believe the demand for helicopter transportation to and from these facilities will continue to increase.
In late 2003, in connection with our new strategy of targeting the deepwater market, we initiated a plan to significantly increase the size of our domestic oil and gas fleet by ordering 31 new helicopters, 15 of which are capable of servicing the deepwater Gulf of Mexico. Based on the success of this expansion, current contract negotiations and detailed discussions with a number of our customers regarding their planned activity levels in the Gulf of Mexico, particularly in the deepwater, we increased the size of our domestic oil and gas fleet expansion by reallocating two new helicopters initially scheduled for our air medical operations and ordering an additional 21 helicopters, 11 of which are capable of servicing the deepwater Gulf of Mexico. As a result of this increase, 26 of the 54 new helicopters related to our domestic oil and gas fleet expansion consist of medium and heavy transport helicopters which are capable of servicing the deepwater market. With the addition of these helicopters, we believe we will have one of the largest, newest and most technologically advanced fleets of medium and heavy transport helicopters servicing the deepwater Gulf of Mexico.
Air medical operations
We provide air medical transportation services for hospitals and emergency service agencies. We currently operate in 12 states with 64 aircraft that are specially outfitted to accommodate emergency patients, medical personnel and emergency medical equipment. Our helicopters transport patients between hospitals as well as to hospitals from accident sites or rural locations where ground transportation would be prohibitively slow. We are paid by either commercial insurance companies, federal or state agencies such as Medicare and Medicaid, or the patient. In 2005, approximately 31% of our total operating revenues was generated by our air medical operations.
As part of our initial expansion, we increased our air medical fleet by 15 aircraft to meet the growing demand for air medical services in our existing markets, as well as new markets where we identified demographics that we believe will support a profitable patient transport volume and payor mix for our services. Since 2003, we have commenced air medical operations in 37 new locations to capitalize on business opportunities in areas we identified as under-serviced or created by hospitals that elected to outsource their helicopter operations to third parties. During 2004 and 2005, we incurred significant start-up and operating costs in these new locations. New locations typically take several months to build sufficient volume to achieve profitable aircraft utilization levels to absorb the facility start-up and operating costs. Our focus in 2006 will be on improving our utilization rates and profit margins in these new locations.
Other operations
We currently provide helicopter services to a major oil company operating in Angola and the Democratic Republic of Congo and are in the process of renegotiating our contract to provide helicopter services for the National Science Foundation in Antarctica. Aircraft operating internationally are typically dedicated to a single customer. We generally do not enter international markets without having customer contracts in place for the region, and are selective in choosing our international customers. We have a total of 16 helicopters currently operating internationally, with 12 of those dedicated to oil and gas operations. In 2005, our international operations contributed approximately 8% of our total operating revenues.
In addition to helicopter transportation services, we perform maintenance and repair services at our Lafayette, Louisiana facility pursuant to a Federal Aviation Administration repair station license, primarily for our own fleet, but also for existing customers that have their own aircraft. The license includes authority to repair airframes, engines, avionics, accessories, radios and instruments and to perform specialized services. Approximately 1% of our total operating revenues in 2005 was generated by our technical services operations.
TENDER OFFER AND CONCURRENT NOTES OFFERING
On March 24, 2006, we announced a fixed price tender offer for any and all of the $200 million outstanding principal amount of our 9 3/8 % senior notes due 2009. We have offered to purchase the senior notes for consideration of 104.688% of the principal amount, together with accrued and unpaid interest up to but not including the purchase date and a consent fee, if applicable, of 0.200% of the principal amount of senior notes tendered before April 6, 2006, unless extended by us. Our offer to purchase the senior notes is being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 24, 2006. The tender offer and consent solicitation are conditioned upon our having obtained financing with terms and conditions satisfactory to us and in amounts not less than the amount required to purchase the senior notes tendered in the tender offer. In addition, the tender offer and consent solicitation is conditioned upon the receipt of consents from holders of a majority of the outstanding principal amount of the senior notes to eliminate, among other things, substantially all of the restrictive covenants and events of default respecting the senior notes. If fully subscribed, we expect that the tender offer and consent solicitation will result in a pre-tax charge to our net income of approximately $12.3 million, and that it will cost approximately $219 million (including accrued and unpaid interest of approximately $9 million), which would be funded with a portion of the net proceeds from this offering and our concurrent offering of new senior notes, as described below. There is no assurance that the tender offer, which is expected to be completed on April 24, 2006, will be subscribed for in any amount. In the event that all of our senior notes are not tendered in the tender offer or our tender offer is not consummated, we will use a portion of the net proceeds from this offering and our concurrent senior notes offering for general corporate purposes, which may include the redemption of debt and the purchase of aircraft.
Concurrently with this offering of our non-voting common stock, we are offering an aggregate of $150 million of new senior notes due 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, or to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The completion of this offering of our non-voting common stock is not conditioned on the completion of the concurrent senior notes offering and vice versa. However, we have the right and may choose to terminate our pending tender offer and consent solicitation for our outstanding 9 3/8 % senior notes due 2009 if we are unable to complete this offering or our concurrent new senior notes offering on terms acceptable to us.

FLEET EXPANSION INITIATIVE
In late 2003, we initiated a plan to expand our aircraft fleet in response to anticipated increases in demand for our domestic oil and gas transportation services and the opportunities we observed in the air medical business. The initial plan was to increase our fleet size by 48 aircraft, 33 of which are for our domestic oil and gas operations and 15 of which are for our air medical operations. Late in 2005, we decided to further increase our fleet expansion by ordering an additional 21 helicopters for our oil and gas operations based on the success of our initial expansion and continued discussions with a number of our customers regarding their planned activities in the Gulf of Mexico, particularly in the deepwater. To date, we have taken delivery of 21 of the 54 new helicopters associated with our domestic oil and gas fleet expansion and all 15 aircraft associated with our air medical fleet expansion. We expect to take delivery of the remaining 33 aircraft at various times in 2006 and 2007. Once an aircraft is delivered, we generally spend two to three months installing mission-specific and/or customer-specific equipment prior to placing the aircraft into service.
A significant portion of our fleet expansion is focused on servicing the deepwater Gulf of Mexico market. Specifically, 26 of the 54 new helicopters associated with our domestic oil and gas operations are capable of servicing the deepwater Gulf of Mexico. As part of our initial expansion initiative, we ordered four Sikorsky S-92A helicopters, all of which are now operating under contracts with customers. We believe this is the premier aircraft for servicing the deepwater Gulf of Mexico. Our increased expansion plan includes an additional four Sikorsky S-92A helicopters, three of which are already covered by customer contracts. Two of these helicopters have been delivered and were placed into service late in the first quarter of 2006. We are currently in negotiations with one of our significant customers with respect to the remaining Sikorsky S-92A helicopter not currently covered by a contract. In addition, as part of our total expansion, we are adding 18 Sikorsky S-76C+ helicopters to service the deepwater Gulf of Mexico, most of which currently are covered by customer contracts for when they are placed into service.

The following table shows the aircraft we have in our fleet as of March 29, 2006, the aircraft that were part of our initial expansion plan that have not yet been delivered (all of which are scheduled for delivery in 2006), the scheduled deliveries for aircraft that are part of our increased expansion plan during the rest of 2006 and 2007 and our post-expansion fleet:

				Increased
				expansion
			Initial	remaining
			expansion	deliveries(2)		Post-
Industry segment and	Current		remaining			expansion
aircraft type	fleet		deliveries(1)	2006	2007	fleet

Domestic Oil & Gas
Light Aircraft.	106	(3)	8	4	6	124	(3)
Medium Aircraft.	39	(4)	6	1	6	52	(4)
Heavy Aircraft.	10		—	2	—	12

Total Domestic Oil & Gas	155	(3)(4)	14	7	12	188	(3)(4)

International Oil & Gas
Light Aircraft.	8		—	—	—	8
Medium Aircraft.	4		—	—	—	4

Total International Oil & Gas	12		—	—	—	12

Air Medical
Light Aircraft.	48		—	—	—	48
Medium Aircraft.	10	(5)	—	—	—	10	(5)
Fixed-Wing	6	(6)	—	—	—	6	(6)

Total Air Medical	64	(5)(6)				64	(5)(6)

Other
Light Aircraft.	2		—	—	—	2
Medium Aircraft.	2		—	—	—	2
Fixed-Wing	2		—	—	—	2

Total Other	6		—	—	—	6

TOTAL AIRCRAFT(1)(2)(3)(4)	237		14	7	12	270

(1)	Our initial expansion plan included 48 aircraft, with 31 planned for our domestic oil and gas operations and 17 for our air medical operations. Because of increased demand in our oil and gas operations, two of the aircraft originally scheduled for our air medical operations were subsequently reassigned to our oil and gas operations at the time those aircraft were delivered. From time to time, we may also reassign certain light helicopters that are less desirable to our oil and gas customers to our air medical operations.

(2)	Our increased expansion plan includes 21 additional aircraft for our oil and gas operations, of which two heavy aircraft have already been delivered and placed into service.

(3)	Includes three light aircraft that are customer owned, but operated by PHI.

(4)	Includes six medium aircraft that are customer owned, but operated by PHI.

(5)	Includes two medium aircraft that are hospital owned, but operated by PHI.

(6)	Includes one fixed-wing aircraft that is hospital owned, but operated by PHI.
The total cost to acquire all the aircraft that are part of our expansion plans but have not yet been delivered would be approximately $195 million if purchased. We intend to lease the two heavy category aircraft remaining to be delivered, which are valued in the aggregate at approximately $35 million. We intend to use substantially all of the proceeds of this offering and the concurrent senior notes offering described above under “—Tender Offer and Concurrent Notes Offering” to repurchase our outstanding 9 3/8 % senior notes pursuant to our pending tender offer, to fund payment of the related consent solicitation fee and to fund the expansion of our aircraft fleet.
BUSINESS STRATEGY
Our strategy is to grow our business while maximizing the profitability and cash flow of our existing operations. To achieve this objective, we intend to:

➢	leverage our long-term customer relationships with major integrated energy companies and independent oil and gas producers to facilitate our expansion in the deepwater Gulf of Mexico, to enter into long- term contracts where possible;

➢	protect our leading position in the Gulf of Mexico by maintaining our reputation as one of the safest and most reliable providers of helicopter transportation services;

➢	pursue opportunities to grow our air medical operations in existing and new geographic market segments where we believe demographics indicate a profitable patient transport volume; and

➢	pursue attractive strategic acquisition opportunities in the domestic and international oil and gas air transportation business and the air medical business.
COMPETITIVE STRENGTHS
We attribute our strong competitive position to a number of factors, including the following:

➢	Leading market position in deepwater Gulf of Mexico. We believe we are currently the sole provider of helicopter services in the Gulf of Mexico to three of the top five oil and gas producers, including Shell Oil Company and BP America Production Company, the two largest producers in the Gulf of Mexico in 2005. In addition, we believe we are the sole provider to the operators of 17 of the 31 existing deepwater installations and six of the 13 forecasted deepwater installations to be placed into service by 2011. Our role as the primary provider to many of the largest producers in the deepwater Gulf of Mexico as well as our recent investment in helicopters capable of servicing this market has given us a leading position.

➢	Long-term customer relationships. We are the oldest provider of commercial helicopter services in the oil and gas industry in the Gulf of Mexico, and we have worked successfully for years with our customers, many for in excess of 30 years. Our fleet expansion is a product of these long term relationships. As the primary provider to many of the largest producers in the Gulf of Mexico, we have a close working relationship with these producers that has enabled us to anticipate increased activity levels in the Gulf of Mexico and expand our aircraft fleet accordingly. Our close relationships with these companies also may present us with additional international opportunities where our customers operate.

➢	Recent operational enhancements. Since 2001, we have made operational enhancements to our business, including substantial investments in our facilities, upgrades of our computer systems and software, the refurbishment of our fleet, the implementation of a significant cost reduction program and, most recently, the raising of approximately $115 million in our June 2005 equity offering to partially finance a significant expansion of our fleet. In addition, we have sold helicopters that were not profitable or that did not complement our existing fleet, terminated or declined to renew lower margin contracts and significantly increased our rates. As a result of these changes, we have improved our profitability and are well positioned to expand our business to capitalize on opportunities in our industry.

➢	Modern, well-maintained fleet. We believe that our existing fleet, together with the aircraft we are adding, are among the most modern and best maintained aircraft operating in the Gulf of Mexico. We target a complete, full-scale refurbishment in our repair and maintenance facility every five years for each of our oil and gas aircraft to maintain this level of quality. The majority of our air medical aircraft have either been purchased new or have undergone an extensive refurbishment since November 2003. In addition, each is routinely inspected in accordance with manufacturer specifications.

➢	Integrated operation and maintenance functions. We believe that we are an industry leader in helicopter maintenance, repair and refurbishment operations. We believe that our repair and refurbishment facility in Lafayette, Louisiana, which became operational in 2001, is the premier facility of its kind in the world due to its size, scope of operations, extensive inventory of parts and experienced technical and maintenance personnel. We believe this facility allows us to more efficiently and effectively service our fleet of aircraft, resulting in less downtime and safer operations.

➢	Strong safety record; experienced and extensively trained pilots. Safety is critical to us and to our customers. Our pilots average over 9,000 hours of flight time and 15 years of experience, and must have at least 1,000 flight hours and an instrument rating before we hire them. Once hired, our pilots undergo rigorous additional training covering all aspects of helicopter operation. As a result of this training and experience, coupled with our detailed safety programs and comprehensive maintenance, we have one of the best safety records in the industry. According to the National Transportation Safety Board (“NTSB”), for the ten-year period through 2005, our Gulf of Mexico operations averaged 1.33 accidents for each 100,000 flight hours, approximately 42% less than the average rate for our Gulf of Mexico competitors (2.29 accidents per 100,000 flight hours). On a company-wide basis, our accident rate for this period was 1.53 accidents per 100,000 flight hours, compared to a national average rate of 8.70 accidents per 100,000 flight hours.

➢	Significant barriers to entry to serve our customers. We believe that there are significant barriers to entry in our industry, particularly with respect to operating aircraft for the major oil companies and the larger independent oil companies. Our largest customers have employees dedicated to setting extensive selection criteria for their helicopter transport provider. These criteria are based on safety and performance records, and very few companies have the substantial infrastructure and track record to meet these stringent requirements. Operators who are unable to meet these rigorous quality standards on a long-term basis generally are excluded from the bidding process. We work closely with our customers to meet their specific requirements. In addition, our primary targets for growth in the air medical industry are currently served by a limited number of major competitors.

➢	Experienced management and operations team. Members of our senior management and operations team have significant experience in the oil and gas service industry and in the commercial helicopter service industry. Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, has over 35 years of experience in the oil and gas service industry. The ten members of our senior management team have an average of approximately 18 years of service with us. Howard L. Ragsdale, the director of our air medical operations, has significant experience in establishing air medical operations throughout the continental U.S. He and his two regional directors have an aggregate of over 65 years in the emergency medical services industry.
INDUSTRY OVERVIEW
Gulf of Mexico helicopter operations
Offshore oil and gas activities in the Gulf of Mexico require daily movement of several thousand people plus parts and equipment between onshore bases and remote offshore working areas. According to the NTSB, more than two million passengers are transported in the Gulf of Mexico each year. These transports must occur in a safe, timely manner to ensure smooth operations and avoid costly delays. Helicopters are the primary means of offshore transportation and typically are the only economical transportation option for distances greater than 60 miles from shore. The outermost portions of the continental Shelf region of the Gulf of Mexico are located approximately 85 miles from our 11 active onshore bases in Louisiana, Texas and Alabama, and the deepwater areas generally are located from 170 to 230 miles from these bases, which allow us to efficiently service the primary exploration and production areas of the Gulf of Mexico.
Crews working offshore typically work on either a seven days on, seven days off or a 14 days on, 14 days off basis, with crew changes generally occurring midweek at regularly scheduled times. The size of a crew working at any given time is approximately 60 to 90 people for a jackup rig in the Shelf region and 100 to 200 or more people for the larger drilling rigs and production facilities involved in deepwater drilling and production. Typically, there are two crews working onsite at any given time, with one crew being changed out each week. Because a helicopter does not have the passenger capacity to effect an entire crew change in one trip, multiple round trips or multiple helicopters are required for each crew change operation.
We have targeted the deepwater region of the U.S. Gulf of Mexico as a growth area for our services because deepwater exploration and production activities generally require more personnel, which results in more crew changes over a greater distance than Shelf exploration and production. The deepwater region is better served by medium and heavy helicopters, which can carry more personnel and equipment and cover the longer distances and which generally are more profitable for us to operate. Additionally, oil and natural gas exploration, development and production costs in the deepwater generally are higher and involve relatively larger capital commitments and longer lead times and investment horizons than those in the shallow water continental Shelf market. As a result, deepwater drilling activities are typically less sensitive to fluctuations in commodity prices, particularly the price of natural gas. Accordingly, actual or anticipated short-term decreases in oil and natural gas prices are less likely to cause an operator to abandon deepwater or ultra-deepwater projects, and demand for medium and heavy helicopters that serve the deepwater market tends to be more stable than demand for light helicopters that serve the shallow water continental Shelf market.
Demand for helicopter services in the Gulf of Mexico is driven by the number of production facilities (both manned and unmanned) and drilling rigs. Currently, there are approximately 3,895 active oil and gas platforms and 82 active offshore drilling rigs in the Gulf of Mexico. Although the rig count in the Gulf of Mexico has not increased in recent years, utilization and dayrates for both shallow water jackup rigs and deepwater semisubmersible rigs recently have increased. Each of these facilities has dedicated crews that must be rotated on a regular basis.

Deepwater Gulf of Mexico Fixed Production Platform and Floating Production Facilities	Active Production Platforms in the Gulf of Mexico

Source: Infield Systems. Deepwater consists of fixed and floating platforms located in water depths greater than 1,500 feet. Data as of March 2006.	Source: ODS-Petrodata

Gulf of Mexico Jackup Utilization	Gulf of Mexico Semisubmersible Utilization

Source: ODS-Petrodata	Source: ODS-Petrodata
The majority of the 3,895 active oil and gas platforms are located on the continental Shelf of the Gulf of Mexico and must be inspected and maintained on a regular basis by both operators and regulatory officials to satisfy operator and regulatory safety requirements. These ongoing inspection and maintenance services provide a stable level of helicopter demand that generally is less sensitive to short-term changes in commodity prices. Light helicopters are the most efficient way to service these smaller crew changes and maintenance and inspection visits.
In recent years, there has been greater growth in platforms and facilities in the deepwater region of the Gulf of Mexico compared to the more mature continental Shelf as the deepwater region becomes an increasingly important source of oil and natural gas production with many unexplored areas of potential oil and natural gas reserves. Factors contributing to the increased activity in the deepwater Gulf of Mexico include improved 3-D and 4-D seismic data coverage, several key deepwater discoveries, decreased exploration and development costs due to improved technology and experience in the area, and the recognition of high deepwater production rates. Currently, according to the Minerals Management Service, or MMS, there are approximately 3,850 active leases in water depths less than 1,300 feet, and approximately 4,260 active leases beyond that water depth.

According to Infield Systems Limited, an international energy research firm, there are 31 deepwater (greater than 1,500 feet of water) fixed production platforms and floating production facilities currently in service or under development in the Gulf of Mexico, and an additional 13 deepwater platforms and facilities have been identified for development in the Gulf of Mexico between 2006 and 2011, as shown in the table below:

Operator	Deepwater block	Field name	Year

ConocoPhillips	Green Canyon 184	Jolliet	1989
Shell	Garden Banks 426	Auger	1993
Kerr-McGee	Viosca Knoll 826	Neptune	1996
Shell	Mississippi Canyon 807	Mars	1996
Shell	Viosca Knoll 956	Ram-Powell	1997
Amerada Hess	Garden Banks 260	Baldpate	1998
ENI	Ewing Bank 921	Morpeth	1998
Chevron	Viosca Knoll 786	Petronius	1998
Chevron	Green Canyon 205	Genesis	1998
ENI	Green Canyon 254	Allegheny	1999
BP	Viosca Knoll 915	Marlin	1999
Shell	Mississippi Canyon 809	Ursa	1999
ExxonMobil	Alaminos Canyon 25	Hoover	1999
Chevron	Green Canyon 237	Typhoon	2001
Shell	Green Canyon 158	Brutus	2001
Kerr-McGee	East Breaks 643	Boomvang	2001
Kerr-McGee	East Breaks 602	Nansen	2001
BP	Mississippi Canyon 127	Horn Mountain	2002
Murphy	Mississippi Canyon 582	Medusa	2003
Total	Mississippi Canyon 243	Matterhorn	2003
Kerr-McGee	Garden Banks 668	Gunnison	2003
Dominion	Mississippi Canyon 773	Devils Tower	2003
BP	Mississippi Canyon 474	Na Kika	2003
Murphy	Green Canyon 338	Front Runner	2004
Anadarko	Green Canyon 608	Marco Polo	2004
BP	Green Canyon 645	Holstein	2004
BP	Green Canyon 782	Mad Dog	2004
ConocoPhillips	Garden Banks 783	Magnolia	2004
Kerr-McGee	Garden Banks 876	Red Hawk	2004
BP	Mississippi Canyon 778	Thunder Horse	2005
Kerr-McGee	Green Canyon 680	Constitution	2005
ATP	Mississippi Canyon 711	Gomez	2006
Anadarko	Mississippi Canyon 920	Independence Hub	2006
BP	Green Canyon 743	Atlantis	2006
BHP	Green Canyon 613	Neptune	2007
Norsk Hydro	Atwater Valley 63	Telemark	2007
Chevron	Green Canyon 640	Tahiti	2008
BHP	Green Canyon 654	Shenzi	2008
Chevron	Mississippi Canyon 695	Blind Faith	2008
Dominion	Mississippi Canyon 734	Thunder Hawk	2008
Shell	Mississippi Canyon 809	GUMBO	2009
ExxonMobil	Mississippi Canyon 508	Hawkes	2010
Chevron	Atwater Valley 182	Sturgis	2010
Total	Mississippi Canyon 941	Mirage	2011

Infield Systems Limited projects that the number of deepwater Gulf of Mexico production facilities will increase by over 42% from 2005 to 2011 as production from the large number of recent discoveries commences. These new facilities often result in increased drilling activity as this additional infrastructure can be used to develop satellite fields that would not be economically feasible to develop on a standalone basis.
Air medical operations
The civilian air medical industry began in the 1970s and has grown steadily since that time. According to a 2005 publication, the civilian air medical fleet has nearly doubled since 1997, and patient transports are increasing by an estimated 5% per year. Patient transports can be from one medical facility to another or from an accident scene to a medical facility.
According to a 2005 report by C.E. Unterberg, Towbin, an independent investment banking and brokerage firm, the entire U.S. air medical transportation market is approximately $2.0 billion, of which approximately 80%, or $1.6 billion, is controlled by hospitals operating their own fleet and approximately 20%, or $400 million, is shared by independently owned emergency medical service operators. In recent years, hospitals operating their own fleet gradually have begun to exit this market, which is expected to increase the portion of the market available to independent operators over the next several years. While we have a small number of contracts directly with hospitals, we primarily provide air medical transport services as an independent operator. Under this model, which we refer to as the “independent provider model,” we provide not only the transportation, but also the medical care, communications and dispatch, and billing and collections. Our revenues under this model are variable and consist of flight fees billed directly to patients, their insurers or to governmental agencies such as Medicare and Medicaid.
SAFETY RECORD
Customers consistently cite safety and reliability as a critical factor in selecting a provider of air transportation services. Since our inception in 1949, safety has been a top priority and one of the cornerstones of our culture. In over 50 years of operations we have logged more than nine million flight hours, and during that time we have developed and refined rigorous safety programs and practices that have given us one of the strongest safety records in the commercial helicopter industry.
The key elements of our superior safety record are awareness, extensive training, employee incentives and comprehensive maintenance of our fleet. We strive to incorporate best safety practices in every area of our operations. Our company-wide safety program rewards employees who contribute to our safety goals by working accident free, and we believe our pilots and mechanics are among the most experienced and well trained in the industry.
From 1995 through 2005, we averaged an NTSB accident rate per 100,000 flight hours of 1.33 for our Gulf of Mexico operations, compared to our Gulf of Mexico competitors’ average accident rate of 2.29. For the same period, our company-wide NTSB accident rate per 100,000 flight hours was 1.53 compared to the national average rate of 8.70.
IMPACT OF HURRICANES
During the third quarter of 2005, Hurricane Katrina made landfall in southeastern Louisiana and Hurricane Rita made landfall in southwestern Louisiana. Although both hurricanes have affected our operations, we were able to successfully evacuate all of our aircraft prior to both storms and all of our employees were accounted for with no injuries reported. While none of our aircraft suffered damage from the hurricanes, we did incur some flooding and wind damage at our bases in Louisiana. Most of the damage has been repaired, and all but two of our bases are operational again. We currently estimate the costs related to the damage caused by the hurricanes to be approximately $8.5 million, most of which we expect to be covered by insurance.

Following the evacuation of customer personnel from the Gulf of Mexico, flight hours were adversely affected by the hurricanes as aircraft were evacuated and grounded until the storm passed. When flights resumed, we experienced an increase in flight hours as customers began assessing damage and making repairs to facilities in the Gulf of Mexico. Additionally, our Air Medical segment experienced higher than normal flight activity in the third quarter while assisting with the evacuations of New Orleans and areas in southeastern Texas.
CORPORATE INFORMATION
On December 30, 2005, we announced a corporate name change from “Petroleum Helicopters, Inc.” to “PHI, Inc.” In addition, the trading symbol for our voting common stock changed to “PHII,” and the symbol for our non-voting common stock changed to “PHIIK.”
In September 2001, Mr. Gonsoulin, our Chairman of the Board and Chief Executive Officer, acquired approximately 52% of our outstanding voting common stock from our founder’s family, which represents approximately 14.2% of our total outstanding equity. Additionally, Mr. Gonsoulin intends to purchase 100,000 shares of non-voting common stock offered in this offering for his own account. Mr. Gonsoulin has over 35 years of experience in the oil and gas service industry. In 1977, he founded Sea Mar, Inc., a provider of marine transportation and support services to the oil and gas industry in the Gulf of Mexico, and sold it to Pool Energy Services Co. in 1998. Pool Energy Services was acquired by Nabors Industries, Inc. in 1999, and Mr. Gonsoulin continued to serve as President of Sea Mar until December 31, 2001.
Our principal executive offices are located at 2001 SE Evangeline Thruway, Lafayette, Louisiana 70508, and our telephone number at that address is (337) 235-2452.

The offering

Non-voting common stock we are offering	4,287,920 shares (which includes 100,000 shares that Mr. Gonsoulin intends to purchase in this offering). We also have granted the underwriters an option to purchase up to 643,188 additional shares to cover over-allotments.

Non-voting common stock to be outstanding after this offering	11,856,812 shares(1)

Voting common stock outstanding	2,852,616 shares

Total voting and non-voting common stock to be outstanding after this offering	14,709,428 shares(1)

Use of proceeds	We estimate that our net proceeds from this offering, assuming no exercise by the underwriters of their over- allotment option, will be approximately $147 million. We expect to use the net proceeds from this offering, together with the net proceeds from our concurrent private placement of $150 million in principal amount of our new senior notes, to fund our pending tender offer and consent solicitation for our existing 9 3/8 % senior notes and to expand our aircraft fleet. We expect to use approximately $219 million of the combined net proceeds from these offerings to fund our pending tender and consent solicitation (including accrued and unpaid interest of approximately $9 million and assuming the tender offer is fully subscribed), and to apply the remaining approximately $74 million toward the purchase of new aircraft that are part of our fleet expansion initiative as they are delivered. In the event that all of our senior notes are not tendered in the tender offer or our tender offer is not consummated, we will use a portion of the net proceeds from this offering for general corporate purposes, which may include the redemption of debt and the purchase of aircraft.

NASDAQ National Market symbol	PHIIK(2)

(1)	The number of shares of our non-voting common stock outstanding after this offering assumes that the underwriters’ over-allotment option is not exercised, and excludes:

•	46,250 shares of non-voting common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $13.87 per share; and

•	190,126 shares of non-voting common stock that remain available for additional grants under our 1995 Incentive Compensation Plan.

(2)	Our voting common stock is listed for trading on The NASDAQ National Market under the symbol “PHII.”
RISK FACTORS
You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk factors” beginning on page S-15 for a discussion of risks relating to an investment in our non-voting common stock.

Summary consolidated financial data
The following summary consolidated financial data for the years ended December 31, 2003, 2004 and 2005 is derived from our audited consolidated financial statements included elsewhere herein. The financial data below is only a summary and should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes and “Management’s discussion and analysis of financial condition and results of operations,” which are included elsewhere herein.

	Years ended December 31,

Statement of operations data	2003	2004	2005

	(in thousands, except per share data)
Operating revenues	$269,392	$291,308	$363,610
Gain on disposition of property and equipment	1,988	2,569	1,173
Other	686	392	2,057

Total revenues	272,066	294,269	366,840
Operating expenses:
Direct expenses(1)	205,020	217,531	272,130
Selling, general and administrative	19,983	21,034	24,896
Depreciation and amortization(1)	25,209	27,843	27,133

Total operating expenses	250,212	266,408	324,159
Operating income	21,854	27,861	42,681
Interest expense	19,952	20,109	20,448
Income taxes	763	3,780	8,079

Net income	$1,139	$3,972	$14,154

Net income per share:
Basic	$0.21	$0.73	$1.76
Fully diluted	$0.21	$0.72	$1.76
Weighted average shares outstanding:
Basic	5,383	5,383	8,040
Fully diluted	5,486	5,486	8,063

Cash flow data

Net cash provided by operating activities	$29,415	$10,905	$28,020
Net cash used in investing activities	(29,243)	(21,044)	(85,414)
Net cash provided by financing activities	2,026	8,275	108,947

	As of December 31,

Balance sheet data	2003	2004	2005

Current assets	$110,135	$128,405	$224,265
Working capital(2)	70,300	88,716	162,527
Property, plant and equipment, net	258,526	253,241	311,678
Total assets	377,454	394,173	549,209
Total debt, including current portion	202,000	210,275	204,300
Shareholders’ equity	105,993	109,975	239,051

(1)	Direct expenses exclude depreciation and amortization, which is shown as a separate line item under operating expenses.

(2)	Working capital is defined as current assets minus current liabilities.

Risk factors
You should consider carefully the following risk factors as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated herein by reference before deciding to invest in our non-voting common stock, which involves a high degree of risk. All aspects of our operations are subject to significant uncertainties, risks and other influences. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the price of our securities could decline, and you could lose part or all of your investment.
RISKS INHERENT IN OUR BUSINESS
Our operations are affected by adverse weather conditions and seasonal factors.
We are subject to three types of weather-related or seasonal factors:

➢	the tropical storm and hurricane season in the Gulf of Mexico;

➢	poor weather conditions that often prevail during winter and can generally develop in any season; and

➢	reduced daylight hours during the winter months.
Poor visibility, high winds and heavy precipitation can affect the operation of helicopters and significantly reduce our flight hours. A significant portion of our operating revenue is dependent on actual flight hours and a substantial portion of our direct costs is fixed. Thus, prolonged periods of adverse weather can materially and adversely affect our operating revenues and net earnings.
In the Gulf of Mexico, the months of December, January and February have more days of adverse weather conditions than the other months of the year. Also, June through November is tropical storm and hurricane season in the Gulf of Mexico, with August and September typically being the most active months. During tropical storms, we are unable to operate in the area of the storm and can incur significant expense in moving our aircraft to safer locations. In addition, as most of our facilities are located along the Gulf of Mexico coast, tropical storms and hurricanes may cause substantial damage to our property, including helicopters that we are unable to relocate.
Because the fall and winter months have fewer hours of daylight, our flight hours are generally lower at those times, which typically results in a reduction in operating revenues during those months. Currently, only 44 of the 155 helicopters used in our domestic oil and gas operations are equipped to fly under instrument flight rules (“IFR”), which enables these aircraft, when manned by IFR-rated pilots and co-pilots, to operate when poor visibility or darkness prevents flight by aircraft that can fly only under visual flight rules (“VFR”). Not all of our pilots are IFR rated. Additionally, most of our air medical fleet currently is not equipped with night vision capability.
We may not be able to obtain acceptable customer contracts covering some of our new helicopters and some of our new helicopters may replace existing helicopters already under contract, which could adversely affect the utilization of our existing fleet.
We are substantially expanding our fleet of helicopters. Many of our new oil and gas helicopters may not be covered by customer contracts when they are placed into service, and we cannot assure you as to when we will be able to utilize these new helicopters or on what terms. To the extent our

Risk factors

helicopters are covered by a customer contract when they are placed into service, many of these contracts are for a short term, requiring us to seek renewals more frequently.
Once a new helicopter is delivered to us, we generally spend between two and three months installing mission-specific and/or customer-specific equipment before we place it into service. As a result, there can be a significant delay between the delivery date for a new helicopter and the time that it is able to generate revenues for us.
We expect that some of our customers may request new helicopters in lieu of our existing helicopters, which could adversely affect the utilization of our existing fleet.
Our contracts generally can be terminated or downsized by our customers without penalty.
Most of our fixed-term contracts contain provisions permitting early termination by the customer, sometimes with as little as 30 days’ notice for any reason and generally without penalty. In addition, many of our contracts permit our customers to decrease the number of aircraft under contract with a corresponding decrease in the fixed monthly payments without penalty. As a result, you should not place undue reliance on our customer contracts or the terms of those contracts.
Increased governmental regulations could increase our costs or reduce our ability to operate successfully.
Our operations are regulated by a number of federal and state agencies. All of our flight operations are regulated by the Federal Aviation Administration (“FAA”). Aircraft accidents are subject to the jurisdiction of the NTSB. Standards relating to the workplace health and safety are monitored by the federal Occupational Safety and Health Administration (“OSHA”). Also, we are subject to various federal and state environmental statutes that are discussed in more detail under “Management’s discussion and analysis of financial condition and results of operations— Environmental matters” beginning on page S-39 and “Business— Environmental matters” beginning on page S-60.
The FAA has jurisdiction over many aspects of our business, including personnel, aircraft and ground facilities. We are required to have an Air Taxi Certificate, granted by the FAA, to transport personnel and property in our helicopters. This certificate contains operating specifications that allow us to conduct our present operations, but it is potentially subject to amendment, suspension or revocation in accordance with procedures set forth in the Federal Aviation Act. The FAA is responsible for ensuring that we comply with all FAA regulations relating to the operation of our aviation business, and conducts regular inspections regarding the safety, training and general regulatory compliance of our U.S. aviation operations. Additionally, the FAA requires us to file reports confirming our continued compliance.
FAA regulations require that at least 75% of our voting securities be owned or controlled by citizens of the U.S. or one of its possessions, and that our president and at least two-thirds of our directors be U.S. citizens. Our Chief Executive Officer and all of our directors are U.S. citizens, and our organizational documents provide for the automatic reduction in voting power of each share of voting common stock owned or controlled by a non-U.S. citizen if necessary to comply with these regulations.
We are subject to significant regulatory oversight by OSHA and similar state agencies. We are also subject to the Communications Act of 1934 because of our ownership and operation of a radio communications flight-following network throughout the Gulf of Mexico.
Numerous other federal statutes and rules regulate our offshore operations and those of our customers, pursuant to which the federal government has the ability to suspend, curtail or modify certain or all offshore operations. A suspension or substantial curtailment of offshore oil and gas operations for any

Risk factors

prolonged period would have an immediate and materially adverse effect on us. A substantial modification of current offshore operations could adversely affect the economics of such operations and result in reduced demand for our services.
The helicopter services business is highly competitive, which could adversely impact our pricing and demand for our services.
All segments of our business are highly competitive, which could adversely impact our pricing and demand for our services. Many of our contracts are awarded after competitive bidding, and the competition for those contracts generally is intense. The principal aspects of competition are safety, price, reliability, availability and service.
We have two major competitors and several small competitors operating in the Gulf of Mexico, and most of our customers and potential customers could operate their own helicopter fleets if they chose to do so. At least one of our primary competitors is in the process of significantly expanding its fleet.
Our Air Medical segment competes for business primarily under the independent provider model and, to a lesser extent, under the hospital-based model. Under the independent provider model, we have no contracts and no fixed revenue stream, but must compete for transport referrals on a daily basis with other independent operators in the area. Under the hospital-based model, we contract directly with the hospital to provide their transportation services, with the contracts typically awarded on a competitive bid basis. Under both models, we compete against national and regional companies, and there is usually more than one competitor in each local market. In addition, we compete against hospitals that operate their own helicopters and, in some cases, against ground ambulances as well.
The failure to maintain our safety record would seriously harm our ability to attract new customers and maintain our existing customers.
A favorable safety record is one of the primary factors a customer reviews in selecting an aviation provider. If we fail to maintain our safety and reliability record, our ability to attract new customers and maintain our current customers will be materially adversely affected.
Helicopter operations involve risks that may not be covered by our insurance or may increase the cost of our insurance.
The operation of helicopters inherently involves a high degree of risk. Hazards such as aircraft accidents, collisions, fire and adverse weather are hazards that must be managed by providers of helicopter services and may result in loss of life, serious injury to employees and third parties, and losses of equipment and revenues.
We maintain hull and liability insurance on our aircraft, which insures us against physical loss of, or damage to, our aircraft and against certain legal liabilities to others. In addition, we carry war risk, expropriation, confiscation and nationalization insurance for our aircraft involved in international operations. In some instances, we are covered by indemnity agreements from our customers in lieu of, or in addition to, our insurance. Our aircraft are not insured for loss of use.
While we believe that our insurance and indemnification arrangements provide reasonable protection for most foreseeable losses, they do not cover all potential losses and are subject to deductibles, retentions, coverage limits and coverage exceptions such that severe casualty losses, or the expropriation or confiscation of significant assets could materially and adversely affect our financial condition or results of operations. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our financial condition and results of operations.

Risk factors

Our air medical operations expose us to numerous special risks, including collection risks, high start-up costs and potential medical malpractice claims.
We recently have expanded our air medical business. These operations are highly competitive and expose us to a number of risks that we do not encounter in our oil and gas operations. For instance, the fees for our air medical services generally are paid by individual patients, insurance companies, or government agencies such as Medicare and Medicaid. As a result, our profitability in this business depends not only on our ability to generate an acceptable volume of patient transports, but also on our ability to collect our transport fees. We are not permitted to refuse service to patients based on their inability to pay.
As we continue to enter into new markets, we may not be able to identify markets with a favorable payor mix. As a result, even if we are able to generate an acceptable volume of patient transports, we cannot assure you that our new markets will be profitable for us. In addition, we generally incur significant start-up costs and lower utilization rates as we enter new air medical markets, which could further impact our profitability. Finally, we employ paramedics, nurses and other medical professionals for these operations, which can give rise to medical malpractice claims against us, which, if not fully covered by our medical malpractice insurance, could materially adversely affect our financial condition and results of operations.
Our dependence on a small number of helicopter manufacturers poses a significant risk to our business and prospects.
We contract with a small number of manufacturers for most of our aircraft expansion and replacement needs. If any of these manufacturers faced production delays due to, for example, natural disasters or labor strikes, we may experience a significant delay in the delivery of previously ordered aircraft, which would adversely affect our revenues and profitability and could jeopardize our ability to meet the demands of our customers. We have limited alternatives to find alternate sources of new aircraft.
Our international operations are subject to political, economic and regulatory uncertainty.
Our international operations, which represented approximately 8% of our total operating revenues for the year ended December 31, 2005, are subject to a number of risks inherent in operating in lesser developed countries, including:

➢	political, social and economic instability;

➢	terrorism, kidnapping and extortion;

➢	potential seizure or nationalization of assets;

➢	import-export quotas; and

➢	currency fluctuations or devaluation.
Additionally, our competitiveness in international markets may be adversely affected by government regulation, including regulations requiring:

➢	the awarding of contracts to local contractors;

➢	the employment of local citizens; and

➢	the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local ownership.

Risk factors

Our failure to attract and retain qualified personnel could adversely affect us.
Our ability to attract and retain qualified pilots, mechanics, nurses, paramedics and other highly trained personnel will be an important factor in determining our future success. Many of our customers require pilots of aircraft that service them to have inordinately high levels of flight experience. The market for these experienced and highly trained personnel is extremely competitive. Accordingly, we cannot assure you that we will be successful in our efforts to attract and retain such persons. Some of our pilots and mechanics and those of our competitors are members of the U.S. military reserves and could be called to active duty. If significant numbers of such persons are called to active duty, it would reduce the supply of such workers, possibly curtailing our operations and likely increasing our labor costs.
RISKS SPECIFIC TO OUR COMPANY
We are highly dependent on the offshore oil and gas industry.
Approximately 60% of our 2005 operating revenue was attributable to helicopter support for domestic offshore oil and gas exploration and production companies. Our business is highly dependent on the level of activity by the oil and gas companies, particularly in the Gulf of Mexico.
The level of activity by our customers operating in the Gulf of Mexico depends on factors that we cannot control, such as:

➢	the supply of, and demand for, oil and natural gas and market expectations regarding supply and demand;

➢	actions of OPEC, and Middle Eastern and other oil producing countries, to control prices or change production levels;

➢	general economic conditions in the United States and worldwide;

➢	war, civil unrest or terrorist activities;

➢	governmental regulation; and

➢	the price and availability of alternative fuels.
Any substantial or extended decline in the prices of oil and natural gas could depress the level of helicopter activity in support of exploration and production activity and thus have a material adverse effect on our business, results of operations and financial condition.
Additionally, the shallow water Gulf of Mexico is generally considered to be a mature area for oil and gas exploration, which may result in a continuing decrease in activity over time. This could materially adversely affect our business, results of operations and financial condition. In addition, the concentrated nature of our operations subjects us to the risk that a regional event could cause a significant interruption in our operations or otherwise have a material affect on our profitability.
Moreover, companies in the oil and gas exploration and production industry continually seek to implement cost-savings measures. As part of these measures, oil and gas companies have attempted to improve operating efficiencies with respect to helicopter support services. For example, certain oil and gas companies have reduced staffing levels by using technology to permit unmanned production installations and decreased the frequency of transportation of employees offshore by increasing the lengths of shifts offshore. The continued implementation of such measures could reduce demand for helicopter services and have a material adverse effect on our business, results of operations and our financial condition.

Risk factors

We currently are negotiating a new collective bargaining agreement covering our pilots.
We are currently in negotiations with the Office & Professional Employees International Union regarding a new collective bargaining agreement covering our pilots. We cannot predict the outcome of these negotiations nor when they might be concluded and such negotiations may result in an agreement that will materially increase our operating costs. Failure to reach a satisfactory agreement could result in work stoppages, strikes or other labor disruptions that could materially adversely affect our revenues, operations or financial condition.
We depend on a small number of large oil and gas industry customers for a significant portion of our revenues, and our credit exposure within this industry is significant.
We derive a significant amount of our revenue from a small number of major and independent oil and gas companies. For the year ended December 31, 2005, approximately 28% of our revenues were attributable to our two largest customers, Shell Oil Company and BP America Production Company, with each accounting for approximately 14%. We are currently negotiating a new contract with Shell Oil Company to replace an existing contract, which is set to expire on May 31, 2006. The loss of one of our significant customers, if not offset by revenues from new or other existing customers, would have a material adverse effect on our business and operations. In addition, this concentration of customers may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.
Our Chairman of the Board and Chief Executive Officer is also our principal stockholder and has voting control of the Company.
Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, beneficially owns stock representing approximately 52% of our total voting power. As a result, he exercises control over the election of all of our directors and the outcome of most matters requiring a stockholder vote. This ownership also may delay or prevent a change in our management or a change in control of us, even if such changes would benefit our other stockholders and were supported by a majority of our stockholders.
Our substantial indebtedness could adversely affect our financial condition and impair our ability to operate our business.
We are a highly leveraged company and, as a result, have significant debt service obligations. As of December 31, 2005, our total indebtedness was $204.3 million, including $200 million of our 9 3/8 % senior notes due 2009, and our ratio of total indebtedness to shareholders’ equity was 0.85 to 1.00. Additionally, we are offering $150 million of new senior notes concurrently with this offering of our non-voting common stock. We intend to use a portion of the proceeds from these offerings to purchase our existing senior notes pursuant to our pending tender offer and fund our related consent solicitation. If we complete these offerings and all of our existing senior notes are tendered, our total indebtedness will be $154.3 million on an as adjusted basis as of December 31, 2005 and our ratio of total indebtedness to shareholders’ equity will be 0.41 to 1.00. As of March 29, 2006, we had $0.5 million of senior secured debt outstanding under our revolving credit facility, excluding $4.2 million in letters of credit. As of such date, availability for borrowings under the revolving credit facility was $30.3 million. In addition, we intend to borrow an additional $3.0 million under the revolving credit facility on March 31, 2006 for working capital. Our level of indebtedness could have significant negative consequences to us that you should consider. For example, it could:

➢	require us to dedicate a substantial portion of our cash flow from operations to pay principal of, and interest on, our indebtedness, thereby reducing the availability of our cash flow to fund

Risk factors

working capital, capital expenditures or other general corporate purposes, or to carry out other aspects of our business plan;

➢	increase our vulnerability to general adverse economic and industry conditions and limit our ability to withstand competitive pressures;

➢	limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

➢	place us at a competitive disadvantage compared to our competitors that have less debt; and

➢	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other aspects of our business plan.
Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. Our existing 9 3/8 % senior notes will come due in 2009 if we do not purchase all of them in our pending tender offer or any subsequent redemption. If we complete our new senior notes offering, those new senior notes will come due in 2013. When these notes come due, we will likely need to enter into new financing arrangements to repay those notes. We may be unable to obtain that financing on favorable terms, which could adversely affect our business, financial condition and results of operations. For more information on our indebtedness, please see the financial statements included elsewhere herein.
Our stock has a low trading volume.
Our common stock is listed for trading on The NASDAQ National Market under the symbol “PHIIK” for our non-voting common stock and “PHII” for our voting common stock. Both classes of common stock have low trading volume. As a result, a stockholder may not be able to sell shares of our common stock at the time, in the amounts, or at the price desired.
We do not pay dividends.
We have not paid any dividends on our common stock since 1999 and do not anticipate that we will pay dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends is restricted by the indenture governing our 9 3/8 % senior notes due 2009, the indenture that will govern our new senior notes due 2013 and our bank credit facility.
Provisions in our articles of incorporation and bylaws and Louisiana law make it more difficult to effect a change in control of us, which could discourage a takeover of our company and adversely affect the price of our common stock.
Although an attempted takeover of our company is unlikely by virtue of the ownership by our chief executive officer of more than 50% of the total voting power of our capital stock, there are also provisions in our articles of incorporation and bylaws that may make it more difficult for a third party to acquire control of us, even if a change in control would result in the purchase of your shares at a premium to the market price or would otherwise be beneficial to you. For example, our articles of incorporation authorize our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for, or discourage, a third party to acquire us. In addition, provisions of our bylaws, such as giving the board the exclusive right to fill all board vacancies, could make it more difficult for a third party to acquire control of us.
In addition to the provisions contained in our articles of incorporation and bylaws, the Louisiana Business Corporation Law (“LBCL”), includes certain provisions applicable to Louisiana corporations, such as us, which may be deemed to have an anti-takeover effect. Those provisions give stockholders the right to receive the fair value of their shares of stock following a control transaction from a

Risk factors

controlling person or group and set forth requirements relating to certain business combinations. Our descriptions of these provisions are only abbreviated summaries of detailed and complex statutes. For a complete understanding of the statutes, you should read them in their entirety.
The LBCL’s control share acquisition statute provides that any person who acquires “control shares” will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of (i) all the votes entitled to be cast by stockholders and (ii) all the votes entitled to be cast by stockholders excluding “interested shares.” The control share acquisition statute permits the articles of incorporation or bylaws of a company to exclude from the statute’s application acquisitions occurring after the adoption of the exclusion. Our bylaws do contain such an exclusion; however, our board of directors or stockholders, by an amendment to our bylaws, could reverse this exclusion.
Future sales of our shares could depress the market price of our non-voting common stock.
The market price of our non-voting common stock could decline as a result of issuances and sales by us of additional shares of non-voting or voting common stock pursuant to our existing shelf registration statement or otherwise. The market price of our non-voting common stock could also decline as the result of the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
The DOJ investigation could result in criminal proceedings and the imposition of fines and penalties.
In June 2005, we received a document subpoena from the Antitrust Division of the Department of Justice (“DOJ”). The subpoena relates to a grand jury investigation of potential antitrust violations among providers of helicopter transportation services in the U.S. Gulf of Mexico. We are in the process of providing the DOJ with all information that has been requested to date and intend to comply with any requests for additional information from the DOJ in connection with this investigation.
We cannot predict the ultimate outcome of the DOJ investigation. The outcome of the DOJ investigation and any related legal proceedings could include civil injunctive or criminal proceedings, the imposition of fines and other penalties, remedies and/or sanctions, referral to other governmental agencies and/or the payment of damages in civil litigation, any of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, the cost of defending such an action or actions against us could be significant.
You should not place undue reliance on forward-looking statements, as our actual results may differ materially from those anticipated in our forward-looking statements.
This prospectus supplement contains and incorporates by reference forward-looking statements about our operations, expansion plans, economic performance and financial condition. These statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results of operations. For a more detailed description of these uncertainties and assumptions, see “Cautionary note regarding forward-looking statements.”

Use of proceeds
We estimate that the net proceeds to us from the sale of the 4,287,920 shares of non-voting common stock we are offering will be approximately $147 million. If the underwriters exercise their over-allotment option in full, the net proceeds to us will be approximately $170 million. For the purpose of estimating net proceeds, we are assuming that the offering price will be $36.48 per share (the last sales price of our non-voting common stock as reported on The NASDAQ National Market on March 29, 2006). “Net proceeds” is what we expect to receive after we pay the underwriting discount and other estimated expenses of this offering. The underwriters will not receive any discount or commission on the 100,000 shares that Mr. Gonsoulin intends to purchase in this offering.
Concurrently with this offering, we are offering $150 million of our new senior notes to qualified institutional buyers under Rule 144A of the Securities Act, or to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. We expect the net proceeds to us from the offering of these new senior notes to be approximately $146 million. Neither this offering nor our concurrent offering of new senior notes is conditioned upon the other, and if either fails to close we may choose not to complete our pending tender offer and consent solicitation for all of the $200 million outstanding principal amount of our 9 3/8 % senior notes due 2009.
We expect to use substantially all of the combined net proceeds from this offering and the offering of our new senior notes to fund our pending tender offer and consent solicitation and to partially finance the remainder of our fleet expansion. Assuming that all of our existing 9 3/8 % senior notes are tendered for repurchase, we will use approximately $219 million for such purpose (including accrued and unpaid interest of approximately $9 million and the related consent solicitation fee), with the remaining $74 million used toward the purchase of helicopters that are part of our fleet expansion initiative as they are delivered. We have 31 previously ordered light and medium aircraft remaining for delivery in 2006 and 2007 at an approximate cost of $159 million in total if purchased, excluding the two heavy transport category aircraft we intend to lease. We expect to finance the balance of the cost of our fleet expansion through some combination of existing cash, operating leases, cash from operations and borrowings under our revolving credit facility. In the event that all of our senior notes are not tendered in the tender offer or our tender offer is not consummated, we will use a portion of the net proceeds from this offering for general corporate purposes, which may include the redemption of debt and the purchase of aircraft.
Pending the use of proceeds to repurchase our existing senior notes and to purchase aircraft as they are delivered, we may invest the proceeds in short-term, investment grade, interest-bearing securities or guaranteed obligations of the U.S. government.

Price range of common stock
Our common stock is listed for trading on The NASDAQ National Market under the symbol “PHIIK” for our non-voting common stock and “PHII” for our voting common stock. Until May 17, 2005, our non-voting common stock and our voting common stock were listed on The NASDAQ SmallCap Market under the trading symbols “PHELK” and “PHEL,” respectively. The following table sets forth, for the periods indicated, the range of high and low sales prices per share of our common stock as reported on The NASDAQ SmallCap and National Markets.

	Non-voting		Voting

	High	Low	High	Low

2004
First quarter	$27.00	$22.50	$30.46	$23.00
Second quarter	26.50	18.61	27.60	18.55
Third quarter	23.15	19.30	24.69	19.08
Fourth quarter	25.99	20.77	26.49	22.25
2005
First quarter	$30.11	$20.75	$30.25	$23.42
Second quarter	30.50	23.12	30.95	24.10
Third quarter	32.48	23.02	35.48	23.90
Fourth quarter	32.40	26.35	34.59	27.25
2006
First quarter (through March 29, 2006)	$39.48	$31.02	$41.00	$29.00
On March 29, 2006, the last sales price of our non-voting common stock, as reported on The NASDAQ National Market, was $36.48 per share, and the last sales price of our voting common stock, as reported on The NASDAQ National Market, was $37.31 per share. We encourage you to obtain current market price quotations for our common stock.
Dividend policy
We have not declared or paid any cash dividends since 1999 and do not anticipate declaring any dividends in the foreseeable future. We plan to retain our cash for the operation and expansion of our business. In addition, our bank credit facility, our current indenture governing our 9 3/8 % senior notes due 2009 and the indenture that will govern our new senior notes due 2013 contain restrictions on the payment of dividends to holders of our common stock.

Capitalization
The following table sets forth our unaudited capitalization as of December 31, 2005:

➢	on an actual basis; and

➢	on an as adjusted basis to reflect the issuance of the non-voting common stock in this offering (without giving effect to the underwriters’ over-allotment option) assuming a public offering price of $36.48 per share (the last sales price of our non-voting common stock as reported on The NASDAQ National Market on March 29, 2006), after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us, the offering of $150 million aggregate principal amount of our new senior notes, and the application of the combined net proceeds from those offerings in the manner described under “Use of proceeds” based on the assumption that we will repurchase all of our existing 9 3/8 % senior notes due 2009 pursuant to our pending tender offer and fund our related consent solicitation.
This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included elsewhere herein.

	As of December 31, 2005
	(unaudited)

	Actual	As adjusted

	(in thousands)
Cash and cash equivalents(1)	$69,561	$143,806
Total debt:
Notes payable	1,000	1,000
Revolving Credit Facility(2)	3,300	3,300
9 3/8 % senior notes due 2009	200,000	—
New senior notes due 2013	—	150,000

Total debt	204,300	154,300

Shareholders’ equity:
Non-Voting Common Stock, $.10 par value; 12,500,000 shares authorized; 7,568,892 shares issued and outstanding; 11,856,812 shares issued and outstanding (as adjusted)	742	1,171
Voting Common Stock, $.10 par value; 12,500,000 shares authorized; 2,852,616 shares issued and outstanding	285	285
Additional paid-in capital	129,531	276,123
Retained earnings	108,493	95,939

Total shareholders’ equity	239,051	373,518

Total capitalization	$443,351	$527,818

(1)	As of March 29, 2006, we had approximately $96.3 million in cash and cash equivalents.
(2)	As of March 29, 2006, we had $0.5 million outstanding under our revolving credit facility, excluding $4.2 million in letters of credit. As of such date, availability for borrowings under the revolving credit facility was $30.3 million. We expect to borrow an additional $3 million on March 31, 2006 for additional working capital.

Management’s discussion and analysis of financial condition and results of operations
Management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements for the years ended December 31, 2005, December 31, 2004, and December 31, 2003 and the related Notes to Consolidated Financial Statements included elsewhere herein. In addition, please see “Risk factors” beginning on page S-15 and “Cautionary note regarding forward-looking statements” on page S-iii.
OVERVIEW
Founded in 1949, we are one of the world’s largest and most experienced providers of commercial helicopter services. With our fleet of helicopters, we provide transportation services primarily to the oil and gas industry in the Gulf of Mexico and the health care industry. As of March 29, 2006, our fleet is comprised of 237 aircraft, 12 of which are owned by our customers. Of these aircraft, 167 are dedicated to our oil and gas operations, 64 are dedicated to our air medical operations and six are dedicated to other operations. In addition, we perform maintenance and repair services for existing customers, primarily to those that own their own aircraft. For financial reporting purposes, we have divided our operations into four segments: Domestic Oil and Gas, Air Medical, International and Technical Services.
In our oil and gas operations, we transport personnel and, to a lesser extent, parts and equipment, to, from and among offshore platforms, drilling rigs and other offshore facilities for our customers. We have one of the largest fleets of helicopters servicing the Gulf of Mexico, and in 2005 we flew over 110,000 hours in the Gulf of Mexico. Our customers include major integrated oil companies and independent exploration and production companies. In 2005, our domestic oil and gas operations generated approximately 60% of our total operating revenues.
Our air medical operations provide air medical transportation services for hospitals and emergency service agencies. Our aircraft transport patients between hospitals as well as to hospitals from accident sites or rural locations. We currently operate in 12 states with 64 aircraft that are specially outfitted to accommodate emergency patients, medical personnel, and emergency medical equipment. Since December 2003, we have commenced air medical operations in 37 new locations to capitalize on business opportunities in areas we identified as under-serviced or created by hospitals that elected to outsource their air medical transportation operations to third parties, all under an independent provider model.
When we enter new markets for air medical transportation services, we generally incur significant start-up and operating costs as we work to establish a consistent volume of transports in those areas. As a result, operations in a new market are often unprofitable for a period of time following their commencement. New locations typically take several months to build sufficient volume to achieve profitable aircraft utilization levels to absorb the facility start-up and operating costs. We also face competition in our air medical operations from ground ambulance transportation, which is generally significantly less expensive than air medical transportation and may actually be faster in some situations. Approximately 31% of our total operating revenues in 2005 was generated by our air medical operations. Our focus in 2006 will be on improving our utilization rates and profit margins in our new locations in this segment.
We have 16 helicopters currently operating internationally, with 12 of those helicopters providing transportation services to energy companies operating in Angola and the Democratic Republic of Congo and the remaining four helicopters providing transportation services to a U.S. government

Management’s discussion and analysis of financial condition and results of operations agency in Antarctica. In 2005, our international operations contributed approximately 8% of our total operating revenues.
In late 2003, we implemented a plan to increase our aircraft fleet by 47 helicopters and one fixed wing aircraft. In June 2005, we completed an offering of our non-voting common stock for approximately $115 million to help fund this expansion plan. Since June 2005, we have increased the number of aircraft in our expansion plan by 21, including 17 medium and light helicopters and four heavy transport helicopters. Two of the four additional heavy transport helicopters have already been delivered and were placed under operating leases. Since the inception of our overall expansion plan, we have had 30 light and medium aircraft delivered, which we funded with proceeds from our June 2005 offering and the execution of operating leases. We also have had six heavy transport helicopters delivered since the inception of our overall expansion plan with each of the six being placed under an operating lease. We have 31 light and medium aircraft remaining to be delivered in 2006 and 2007 at an approximate cost of $159 million. In addition, we intend to enter into operating leases for the two remaining heavy transport aircraft to be delivered in 2006, which, if purchased, would otherwise cost approximately $35 million in the aggregate. Once delivered, it takes up to three months to install mission-specific and/or customer-specific equipment on each aircraft prior to placing it into service.
Concurrently with this offering, we are offering $150 million of new senior notes in a private placement under Rule 144A of the Securities Act. We intend to use the net proceeds from these offerings to purchase all of our existing $200 million 9 3/8 % senior notes pursuant to our pending tender offer and consent solicitation. We intend to use the remaining proceeds toward the purchase of some of the undelivered helicopters as they are delivered. We expect to enter into leases with commercial lenders or use existing cash, cash from operations or borrowings under our revolving credit facility to finance the expansion aircraft not covered by the proceeds of these offerings.
Operating revenues increased in our Domestic Oil and Gas segment in 2005 due to increased flight hours resulting from increased customer demand for aircraft. The increased activity was due primarily to increased exploration and production activity by our customers in the Gulf of Mexico. Additional demand was also caused by the effects of recent hurricanes, as customers experienced logistical challenges as they repaired facilities in the Gulf of Mexico. As discussed below, we have more new aircraft scheduled for delivery in 2006 and 2007 for use in our Domestic Oil and Gas segment. Our Air Medical segment experienced significant revenue growth as a result of the expansion to additional locations; however, patient transport volume was negatively affected by weather in the fourth quarter. In 2005, we opened 15 additional locations, seven of which opened in the fourth quarter. In total, we have opened 37 locations since December 2003 in the Air Medical expansion.
All segments experienced an increase in flight hours in 2005, with total flight hours of 154,643 for 2005 compared to 136,280 for 2004, an increase of 13%. The number of aircraft in service at December 31, 2005, was 235 compared to 221 at December 31, 2004. Fifteen new aircraft were delivered in 2005 for service in the Domestic Oil and Gas segment, and eleven light aircraft were sold, for a net increase of four aircraft. Aircraft in the Air Medical segment increased by 13, and aircraft in the International segment decreased by three, which were sold.
Based on our current contract or bid rates and depending on the actual number of flight hours (which may vary significantly), we would expect to generate annual revenues for our domestic oil and gas aircraft as follows: $6.5–$8.2 million for a Sikorsky S-92A; $3.6–$4.4 million for a Sikorsky S-76C+ and C++; $2.2–$2.7 million for a Eurocopter EC135; $1.2–$1.5 million for a Bell 407; and $0.9–$1.2 million for a Bell 206 L3.

Management’s discussion and analysis of financial condition and results of operations

Impact of hurricanes
Two significant hurricanes affected our operations during the third and fourth quarters of 2005. Hurricane Katrina made landfall in southeastern Louisiana on August 29, 2005 and caused substantial flooding at our base at Boothville, Louisiana, which we expect to be out of service until late 2006. Other bases incurred some damage, most of which has been repaired as of December 31, 2005, and those bases are now operational again. On September 24, 2005, Hurricane Rita made landfall in southwestern Louisiana severely damaging our base in Cameron, and causing flooding and wind damage at other bases. Most of this damage has been repaired and bases are back in service except for Cameron. All employees were accounted for and there were no injuries were reported. We evacuated all aircraft prior to both storms and suffered no damage to aircraft.
We currently estimate that our insurance claim related to all damage will be approximately $8.5 million, and we expect that substantially all costs incurred will be covered by insurance. At December 31, 2005, we recorded the write off of assets consisting of $2.5 million of inventory and other tangible assets and $3.1 million of incremental repair and relocation costs, a total of $5.6 million. These amounts were completely offset by estimated insurance recoveries of which $2.7 million remains in accounts receivable, other. We anticipate incurring additional repair costs of approximately $2.9 million in 2006 to restore damaged facilities and we also expect that substantially all of such costs will be covered by insurance. If the estimates of our damages and insurance recoveries prove to be reasonably accurate, we do not believe that we will record any loss related to these claims for financial reporting purposes. We would expect to have an unreimbursed cash outlay of approximately $1.0 million, due to the difference in insurance reimbursement compared to replacement cost for certain assets that had been in service for a number of years.
Following the evacuation of customer personnel from the Gulf of Mexico, flight hours were adversely affected by the hurricanes as aircraft were evacuated and grounded until the storm passed. When flights resumed, we experienced an increase in flight hours as customers began assessing damage and making repairs to facilities in the Gulf of Mexico. Additionally, our Air Medical segment experienced higher than normal flight activity in the third quarter while assisting with the evacuations of New Orleans and areas in southeastern Texas.

Management’s discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS
The following table presents segment operating revenues, expense and operating profit before tax, along with certain non-financial operational statistics, for the years ended December 31, 2003, 2004 and 2005:

	Years ended December 31,

	2003	2004	2005

	(dollars in thousands
Segment operating revenues
Domestic Oil and Gas	$183,849	$180,102	$219,644
Air Medical	46,674	77,476	112,123
International	21,247	24,342	28,192
Technical Services	17,622	9,388	3,651

Total operating revenues	269,392	291,308	363,610

Segment direct expense
Domestic Oil and Gas	163,328	151,107	173,177
Air Medical	32,782	67,664	104,465
International	21,093	18,668	19,099
Technical Services	13,026	7,935	2,522

Total direct expense	230,229	245,374	299,263

Segment selling, general and administrative expense
Domestic Oil and Gas	1,494	1,499	1,003
Air Medical	4,480	6,525	6,503
International	214	49	214
Technical Services	12	12	7

Total selling, general and administrative expense	6,200	8,085	7,727

Total direct and selling, general and administrative expense	236,429	253,459	306,990

Net segment profit
Domestic Oil and Gas	19,027	27,496	45,464
Air Medical	9,412	3,287	1,155
International	(60)	5,625	8,879
Technical Services	4,584	1,441	1,122

Total	32,963	37,849	56,620

Other, net(1)	2,674	2,961	3,230
Unallocated selling, general and administrative costs	(13,783)	(12,949)	(17,169)
Interest expense	(19,952)	(20,109)	(20,448)

Earnings before income taxes	$1,902	$7,752	$22,233

Operating statistics:
Flight hours
Domestic Oil and Gas	114,769	100,814	111,236
Air Medical	11,542	19,595	26,619
International	14,816	15,871	16,788
Other	—	—	—

Total	141,127	136,280	154,643

Management’s discussion and analysis of financial condition and results of operations

	Years ended December 31,

	2003	2004	2005

Air Medical Transports	5,739	11,390	17,200
Aircraft operated at period end
Domestic Oil and Gas	164	151	155
Air Medical	42	51	64
International	19	19	16

Total(2)	225	221	235

(1)	Including gains on disposition of property and equipment, and other income.

(2)	Includes 14, 14 and 12 aircraft as of December 31, 2003, 2004 and 2005, respectively, that are customer owned.
YEAR ENDED DECEMBER 31, 2005 COMPARED WITH YEAR ENDED DECEMBER 31, 2004
Combined operations
Revenues. Operating revenues for 2005 were $363.6 million compared to $291.3 million for 2004, an increase of $72.3 million, or 25%. Operating revenues increased in the Domestic Oil and Gas segment $39.5 million due to increased flight hours and an increase in contracted aircraft. Operating revenues in the Air Medical segment also increased $34.6 million, due to the additional operating locations. Operating revenues in the International segment increased $3.9 million due primarily to increased flight hours, but we expect some reduction in the number of aircraft and related revenues in this segment in 2006. Revenues in the Technical Services segment decreased $5.7 million due to completion of a contract in 2004. These items are discussed in the Segment Discussion below.
Other Income and Losses. Gain on equipment dispositions was $1.2 million for 2005 compared to $2.6 million for 2004. Gain or loss on equipment dispositions is related to dispositions of aircraft. Other income increased approximately $1.6 million in 2005 due to interest earnings on unspent proceeds from the stock offering.
Direct Expenses. Direct expense was $299.3 million for 2005 compared to $245.4 million for 2004, an increase of $53.9 million, or 22%. The increase was due to increased Air Medical operations ($36.8 million), an increase in the Domestic Oil and Gas segment ($22.1 million) due to increased flight hour activity and increased aircraft, and an increase in the International segment ($0.4 million). There was a decrease in the Technical Services segment due to completion of a contract in 2004 as mentioned above ($5.4 million). These items are also discussed in the Segment Discussion below.
Selling, General, and Administrative Expenses. Selling, general and administrative expense was $24.9 million for 2005 compared to $21.0 million for 2004, an increase of $3.9 million, or 19%. This increase is a result of legal costs incurred ($1.0 million) in responding to the Department of Justice antitrust investigation subpoena, increased depreciation expense ($1.3 million), increased employee costs ($0.4 million), a non-recurring reduction in the environmental provision in the prior year ($0.3 million), and other items ($0.9 million).
Income Taxes. Income tax expense for 2005 was $8.0 million, compared to $3.8 million for 2004. The effective tax-rate was 36% for 2005 compared to 49% for 2004. The provision for 2005 includes a tax credit of $0.8 million related to the Katrina Emergency Tax Relief Act of 2005. This amount was recorded as a tax carryforward credit and will be available as a credit once the net operating loss amount is utilized. Included in the 2004 provision was $0.7 million related to foreign taxes paid for which we cannot take a credit for U.S. tax purposes due to the availability of net operating losses for tax purposes. Such operating loss carryforwards arose from accelerated tax depreciation expense deductions as a result of the aircraft purchased since 2002. We anticipate the foreign taxes paid in 2005 will be utilized as a tax credit in future years based on recent changes in the tax laws.

Management’s discussion and analysis of financial condition and results of operations

Earnings. Our net earnings for 2005 were $14.2 million, compared to $4.0 million for 2004. Earnings before tax for 2005 were $22.2 million compared to $7.8 million in 2004. Earnings per diluted share were $1.76 for 2005 as compared to $0.72 per diluted share for 2004.
Segment discussion
Domestic Oil and Gas. Domestic Oil and Gas segment revenues for 2005 were $219.6 million compared to $180.1 million for 2004, an increase of $39.5 million or 22%. The increase was due to an increase in flight hours in the Gulf of Mexico and an increase in contracted aircraft. Flight hours were 111,236 for 2005 compared to 100,814 for 2004, an increase of 10,422 hours, as a result of our customers’ increased production and exploration activities in the Gulf of Mexico. The number of aircraft in the segment at December 31, 2005 was 155 compared to 151 aircraft at December 31, 2004. In 2005, we sold 11 light aircraft, which had little flight time, and added 15 total aircraft. We also have deliveries scheduled throughout 2006 and 2007 for three additional transport category aircraft and 34 additional medium and light aircraft for service in the Domestic Oil and Gas segment to meet customer requirements.
Direct expenses in the Domestic Oil and Gas segment were $173.2 million for the year ended December 31, 2005, compared to $151.1 million for the year ended December 31, 2004, an increase of $22.1 million, or 14.6%. The increase was due to increases in employee costs ($1.2 million), aircraft parts usage due to increased flight hour activity ($3.1 million), aircraft rent ($3.7 million) due to additional aircraft on lease, aircraft warranty costs ($5.0 million) due to additional aircraft covered under the manufacturers’ warranty programs but also due to a warranty termination credit in the prior year ($2.2 million), fuel ($6.7 million) due to increased prices and flight activity, component repair costs ($0.8 million), outside services ($1.1 million) primarily related to outside pilot training costs, and other items ($0.5 million).
Fuel cost above a certain rate per gallon in customers’ contracts is invoiced to the customer and is included in revenue. These increases were due to increased aircraft and increased flight hours.
The Domestic Oil and Gas segment’s operating income was $45.5 million for 2005 compared to $27.5 million for 2004. The increase was due to increased flight hours and also due to additional contracted aircraft as mentioned above.
Air Medical. Air Medical segment revenues were $112.1 million for 2005 compared to $77.5 million for 2004. The increase was due to the additional operations established in 2004 and 2005. Flight hours were 26,619 for 2005 compared to 19,595 for 2004. The number of aircraft in the segment was 64 at December 31, 2005, compared to 51 at December 31, 2004. One additional aircraft was received in early 2006. Patient transports were 17,200 for 2005, compared to 11,390 for 2004. Since inception of the expansion, late 2003, we have opened 37 additional operating locations, 15 of which were opened in 2005. Seven of those were opened in the fourth quarter 2005. Operating revenues in 2005 from the new locations opened in 2005 were $20.4 million.
Direct expenses in the Air Medical segment increased to $104.5 million for 2005 compared to $67.7 million for 2004, due to growth in the segment mentioned above. At December 31, 2004, we had 22 operating locations that were opened in 2004, and the increase in direct expense in 2005 reflects a full year of operations at those locations, as well as the direct expense of the 15 locations opened during 2005. The $36.8 million increase was due to increases in employee costs ($21.1 million) due to additional employees at the new operations, operating costs ($9.2 million) related to the additional bases, which includes rent, utilities, services purchased, and supplies. Aircraft parts usage increased due to additional aircraft and additional flight hours ($1.3 million); fuel costs increased ($2.3 million); aircraft rent increased due to additional aircraft on lease ($1.1 million); and aircraft

Management’s discussion and analysis of financial condition and results of operations warranty costs increased ($1.8 million) as additional aircraft were added to the manufacturers’ warranty programs.
Selling, general and administrative expense was $6.5 million for the years ended December 31, 2005 and 2004 in the Air Medical segment.
The Air Medical segment operating income was $1.2 million for 2005 compared to $3.3 million for 2004. The decrease in operating income was due to increased direct expense related to the expansion of operations, and also due to the impact of weather in the first quarter and fourth quarter of 2005 as compared to 2004. There was a loss of $2.5 million related to the additional operations that commenced in 2005. New locations typically take several months to build sufficient volume to absorb facility operating costs and achieve profitable aircraft utilization levels. Our focus in 2006 will be to improve the margins in this segment.
International. International segment revenues were $28.2 million for 2005, compared to $24.3 million for 2004, an increase of $3.9 million, or 15.8%. The increase was due to increased flight hours and rates in 2005. Flight hours increased in 2005 to 16,788 as compared to 15,871 for 2004. The additional flight hours were achieved in spite of a reduction in the number of aircraft in the segment from 19 at December 31, 2004, to 16 at December 31, 2005, as three aircraft in that segment were sold during 2005. We also expect some reduction in the number of aircraft and related revenues in 2006.
Direct expenses were $19.1 million for the year ended December 31, 2005, compared to $18.7 million for the year ended December 31, 2004, an increase of $0.4 million. The increase was due to increased flight hours in 2005.
Selling, general and administrative expense was $0.2 million for 2005 compared to less than $0.1 million for 2004.
International segment operating income for 2005 was $8.9 million compared to $5.6 million for 2004. The improvement was due to the increase in operating revenue due to increased flight hours and to increased rates.
Technical Services. Technical Services segment revenues for 2005 were $3.7 million compared to $9.4 million for 2004. The decrease in Technical Services revenues was due to completion of its principal contract in the third quarter of 2004.
Direct expenses were $2.5 million for 2005 compared to $7.9 million for 2004.
The Technical Services segment had operating income of $1.1 million for December 31, 2005, compared to $1.4 million for December 31, 2004. The decrease was due to completion of the contract mentioned above.
YEAR ENDED DECEMBER 31, 2004 COMPARED WITH YEAR ENDED DECEMBER 31, 2003
Combined operations
Revenues. Operating revenues for 2004 were $291.3 million compared to $269.4 million for 2003, an increase of $21.9 million. Operating revenues in the Air Medical segment increased $30.8 million, due to the additional operating locations, and there was also an increase of $3.1 million in operating revenues in the International segment. These amounts were offset in part by a decrease in the Technical Services segment and in the Domestic Oil and Gas segment. These items are discussed below in the Segment Discussion.

Management’s discussion and analysis of financial condition and results of operations

Other Income and Losses. Gain (loss) on equipment dispositions was $2.6 million for 2004 compared to $2.0 million for 2003. Gain (loss) on equipment dispositions is related to dispositions of aircraft.
Direct Expenses. Direct expense was $245.4 million for 2004 compared to $230.2 million for 2003, an increase of $15.2 million. The increase was due to the increased Air Medical operations ($34.9 million), offset by decreases in all other business segments particularly Domestic Oil and Gas ($12.2 million). These items are further discussed in the Segment Discussion.
Selling, General, and Administrative Expenses. Selling, general and administrative expense was $21.0 million for 2004 compared to $20.0 million for 2003, an increase of $1.0 million. The increase is due to an increase in the Air Medical segment ($2.0 million) due to the expansion mentioned above. This amount was offset in part by a decrease in corporate administration costs of $0.8 million due primarily to decreases in consulting expense.
Income Taxes. Income tax expense for 2004 was $3.8 million, compared to $0.8 million for 2003. The effective tax-rate was 49% for 2004 compared to 40% for 2003. Included in the 2004 provision was $0.7 million related to foreign taxes paid for which we cannot take a credit for U.S. tax purposes due to the availability of net operating losses for tax purposes. Such operating loss carryforwards arose from accelerated tax depreciation expense deductions as a result of the aircraft purchased in 2002 and 2003.
Earnings. Our net earnings for 2004 were $4.0 million, compared to $1.1 million for 2003. Earnings before tax for 2004 were $7.8 million compared to $1.9 million in 2003. Earnings per diluted share were $0.72 for 2004 as compared to $0.21 per diluted share for 2003.
Segment discussion
Domestic Oil and Gas. Domestic Oil and Gas segment revenues were $180.1 million for 2004 compared to $183.8 million for 2003, a decrease of $3.7 million or 2%. The decrease was due to a decrease in flight hours in the Gulf of Mexico. Flight hours were 100,814 for 2004 compared to 114,769 for 2003, a decrease of 13,955 hours which resulted from a decrease in activities in the Gulf of Mexico by our customers. The number of aircraft in the segment at December 31, 2004 was 151 compared to 164 aircraft at December 31, 2003.
Direct expenses in the Domestic Oil and Gas segment were $151.1 million for the year ended December 31, 2004 compared to $163.3 million for the year ended December 31, 2003, a decrease of $12.2 million. Employee compensation decreased $1.5 million due primarily to pilots and mechanics being transferred to the Air Medical segment and also due to severance pay recorded in the prior year ($0.7 million). Manufacturer warranty expense decreased $6.2 million due to a nonrecurring credit related to the termination of certain manufacturer warranty agreements ($3.2 million), and a reduction in recurring warranty expense ($3.0 million) as a result of the termination. There was also a net decrease due to additional insurance premium costs incurred in 2003 ($3.1 million). Aircraft parts usage decreased $2.8 million due to the decrease in flight hour activity. There was an increase in fuel cost ($1.6 million) and a decrease in other items, net, of $0.2 million.
The Domestic Oil and Gas segment operating income was $27.5 million for 2004 compared to $19.0 million for 2003. The increase was due to the decrease in direct expense as discussed above.
Air Medical. Air Medical segment revenues were $77.5 million for 2004 compared to $46.7 million for 2003. The increase was due to the additional operations established in 2004. Flight hours were 19,595 for 2004 compared to 11,542 for 2003. The number of aircraft in the segment was 51 at December 31, 2004, compared to 42 at December 31, 2003. Expansion in the Air Medical segment

Management’s discussion and analysis of financial condition and results of operations continued into late 2004, adding 22 new Air Medical operating locations since December 2003. Operating revenues in 2004 from the new locations were $29.9 million.
The additional Air Medical operations are established under the independent provider model, whereby we respond to individual patient demands for air transport services and are paid by either a commercial insurance company, federal or state agency, or the patient.
Direct expenses in the Air Medical segment more than doubled to $67.7 million for December 31, 2004 compared to $32.8 million for December 31, 2003, due to the increased operations mentioned above. Employee cost increased ($21.4 million) due to increased personnel, aircraft depreciation increased ($3.4 million) due to an increase in the number of aircraft, aircraft parts usage increased ($0.6 million) and manufacturer warranty expense increased due to additional aircraft ($0.6 million), operating base expense increased ($3.4 million) due to additional bases established, fuel cost increased ($1.4 million) due to increased flight hours, insurance cost increased ($0.9 million), costs related to billing and collection services increased ($2.2 million), and other items, net, increased ($1.0 million).
Selling, general and administrative expense increased to $6.5 million for 2004 compared to $4.5 million for 2003, because of the increased operations as additional supervisory and management personnel were added.
The Air Medical segment operating income was $3.3 million for December 31, 2004 compared to $9.4 million for December 31, 2003. The decrease was due to increased direct expense and increased selling, general and administrative expense related to the expansion of operations. There was a loss of $2.7 million related to the additional operations that commenced in 2004. The decrease in operating income was also due to the increased selling, general, and administrative expense.
International. International segment revenues were $24.3 million for 2004, compared to $21.2 million for 2003, an increase of $3.1 million. The increase was due to increased flight hours and rates in 2004. Flight hours increased to 15,871 for 2004 as compared to 14,816 for 2003, but the number of aircraft in the segment was unchanged at 19 for both periods.
Direct expenses were $18.7 million for the year ended December 31, 2004 compared to $21.1 million for the year ended December 31, 2003, a decrease of $2.4 million. There was a decrease in aircraft component repairs ($1.8 million), and a decrease in employee compensation ($0.6 million).
Selling, general and administrative expense was less than $0.1 million for 2004 compared to $0.2 million for 2003.
International segment operating income for 2004 was $5.6 million compared to a loss of less than $0.1 million for 2003. The improvement was due to the increase in operating revenue and the decrease in direct expense, as discussed above.
Technical Services. Technical Services segment revenues for 2004 were $9.4 million compared to $17.6 million for 2003. The decrease in Technical Services revenues was due to completion of its principal contract in the third quarter 2004.
Direct expenses declined to $7.9 million for December 31, 2004 compared to $13.0 million for December 31, 2003 due to completion of the contract.
The Technical Services segment had operating income of $1.4 million for December 31, 2004, compared to $4.6 million for December 31 2003. The decrease was due to completion of the contract mentioned above.

Management’s discussion and analysis of financial condition and results of operations

LIQUIDITY AND CAPITAL RESOURCES
General
Our ongoing liquidity requirements arise primarily from the funding of working capital needs, the acquisition or leasing of aircraft, the maintenance and refurbishment of aircraft, improvement of facilities, and equipment and inventory. Our principal sources of liquidity historically have been net cash provided by our operations, borrowings under our revolving credit facility, as augmented in recent years by the issuance of our senior unsecured notes in 2002 and the sale of non-voting common stock in June 2005.
Our overall fleet expansion initiative contemplates the acquisition of 69 aircraft valued at approximately $400.8 million. Thirty-six of those aircraft, valued at approximately $204.8 million, have already been delivered, with 20 of those aircraft having been purchased using approximately $51.5 million in proceeds from our June 2005 offering of non-voting common stock and the remaining 16 of those aircraft financed through operating leases. Approximately $74 million of the net proceeds from this offering and our concurrent senior notes offering will be used toward the funding of the expansion. We intend to use some combination of operating leases with commercial lenders, existing cash, cash from operations and borrowings under our revolving credit facility to fund the balance of this fleet expansion.
As we grow our operations, we continually monitor the capital resources available to meet our future financial obligations, planned capital expenditures and liquidity. We also review acquisition opportunities on an ongoing basis. If we were to make a significant acquisition for cash, we would need to obtain additional equity or debt financing. Additionally, we may sell additional equity or debt securities or restructure our current debt to optimize our capital structure.
Cash flow
Our cash position at December 31, 2005 was $69.6 million, compared to $18.0 million at December 31, 2004. Working capital was $162.5 million at December 31, 2005, as compared to $88.7 million at December 31, 2004, an increase of $73.8 million. The increase in working capital was a result of an increase in cash of $51.6 million and an increase in accounts receivable of $31.2 million. The increase in cash was due primarily to completion of the equity offering in June 2005, with remaining cash from the offering being $41.9 million at December 31, 2005. The remaining increase was due to increased cash flow from operations. The increase in accounts receivable of $31.2 million was due primarily to the increase in revenue in the Air Medical segment. Our cash position at March 29, 2006 was approximately $96.3 million.
Net cash provided by operating activities was $28.0 million for 2005 compared to $10.9 million for 2004, an increase of $17.1 million. The increase in net cash provided by operating activities was due primarily to an increase in net earnings of $10.2 million, an increase in the deferred tax provision of $2.6 million, changes in working capital of $3.6 million, and other items, net, $0.7 million. Capital expenditures were $96.2 million for 2005 compared to $33.9 million for 2004. Capital expenditures for 2005 were $73.0 million for aircraft purchases, $11.3 million for refurbishments and equipment installations for new aircraft, $4.2 million for facility improvements and $7.7 million for operating equipment, engine spares, and medical equipment. Gross proceeds from aircraft sales were $10.8 million for 2005 compared to $14.4 million for 2004.
Financing activities
Issuance of debt securities. On April 23, 2002, we issued $200 million in principal amount of 9 3/8 % senior notes due 2009 in a private offering that was exempt from registration under Rule 144A under the Securities Act of 1933, as amended. All of the notes subsequently were exchanged for our

Management’s discussion and analysis of financial condition and results of operations

9 3/8% senior notes due 2009, pursuant to an exchange offer that was registered under the Securities Act. The registered notes bear annual interest at 9 3/8 % payable semi-annually on May 1 and November 1 of each year and mature in May 2009. The notes contain restrictive covenants, including limitations on indebtedness, liens, dividends, repurchases of capital stock and other payments affecting restricted subsidiaries, issuance and sales of restricted subsidiary stock, dispositions of proceeds of asset sales, and mergers and consolidations or sales of assets. As of March 29, 2006, we were in compliance with these covenants. Estimated future interest costs on our senior notes due 2009 are $18.8 million per year for the years 2006 through 2008, and $6.5 million for 2009 when the Notes are due. This excludes amortization of issuance costs of approximately $0.9 million per year. On March 24, 2006, we commenced a tender offer and related consent solicitation for any and all of these notes. There can be no assurance that this tender offer, which is expected to be completed on April 24, 2006, will be subscribed for in any amount.
Credit facility. On June 18, 2004, we amended our $50 million revolving credit facility with a commercial bank, which was scheduled to expire July 31, 2004. The amendment reduced the revolving credit facility from $50 million to $35 million, and extended the expiration date to July 31, 2007. As of December 31, 2005, there were $3.3 million in borrowings and $4.2 million in letters of credit outstanding under the facility. As of March 29, 2006, there were $0.5 million in borrowings and $4.2 million in letters of credit outstanding under the facility. We intend to borrow an additional $3.0 million under the facility on March 31, 2006 for working capital. The letters of credit are related to our workers compensation insurance. The credit agreement includes covenants related to working capital, funded debt to net worth, and consolidated net worth. As of March 29, 2006, we were in compliance with these covenants.
Also included in notes payable at December 31, 2005 is $1.0 million related to the interim financing of a progress payment for the acquisition of a heavy transport aircraft delivered in January 2006, which subsequently has been paid.
Shelf registration statement. On March 23, 2005, we filed a shelf registration statement on Form S-3 with the SEC to register the offer and sale, from time to time, of our voting common stock, non-voting common stock, preferred stock, depositary shares, warrants and debt securities, or a combination of any of those securities, with an aggregate initial offering price of up to $400 million. The SEC declared the registration statement effective on March 31, 2005. Following the completion of this offering, assuming an offering price of $36.48 per share (based on the closing price on March 29, 2006) and no exercise by the underwriters of their over-allotment option, we will have approximately $121 million remaining capacity under the registration statement for future offerings.
In June 2005, we completed the sale of 4,887,500 shares of non-voting common stock under our shelf registration statement at $25.00 per share, which included the exercise by our underwriters of an over-allotment option covering 637,500 shares. Proceeds from the offering were approximately $114 million, net of expenses of approximately $1 million. Remaining proceeds at December 31, 2005 from the offering were $41.9 million. All amounts have been used for the acquisition of aircraft, and the remaining balance also will be used for that purpose.
Contractual obligations. The table below sets forth as of March 29, 2006 our contractual obligations related to purchase commitments, operating lease obligations, notes payable and our 9 3/8% senior notes issued in 2002 and due in 2009. The table does not give effect to the expected use of proceeds from this offering, including the purchase of the $200 million principal amount of our existing 9 3/8 % senior notes pursuant to our pending tender offer and consent solicitation, or to our offering of $150 million principal amount of our new senior notes due 2013. The table does include our expected contractual obligations related to the purchase commitments for the remaining 33 helicopters in our fleet expansion initiative, which have been ordered, but have not been delivered. We intend to finance the

Management’s discussion and analysis of financial condition and results of operations purchase of our existing 9 3/8 % senior notes and the acquisition of these helicopters with the proceeds of this offering and the concurrent offering of our new senior notes, operating leases, existing cash, cash from operations and borrowings under our revolving credit facility. Our operating leases are not recorded as liabilities on the balance sheet, but payments are treated as an expense as incurred. Each contractual obligation included in the table contains various terms, conditions and covenants which, if violated, accelerate the payment of that obligation. We currently lease 16 aircraft included in the lease obligations below.

		Payment due by year

							Beyond
	Total	2006	2007	2008	2009	2010	2010

	(in thousands
Aircraft purchase commitments (1)	$159,303	$92,008	$67,295	$—	$—	$—	$—
Aircraft purchase commitments (2)	35,358	35,358	—	—	—	—	—
Aircraft lease obligations	129,347	9,445	12,363	12,363	12,363	12,965	69,848
Facility lease obligations	19,171	2,196	2,350	1,912	1,430	1,177	10,106
Long-term debt(3)	200,000	—	—	—	200,000	—	—

	$543,179	$139,007	$82,008	$14,275	$213,793	$14,142	$79,954

(1)	These commitments are for aircraft that we intend to finance through a combination of operating leases, remaining cash from the equity offering completed June 2005 and from the net proceeds of this offering and our new senior notes offering remaining after the completion of our tender offer and consent solicitation for our existing 9 3/8% senior notes.

(2)	These commitments are for aircraft that we intend to finance with an operating lease.

(3)	Long-term debt consists of borrowings under our revolving credit facility and the principal outstanding amount of our existing 9 3/8% senior notes due 2009.
Estimated interest costs on the debt obligations set forth above, without considering our new senior notes or any additional debt that may be incurred with respect to purchase commitments for aircraft, are as follows (in thousands): 2006—$20,293; 2007—$20,293; 2008—$20,293; 2009—$6,646; and 2010—$116.
In 2005, as part of our fleet expansion initiative, we took delivery of three transport category aircraft, four medium aircraft and eight light aircraft for service in the Domestic Oil and Gas segment. We also took delivery of eleven light aircraft for service in the Air Medical segment. Subsequent to December 31, 2005, we took delivery of one transport category, one medium and two light aircraft, all for service in Domestic Oil and Gas, and one light aircraft for service in the Air Medical segment. We executed an operating lease for the transport category aircraft, which, if purchased, would otherwise have cost approximately $17.5 million. The other four aircraft were purchased for approximately $14.5 million. Additionally, in February 2006, we entered into sale and leaseback transactions involving three of our medium aircraft.
Following the purchase of our existing 9 3/8 % senior notes pursuant to our pending tender offer and consent solicitation (assuming that all of the senior notes are tendered), substantially all of the remaining net proceeds from this offering and the offering of our new $150 million senior notes will be used toward the purchase of the 33 aircraft we have ordered but have not yet been delivered as part of our overall fleet expansion initiative. Those aircraft have scheduled delivery dates throughout 2006 and 2007. If purchased, they would have a total cost of approximately $195 million, as reflected under purchase commitments in the table above. We expect to use some combination of operating leases with commercial lenders, existing cash, cash from operations and borrowings under our revolving credit facility to finance the aircraft not covered by the net proceeds of this offering and our new senior notes offering. Any aircraft acquired through operating leases will reduce our purchase commitments and increase our aircraft lease obligations set forth in the table above. We intend to

Management’s discussion and analysis of financial condition and results of operations execute operating leases for the two remaining transport category aircraft scheduled for delivery in 2006, which, if purchased, would otherwise cost $35 million in the aggregate.
We believe that this existing cash and cash flow from operations will be sufficient to fund operating requirements and required interest payments on our existing 9 3/8% senior notes or, if our offering of new senior notes is completed and our tender offer for the existing 9 3/8 % senior notes is subscribed in full, our new senior notes, for the next twelve months.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowances for doubtful accounts, inventory valuation, long-lived assets and self-insurance liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates, and the differences may be material. We believe the following critical accounting policies affect our more significant judgments and estimates used in preparation of our consolidated financial statements.
The allowance for doubtful accounts receivable is estimated based on an evaluation of individual customer financial strength, current market conditions, and other information. If our evaluation of our significant customers’ and debtors’ creditworthiness should change or prove incorrect, then we may have to recognize additional allowances in the period in which we identify the risk of loss. In the Air Medical segment, estimates are made of contractual allowances based on historical collection rates by payor group. This is adjusted periodically based on actual collection experience.
We maintain a significant parts inventory to service our own aircraft and the aircraft and components of customers. Portions of that inventory are used parts that are often exchanged with parts removed from aircraft or components and reworked to a useable condition. We use systematic procedures to estimate the valuation of the used parts, which includes consideration of their condition and continuing utility. If our valuation of these parts should be significantly different from amounts ultimately realizable or if we discontinue using or servicing certain aircraft models, then we may have to record a write-down of our inventory. We also record provisions against inventory for obsolescent and slow-moving parts, relying principally on specific identification of such inventory. If we fail to identify such parts, additional provisions may be necessary.
Our principal long-lived assets are aircraft. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We measure recoverability of assets to be held and used by comparing the carrying amount of an asset to the future undiscounted net cash flows that we expect the asset to generate. When an asset is determined to be impaired, we recognize the impairment amount, which is the amount by which the carrying value of the asset exceeds its estimated fair value. Similarly, we report assets that we expect to sell at the lower of the carrying amount or fair value less costs to sell. Future adverse market conditions or poor operating results could result in an inability to recover the current carrying value of certain long-lived assets, thereby possibly requiring an impairment charge in the future.

Management’s discussion and analysis of financial condition and results of operations

We must make estimates for certain of our liabilities and expenses, losses, and gains related to self-insured programs, insurance deductibles, and good-experience premium returns. Our group medical insurance program is largely self-insured, and we use estimates to record our periodic expenses related to that program. We also carry deductibles on our workers’ compensation program and aircraft hull and liability insurance, and poor experience or higher accidents rates could result in additional recorded losses.
Trade receivables representing amounts due pursuant to air medical services are carried net of an allowance for estimated contractual adjustments on unsettled invoices. We monitor the collection experience by payor category within the Air Medical segment and updates its estimated collections to be realized based on its most recent collection experience.
NEW ACCOUNTING PRONOUNCEMENTS
For a discussion of new accounting pronouncements applicable to us, see Note 1 to our financial statements included elsewhere herein.
ENVIRONMENTAL MATTERS
We have an aggregate estimated liability of $0.2 million as of December 31, 2005 for environmental remediation costs that are probable and estimable. We have conducted environmental surveys of our former Lafayette Facility, which we vacated in 2001, and have determined that limited soil and groundwater contamination exists at the facility. We have installed groundwater monitoring wells at the facility and periodically monitor and report on the contamination. In May 2003, we submitted a Louisiana Risk Evaluation/ Corrective Action Plan (“RECAP”) Standard Site Assessment Report to the Louisiana Department of Environmental Quality (“LDEQ”) fully delineating the extent and type of contamination. LDEQ is reviewing the assessment report and has requested that the Site Assessment Report be updated to include recent analytical data and be resubmitted for further LDEQ review. Once LDEQ completes its review and reports on whether all contamination has been fully defined, a risk evaluation in accordance with RECAP will be submitted and evaluated by LDEQ. At that point, LDEQ will establish what cleanup standards must be met at the site. When the process is complete, we will be in a position to develop an appropriate remediation plan and determine the resulting cost of remediation. We have not recorded any estimated liability for remediation and contamination and, based upon the May 2003 Site Assessment Report and ongoing monitoring, we believe the ultimate remediation costs for the former Lafayette facility will not be material to our consolidated financial position, results of operations, or liquidity.
During 2004, LDEQ advised us that groundwater contaminants impacting monitor wells at the PHI Lafayette Heliport were originating from an off-site location and that we would no longer be required to perform further monitoring at the site. Subsequently, based upon site investigation work performed by the Lafayette Airport Commission, the source of the contamination was identified as residing at another location, for which PHI is not responsible. The Lafayette Airport Commission has begun remediation of the PHI Lafayette Heliport.
In February 2005, the Texas Commission on Environmental Quality (“TCEQ”) advised that no further action was required with respect to remediation of the Rockport, Texas facility and granted site closure through issuance of a final certificate of closure.

Management’s discussion and analysis of financial condition and results of operations

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to market risks associated with interest rates and prior to April 23, 2002, we made limited use of derivative financial instruments to manage that risk. When used, all derivatives for risk management are closely monitored by our senior management. We do not hold derivatives for trading purposes and we do not use derivatives with leveraged or complex features. Derivative instruments are transacted either with creditworthy major financial institutions or over national exchanges.
Also on April 23, 2002, we issued $200 million of senior notes that have an interest rate of 9 3/8 % payable semi-annually on May 1 and November 1 of each year, beginning November 1, 2002, and mature in May 2009. The market value of the notes will vary as changes occur to general market interest rates, the remaining maturity of the notes and our creditworthiness. At December 31, 2005, the market value of the notes was $210.5 million. A hypothetical 100 basis-point increase to the imputed interest rate on the notes at December 31, 2005 would have resulted in a market value decline to approximately $204.6 million. We used the proceeds of the notes offering to expand our fleet, to retire our bank debt, which had variable interest rates, and to settle our related interest rate swap agreements by paying $1.6 million to the counterparties.

Business
PHI, Inc., founded in 1949, is one of the world’s largest and most experienced providers of commercial helicopter services. We provide transportation services with our fleet of helicopters to the oil and gas industry, the health care industry and certain U.S. governmental agencies. As of March 29, 2006, we have a fleet of 237 aircraft, 167 of which are helicopters dedicated to our oil and gas operations (including nine that are customer owned, but operated by us), 64 of which are dedicated to our air medical operations (including three that are hospital owned, but operated by us, and six fixed-wing aircraft) and six of which are dedicated to other operations. In addition, we perform maintenance and repair services for existing customers, primarily to those that have their own aircraft.
In September 2001, Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, acquired approximately 52% of our voting common stock from our founder’s family. Since that time, we have made significant operational enhancements in our business, including substantial investments in our facilities, the refurbishment of our fleet, the implementation of a significant cost reduction program, upgrades of our computer systems and software and, most recently, the raising of $115 million in our June 2005 equity offering to partially finance a significant expansion of our fleet. We also have sold helicopters that were not profitable or that did not complement our existing fleet, terminated or declined to renew lower margin contracts and significantly increased our rates. We believe that, with these operational enhancements, we are well positioned to capitalize on opportunities in our industry through the fleet expansion we commenced in late 2003 and have increased as described in this prospectus supplement.
Domestic oil and gas operations
We are a leading provider of safe and reliable helicopter transportation services to the oil and gas industry in the Gulf of Mexico. We transport personnel and, to a lesser extent, parts and equipment to, from and among offshore platforms, drilling rigs and other offshore facilities for our customers. We have one of the largest fleets of helicopters servicing the Gulf of Mexico, and in 2005 flew more than 110,000 hours in the Gulf of Mexico. In 2005, our domestic oil and gas operations generated approximately 60% of our total operating revenues.
Our customers include major integrated oil companies and independent exploration and production companies. We believe we are the sole provider of helicopter transportation services to three of the five largest producers of oil and gas in the Gulf of Mexico, including Shell Oil Company and BP America Production Company, the two largest producers in the Gulf of Mexico in 2005. One of the remaining top-five producers manages its own helicopter operations.
Our transportation services in the Gulf of Mexico support exploration, construction, production and inspection activities. The offshore facilities are located various distances from shore and are staffed by personnel that are transported by helicopter as part of regularly scheduled crew changes to work there for a fixed period, typically seven or 14 days, and then transported back onshore for an equal period of time. Typically, there are two crews working at these facilities, with one crew being transported to and from the facility each week. Because of the number of personnel on these facilities, particularly deepwater facilities, it typically takes multiple trips per week or multiple helicopters to conduct a complete shift change.
Our fleet is comprised of both smaller, light helicopters that have a passenger capacity of four to six people and service most of the producing areas in the Shelf as well as medium and heavy, higher capacity helicopters that have a passenger capacity of eight to 19 people and enable us to service drilling rigs and production facilities in the deepwater areas of the Gulf of Mexico. Of the

Business

167 helicopters dedicated to our oil and gas operations, 155 provide transportation services for offshore oil and gas properties in the Gulf of Mexico.
In 2003, we targeted the deepwater Gulf of Mexico as a new core area for our services, based on the profitable nature of these operations, our relationships with many of the primary producers in this region and the increasing demand for helicopter transportation services in this market. Since that time, the number of fixed and floating production facilities installed in the deepwater Gulf of Mexico has increased significantly. This has led to a substantial increase in the demand for long distance transportation of personnel and equipment by helicopter. According to Infield Systems Limited, an international energy research firm, 31 deepwater (greater than 1,500 feet of water) fixed production platforms and floating production facilities are currently in service or under development in the Gulf of Mexico and an additional 13 deepwater platforms and facilities have been identified for development in the Gulf of Mexico between 2006 and 2011. As the number of offshore facilities increases, we believe the demand for helicopter transportation to and from these facilities will continue to increase.
In late 2003, in connection with our new strategy of targeting the deepwater market, we initiated a plan to significantly increase the size of our domestic oil and gas fleet by ordering 31 new helicopters, 15 of which are capable of servicing the deepwater Gulf of Mexico. Based on the success of this expansion, current contract negotiations and detailed discussions with a number of our customers regarding their planned activity levels in the Gulf of Mexico, particularly in the deepwater, we increased the size of our domestic oil and gas fleet expansion by reallocating two new helicopters initially scheduled for our air medical operations and ordering an additional 21 helicopters, 11 of which are capable of servicing the deepwater Gulf of Mexico. As a result of this increase, 26 of the 54 new helicopters related to our domestic oil and gas fleet expansion consist of medium and heavy transport helicopters which are capable of servicing the deepwater market. With the addition of these helicopters, we believe we will have one of the largest, newest and most technologically advanced fleets of medium and heavy transport helicopters servicing the deepwater Gulf of Mexico.
Air medical operations
We provide air medical transportation services for hospitals and emergency service agencies. We currently operate in 12 states with 64 aircraft that are specially outfitted to accommodate emergency patients, medical personnel and emergency medical equipment. Our helicopters transport patients between hospitals as well as to hospitals from accident sites or rural locations where ground transportation would be prohibitively slow. In 2005, approximately 31% of our total operating revenues was generated by our air medical operations.
In our air medical operations, we primarily operate as an independent provider of air medical services. Under this model, which we refer to as the “independent provider model,” we provide not only the transportation, but also the medical care, communications and dispatch, and billing and collections. Under this model, we also obtain the necessary local and other regulatory approvals to position aircraft and personnel in a community and respond on demand to individuals requiring transport for medical reasons. We are paid by either commercial insurance companies, federal or state agencies such as Medicare and Medicaid, or the patient.
As part of our initial expansion, we increased our air medical fleet by 15 aircraft to meet the growing demand for air medical services in our existing markets, as well as new markets where we identified demographics that we believe will support a profitable patient transport volume and payor mix for our services. Since 2003, we have commenced air medical operations in 37 new locations to capitalize on business opportunities in areas we identified as under-serviced or created by hospitals that elected to outsource their helicopter operations to third parties. During 2004 and 2005, we incurred significant start-up and operating costs in these new locations. New locations typically take several months to

Business

build sufficient volume to achieve profitable aircraft utilization levels to absorb the facility start-up and operating costs. Our focus in 2006 will be on improving our utilization rates and profit margins in these new locations.
Other operations
We currently provide helicopter services to a major oil company operating in Angola and the Democratic Republic of Congo and are in the process of renegotiating our contract to provide helicopter services for the National Science Foundation in Antarctica. Aircraft operating internationally are typically dedicated to a single customer. We generally do not enter international markets without having customer contracts in place for the region, and are selective in choosing our international customers. We have a total of 16 helicopters currently operating internationally, with 12 of those dedicated to oil and gas operations. In 2005, our international operations contributed approximately 8% of our total operating revenues.
In addition to helicopter transportation services, we perform maintenance and repair services at our Lafayette, Louisiana facility pursuant to an FAA repair station license, primarily for our own fleet, but also for existing customers that have their own aircraft. The license includes authority to repair airframes, engines, avionics, accessories, radios and instruments and to perform specialized services. Approximately 1% of our total operating revenues in 2005 was generated by our technical services operations.
FLEET EXPANSION INITIATIVE
In late 2003, we initiated a plan to expand our aircraft fleet in response to anticipated increases in demand for our domestic oil and gas transportation services and the opportunities we observed in the air medical business. The initial plan was to increase our fleet size by 47 helicopters and one fixed-wing aircraft, 34 of which have been delivered as of March 29, 2006. Of these aircraft, 15 are medium or heavy aircraft capable of servicing the deepwater regions of the Gulf of Mexico, 18 are light aircraft for servicing facilities located on the Shelf and 15 have been dedicated to our air medical operations. Late in 2005, we decided to further increase our fleet expansion by ordering an additional 21 helicopters based on the success of our initial expansion and continued discussions with a number of our customers regarding their planned activities in the Gulf of Mexico, particularly in the deepwater. To date, we have taken delivery of 21 of the 54 new helicopters associated with our domestic oil and gas fleet expansion and all 15 aircraft associated with our air medical fleet expansion. We expect to take delivery of the remaining 33 aircraft at various times in 2006 and 2007. Once an aircraft is delivered, we generally spend two to three months installing mission-specific and/or customer-specific equipment prior to placing the aircraft into service.
A significant portion of our fleet expansion is focused on servicing the deepwater Gulf of Mexico market. Specifically, 26 of the 54 new helicopters associated with our domestic oil and gas operations are capable of servicing the deepwater Gulf of Mexico. As part of our initial expansion initiative, we ordered four Sikorsky S-92A helicopters, all of which are now operating under contracts with customers. We believe this is the premier aircraft for servicing the deepwater Gulf of Mexico. Our increased expansion plan includes an additional four Sikorsky S-92A helicopters, three of which are already covered by customer contracts. Two of these helicopters have been delivered and were placed into service late in the first quarter of 2006. We are currently in negotiations with one of our significant customers with respect to the remaining Sikorsky S-92A helicopter not currently covered by a contract. In addition, as part of our total expansion, we are adding 18 Sikorsky S-76C+ helicopters to service the deepwater Gulf of Mexico, most of which currently are covered by customer contracts for when they are placed into service.

Business

The following table shows the aircraft we have in our fleet as of March 29, 2006, the aircraft that were part of our initial expansion plan that have not yet been delivered (all of which are scheduled for delivery in 2006), the scheduled deliveries for aircraft that are part of our increased expansion plan during the rest of 2006 and 2007 and our post-expansion fleet:

				Increased
				expansion
			Initial	remaining
			expansion	deliveries(2)		Post-
Industry segment and	Current		remaining			expansion
aircraft type	fleet		deliveries(1)	2006	2007	fleet

Domestic Oil & Gas
Light Aircraft.	106	(3)	8	4	6	124	(3)
Medium Aircraft.	39	(4)	6	1	6	52	(4)
Heavy Aircraft.	10		—	2	—	12

Total Domestic Oil & Gas	155	(3)(4)	14	7	12	188	(3)(4)

International Oil & Gas
Light Aircraft.	8		—	—	—	8
Medium Aircraft.	4		—	—	—	4

Total International Oil & Gas	12		—	—	—	12

Air Medical
Light Aircraft.	48		—	—	—	48
Medium Aircraft.	10	(5)	—	—	—	10	(5)
Fixed-Wing	6	(6)	—	—	—	6	(6)

Total Air Medical	64	(5)(6)	—	—	—	64	(5)(6)

Other
Light Aircraft.	2		—	—	—	2
Medium Aircraft.	2		—	—	—	2
Fixed-Wing	2		—	—	—	2

Total Other	6		—	—	—	6

TOTAL AIRCRAFT(1)(2)(3)(4)	237		14	7	12	270

(1)	Our initial expansion plan included 48 aircraft with 31 planned for our domestic oil and gas operations and 17 for our air medical operations. Because of increased demand in our oil and gas operations, two of the aircraft originally scheduled for our air medical operations were subsequently reassigned to our oil and gas operations at the time those aircraft were delivered. From time to time, we may also reassign certain light helicopters that are less desirable to our oil and gas customers to our air medical operations.

(2)	Our increased expansion plan includes 21 additional aircraft for our oil and gas operations, of which two heavy aircraft have already been delivered and placed into service.

(3)	Includes three light aircraft that are customer owned, but operated by PHI.

(4)	Includes six medium aircraft that are customer owned, but operated by PHI.

(5)	Includes two medium aircraft that are hospital owned, but operated by PHI.

(6)	Includes one fixed-wing aircraft that is hospital owned, but operated by PHI.
The total cost to acquire all the aircraft that are part of our expansion plans but have not yet been delivered would be approximately $195 million if purchased. We intend to lease the two heavy category aircraft remaining to be delivered, which are valued in the aggregate at approximately $35 million. We intend to use substantially all of the proceeds of this offering and the concurrent senior notes offering described below under “—Tender Offer and Concurrent Notes Offering” to repurchase our outstanding 9 3/8 % senior notes pursuant to our pending tender offer, to fund payment of the related consent solicitation fee and to fund the expansion of our aircraft fleet.

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The following table highlights the model, quantity and specifications of the aircraft comprising our total expansion plan, including the 36 aircraft that already have been delivered as of March 29, 2006:

					Appr. range
Manufacturer & type	Quantity	Engine	Passengers		(miles)(1)

Oil & Gas
Light Aircraft
Bell 407	14	Turbine	6		420
Eurocopter EC135(2)	12	Twin Turbine	6		330
Aerospatiale AS350 B2	2	Turbine	5		385
Medium Aircraft
Sikorsky S-76C+ and C++(2)	18	Twin Turbine	12		400
Heavy Aircraft
Sikorsky S-92A(2)	8	Twin Turbine	19		495

Total New Oil & Gas Helicopters	54

Air Medical
Light Aircraft
Bell 407	2	Turbine	n/a	(3)	420
Eurocopter EC135(2)	12	Twin Turbine	n/a	(3)	330
Fixed-Wing
Beechcraft King Air 200(2)	1	Turboprop	n/a	(3)	1,200

Total New Air Medical Aircraft	15

TOTAL NEW AIRCRAFT	69

(1)	Based on maintaining a 30-minute fuel reserve.

(2)	Equipped to fly under instrument flight rules (IFR). All other types listed can only fly under visual flight rules (VFR).

(3)	Number of passengers in the air medical segment is not applicable, as each aircraft typically has a pilot, two medical personnel and a patient.

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PRE-EXPANSION FLEET
The following table highlights the model, quantity and specifications of the aircraft in our fleet prior to the initiation of our expansion plan, including the 12 aircraft operated by us that are owned by our customers:

	Number in					Appr. range
Manufacturer & type	fleet(1)(2)(3)(4)(5)		Engine	Passengers		(miles)(6)

Domestic Oil & Gas
Light Aircraft
Bell 206/407	87	(1)	Turbine	6		420
Aerospatiale AS350 B2/ B3	2		Turbine	5		385
Eurocopter BK-117/ BO-105	15		Twin Turbine	6		270
Medium Aircraft
Bell 212(7)/222(7)/230(7)/412(7)	15		Twin Turbine	13		370
Sikorsky S-76(7) A, A++, C+	23	(2)	Twin Turbine	12		400
Heavy Aircraft
Bell 214ST(7)	4		Twin Turbine	18		450

Total Domestic Oil & Gas	146	(1)(2)

International Oil & Gas
Light Aircraft
Bell 206/407	8		Turbine	6		420
Medium Aircraft
Bell 212(7)/222(7)/230(7)/412(7)	4		Twin Turbine	13		370

Total International Oil & Gas	12

Air Medical
Light Aircraft
Bell 206/407	12		Turbine	n/a	(8)	420
Aerospatiale AS350 B2/ B3	18		Turbine	n/a	(8)	385
Eurocopter BK-117/ BO-105	6		Twin Turbine	n/a	(8)	270
Medium Aircraft
Bell 212(7)/222(7)/230(7)/412(7)	7	(3)	Twin Turbine	n/a	(8)	370
Sikorsky S-76(7) A, A++, C+	2		Twin Turbine	n/a	(8)	400
Fixed-Wing Aircraft
Cessna Conquest 441(7)	4	(4)	Turboprop	n/a	(8)	1,200
Lear Jet 31A(7)	1	(5)	Turbojet	n/a	(3)	1,437

Total Air Medical(7)	50	(3)(4)

Other
Light Aircraft
Aerospatiale AS350 B2/ B3	2		Turbine	5		385
Medium Aircraft
Bell 212(7)/222(7)/230(7)/412(7)	2		Twin Turbine	13		370
Fixed-Wing Aircraft
Rockwell Aero Commander	2		Turboprop	n/a		1,600

Total Other	6

TOTAL AIRCRAFT(1)(2)(3)(4)	214

(1)	Includes three aircraft that are customer owned, but operated by PHI.

(2)	Includes six aircraft that are customer owned, but operated by PHI.

(3)	Includes two aircraft that are hospital owned, but operated by PHI.

(4)	Includes one aircraft that is hospital owned, but operated by PHI.

(5)	Acquired in July 2005 apart from our expansion plans.

(6)	Based on maintaining a 30-minute fuel reserve.

(7)	Equipped to fly under instrument flight rules (IFR). All other types listed can only fly under visual flight rules (VFR).

(8)	Number of passengers in the air medical segment is not applicable, as each aircraft typically has a pilot, two medical personnel and a patient.

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BUSINESS STRATEGY
Our strategy is to grow our business while maximizing the profitability and cash flow of our existing operations. To achieve this objective, we intend to:

➢	leverage our long-term customer relationships with major integrated energy companies and independent oil and gas producers to facilitate our expansion in the deepwater Gulf of Mexico, to enter into long- term contracts where possible;

➢	protect our leading position in the Gulf of Mexico by maintaining our reputation as one of the safest and most reliable providers of helicopter transportation services;

➢	pursue opportunities to grow our air medical operations in existing and new geographic market segments where we believe demographics indicate a profitable patient transport volume; and

➢	pursue attractive strategic acquisition opportunities in the domestic and international oil and gas air transportation business and the air medical business.
COMPETITIVE STRENGTHS
We attribute our strong competitive position to a number of factors, including the following:

➢	Leading market position in deepwater Gulf of Mexico. We believe we are currently the sole provider of helicopter services in the Gulf of Mexico to three of the top five oil and gas producers, including Shell Oil Company and BP America Production Company, the two largest producers in the Gulf of Mexico in 2005. In addition, we believe we are the sole provider to the operators of 17 of the 31 existing deepwater installations and six of the 13 forecasted deepwater installations to be put in to service by 2011. Our large operating scale and fleet size allow flexibility in scheduling helicopter services on a timely basis and over an extensive geographic area. Our role as the primary provider to many of the largest producers in the deepwater Gulf of Mexico as well as our recent investment in helicopters capable of servicing this market has given us a leading position.

➢	Long-term customer relationships. We are the oldest provider of commercial helicopter services in the oil and gas industry in the Gulf of Mexico, and we have worked successfully for years with out customers, many for in excess of 30 years. Our fleet expansion is a product of these long term relationships. As the primary provider to many of the largest producers in the Gulf of Mexico, we have a close working relationship with these producers which has enabled us to anticipate increased activity levels in the Gulf of Mexico and expand our aircraft fleet accordingly. Our close relationships with these companies also may present us with additional international opportunities where our customers operate.

➢	Recent operational enhancements. Since 2001, we have made operational enhancements to our business, including substantial investments in our facilities, upgrades of our computer systems and software, the refurbishment of our fleet, the implementation of a significant cost reduction program and, most recently, the raising of approximately $115 million in our June 2005 equity offering to partially finance a significant expansion of our fleet. In addition, we have sold helicopters that were not profitable or that did not complement our existing fleet, terminated or declined to renew lower margin contracts and significantly increased our rates. As a result of these changes, we have improved our profitability and are well positioned to expand our business to capitalize on opportunities in our industry.

➢	Modern, well-maintained fleet. We believe that our existing fleet, together with the aircraft we are adding, are among the most modern and best maintained aircraft operating in the Gulf of Mexico. We target a complete, full-scale refurbishment in our repair and maintenance facility every five years for each of our oil and gas aircraft to maintain this level of quality. The majority of our

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air medical aircraft have either been purchased new or have undergone an extensive refurbishment since November 2003. In addition, each is routinely inspected in accordance with manufacturer specifications.

➢	Integrated operation and maintenance functions. We believe that we are an industry leader in helicopter maintenance, repair and refurbishment operations. We believe that our repair and refurbishment facility in Lafayette, Louisiana, which became operational in 2001, is the premier facility of its kind in the world due to its size, scope of operations, extensive inventory of parts and experienced technical and maintenance personnel. We believe this facility allows us to more efficiently and effectively service our fleet of aircraft, resulting in less downtime and safer operations.

➢	Strong safety record; experienced and extensively trained pilots. Safety is critical to us and to our customers. Our pilots average over 9,000 hours of flight time and 15 years of experience, and must have at least 1,000 flight hours and an instrument rating before we hire them. Once hired, our pilots undergo rigorous additional training covering all aspects of helicopter operation. As a result of this training and experience, coupled with our detailed safety programs and comprehensive maintenance, we have one of the best safety records in the industry. According to the NTSB, for the ten-year period through 2005, our Gulf of Mexico operations averaged 1.33 accidents for each 100,000 flight hours, approximately 42% less than the average rate for our Gulf of Mexico competitors (2.29 accidents per 100,000 flight hours). On a company-wide basis, our accident rate for this period was 1.53 accidents per 100,000 flight hours, compared to a national average rate of 8.70 accidents per 100,000 flight hours.

➢	Significant barriers to entry to serve our customers. We believe that there are significant barriers to entry in our industry, particularly with respect to operating aircraft for the major oil companies and the larger independent oil companies. Our largest customers have employees dedicated to setting extensive selection criteria for their helicopter transport provider. These criteria are based on safety and performance records, and very few companies have the substantial infrastructure and track record to meet these stringent requirements. Operators who are unable to meet these rigorous quality standards on a long-term basis generally are excluded from the bidding process. We work closely with our customers to meet their specific requirements. In addition, our primary targets for growth in the air medical industry are currently served by a limited number of major competitors.

➢	Experienced management and operations team. Members of our senior management and operations team have significant experience in the oil and gas service industry and in the commercial helicopter service industry. Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, has over 35 years of experience in the oil and gas service industry. The ten members of our senior management team have an average of approximately 18 years of service with us. Howard L. Ragsdale, the director of our air medical operations, has significant experience in establishing air medical operations throughout the continental U.S. He and his two regional directors have an aggregate of over 65 years in the emergency medical services industry.
INDUSTRY OVERVIEW
Gulf of Mexico helicopter operations
Offshore oil and gas activities in the Gulf of Mexico require daily movement of several thousand people plus parts and equipment between onshore bases and remote offshore working areas. According to the NTSB, more than two million passengers are transported in the Gulf of Mexico each year. These transports must occur in a safe, timely manner to ensure smooth operations and avoid costly delays. Helicopters are the primary means of offshore transportation and typically are the only

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economical transportation option for distances greater than 60 miles from shore. The outermost portions of the continental Shelf region of the Gulf of Mexico are located approximately 85 miles from our 11 active onshore bases in Louisiana, Texas and Alabama, and the deepwater areas generally are located from 170 to 230 miles from these bases, which allow us to efficiently service the primary exploration and production areas of the Gulf of Mexico.
Crews working offshore typically work on either a seven days on, seven days off or a 14 days on, 14 days off basis, with crew changes generally occurring midweek at regularly scheduled times. The size of a crew working at any given time is approximately 60 to 90 people for a jackup rig in the Shelf region and 100 to 200 or more people for the larger drilling rigs and production facilities involved in deepwater drilling and production. Typically, there are two crews working onsite at any given time, with one crew being changed out each week. Because a helicopter does not have the passenger capacity to effect an entire crew change in one trip, multiple round trips or multiple helicopters are required for each crew change operation.
Demand for helicopter services in the Gulf of Mexico is driven by the number of production facilities (both manned and unmanned) and drilling rigs. Currently, there are approximately 3,895 active oil and gas platforms and 82 active offshore drilling rigs in the Gulf of Mexico. Although the rig count in the Gulf of Mexico has not increased in recent years, utilization and dayrates for both shallow water jackup rigs and deepwater semisubmersible rigs recently have increased. Each of these facilities has dedicated crews that must be rotated on a regular basis.

Deepwater Gulf of Mexico Fixed Production Platform and Floating Production Facilities	Active Production Platforms in the Gulf of Mexico

Source: Infield Systems. Deepwater consists of fixed and floating platforms located in water depths greater than 1,500 feet. Data as of March 2006	Source: ODS-Petrodata

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Gulf of Mexico Jackup Utilization	Gulf of Mexico Semisubmersible Utilization

Source: ODS-Petrodata	Source: ODS-Petrodata
The majority of the 3,895 active oil and gas platforms are located on the continental Shelf of the Gulf of Mexico and must be inspected and maintained on a regular basis by both operators and regulatory officials to satisfy operator and regulatory safety requirements. These ongoing inspection and maintenance services provide a stable level of helicopter demand that generally is less sensitive to short-term changes in commodity prices. Light helicopters are the most efficient way to service these smaller crew changes and maintenance and inspection visits.
Gulf of Mexico market
The U.S. is the world’s largest global consumer of oil and natural gas, with U.S. demand for oil and natural gas in 2006 estimated by the Department of Energy’s Energy Information Administration (“EIA”) to be 21 million barrels (MMBbls) per day and 61 billion cubic feet (Bcf) per day, respectively. U.S. supply in 2006 is estimated by the EIA to be only 5.5 MMBbls per day of oil and 50 Bcf per day of gas. The Gulf of Mexico is the primary source of supply of North American oil and natural gas. In its Annual Energy Outlook for 2006, the EIA estimates that:

➢	the Gulf of Mexico will remain the primary producing region in North America through 2010;

➢	in 2010, over 23.3% of U.S. lower 48 natural gas production and 46.9% of U.S. crude oil production will come from the Gulf of Mexico;

➢	U.S. demand for natural gas will increase from 61 Bcf per day in 2003 to 64 Bcf per day by 2010; and

➢	U.S. demand for crude oil will grow from 20 MMBbls per day in 2003 to 22 MMBbls per day by 2010.
Deepwater Gulf of Mexico
We have targeted the deepwater region of the U.S. Gulf of Mexico as a growth area for our services because deepwater exploration and production activities generally require more personnel, which results in more crew changes over a greater distance than Shelf exploration and production. The deepwater region is better served by medium and heavy helicopters, which can carry more personnel and equipment and cover the longer distances and which generally are more profitable for us to operate. Additionally, oil and natural gas exploration, development and production costs in the deepwater generally are higher and involve relatively larger capital commitments and longer lead times and investment horizons than those in the shallow water continental Shelf market. As a result, deepwater drilling activities are typically less sensitive to fluctuations in commodity prices, particularly the price of natural gas. Accordingly, actual or anticipated short-term decreases in oil and natural gas prices are less likely to cause an operator to abandon deepwater or ultra-deepwater projects, and

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demand for medium and heavy helicopters that serve the deepwater market tends to be more stable than demand for light helicopters that serve the shallow water continental Shelf market.
In recent years, there has been greater growth in platforms and facilities in the deepwater region of the Gulf of Mexico compared to the more mature continental Shelf as the deepwater region becomes an increasingly important source of oil and natural gas production with many unexplored areas of potential oil and natural gas reserves. Until the mid-1990s, leasing activity in the Gulf of Mexico was focused on shallow water blocks located on the Shelf. In 1992, there were 176 leases issued in water depths less than 650 feet, compared with 28 leases issued in water greater than that depth. After the OCS Deep Water Royalty Relief Act was passed in 1995, deepwater leasing activity significantly increased. Factors contributing to this increased activity include improved 3-D and 4-D seismic data coverage, several key deepwater discoveries, decreased exploration and development costs due to improved technology and experience in the area, and the recognition of high deepwater production rates. Currently, according to the MMS, there are approximately 3,850 active leases in water depths less than 1,300 feet, and approximately 4,260 active leases beyond that water depth.
According to Infield Systems Limited, an international energy research firm, there are 31 deepwater (greater than 1,500 feet of water) fixed production platforms and floating production facilities currently in service or under development in the Gulf of Mexico, and an additional 13 deepwater

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platforms and facilities have been identified for development in the Gulf of Mexico between 2006 and 2011, as shown in the table below:

Operator	Deepwater block	Field name	Year

ConocoPhillips	Green Canyon 184	Jolliet	1989
Shell	Garden Banks 426	Auger	1993
Kerr-McGee	Viosca Knoll 826	Neptune	1996
Shell	Mississippi Canyon 807	Mars	1996
Shell	Viosca Knoll 956	Ram-Powell	1997
Amerada Hess	Garden Banks 260	Baldpate	1998
ENI	Ewing Bank 921	Morpeth	1998
Chevron	Viosca Knoll 786	Petronius	1998
Chevron	Green Canyon 205	Genesis	1998
ENI	Green Canyon 254	Allegheny	1999
BP	Viosca Knoll 915	Marlin	1999
Shell	Mississippi Canyon 809	Ursa	1999
ExxonMobil	Alaminos Canyon 25	Hoover	1999
Chevron	Green Canyon 237	Typhoon	2001
Shell	Green Canyon 158	Brutus	2001
Kerr-McGee	East Breaks 643	Boomvang	2001
Kerr-McGee	East Breaks 602	Nansen	2001
BP	Mississippi Canyon 127	Horn Mountain	2002
Murphy	Mississippi Canyon 582	Medusa	2003
Total	Mississippi Canyon 243	Matterhorn	2003
Kerr-McGee	Garden Banks 668	Gunnison	2003
Dominion	Mississippi Canyon 773	Devils Tower	2003
BP	Mississippi Canyon 474	Na Kika	2003
Murphy	Green Canyon 338	Front Runner	2004
Anadarko	Green Canyon 608	Marco Polo	2004
BP	Green Canyon 645	Holstein	2004
BP	Green Canyon 782	Mad Dog	2004
ConocoPhillips	Garden Banks 783	Magnolia	2004
Kerr-McGee	Garden Banks 876	Red Hawk	2004
BP	Mississippi Canyon 778	Thunder Horse	2005
Kerr-McGee	Green Canyon 680	Constitution	2005
ATP	Mississippi Canyon 711	Gomez	2006
Anadarko	Mississippi Canyon 920	Independence Hub	2006
BP	Green Canyon 743	Atlantis	2006
BHP	Green Canyon 613	Neptune	2007
Norsk Hydro	Atwater Valley 63	Telemark	2007
Chevron	Green Canyon 640	Tahiti	2008
BHP	Green Canyon 654	Shenzi	2008
Chevron	Mississippi Canyon 695	Blind Faith	2008
Dominion	Mississippi Canyon 734	Thunder Hawk	2008
Shell	Mississippi Canyon 809	GUMBO	2009
ExxonMobil	Mississippi Canyon 508	Hawkes	2010
Chevron	Atwater Valley 182	Sturgis	2010
Total	Mississippi Canyon 941	Mirage	2011

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Infield Systems Limited projects that the number of deepwater Gulf of Mexico production facilities will increase by over 42% from 2005 to 2011 as production from the large number of recent discoveries commences. These new facilities often result in increased drilling activity as this additional infrastructure can be used to develop satellite fields that would not be economically feasible to develop on a standalone basis.
Gulf of Mexico Shelf
Offshore oil and natural gas drilling and production in the U.S. Gulf of Mexico occurs on the continental Shelf as well as in the deepwater. Drilling activity on the continental Shelf historically has been limited to shallow wells, or wells with true vertical depths of less than 15,000 feet. However, with the advent of improved technology and higher oil and gas prices, operators increasingly have begun to focus exploratory efforts on deep wells and natural gas reserves located below 15,000 feet. These deeper prospects are largely undeveloped, but are believed to contain significant reserves.
While the shallow waters of the continental Shelf have been actively explored for decades, relatively few deep wells have been drilled historically due to the high cost associated with these wells. Despite the higher costs operators, particularly those in search of natural gas, have grown increasingly interested in deep well shelf drilling due to, among other things:

➢	the potential for the discovery of significant natural gas reserves;

➢	the abundance of existing platforms, production facilities and pipelines on the continental Shelf which allow new deep gas to flow quickly to market;

➢	data indicating that higher natural gas production rates can be expected from wells drilled on the continental Shelf below 16,000 feet; and

➢	MMS royalty relief programs enacted in 2001, and expanded in August 2003 and again in January 2004, which have reduced the development costs of these deep wells.
While drilling on the continental Shelf has declined in recent years, gas production from deep wells as a percentage of total wells on the continental Shelf increased from 20% in 2000 to 35% in 2004 according to IHS Energy, an energy research company.
Air medical operations
The civilian air medical industry began in the 1970s and has grown steadily since that time. According to a 2005 publication, the civilian air medical fleet has nearly doubled since 1997, and patient transports are increasing by an estimated 5% per year. Patient air transports can be from one medical facility to another or from an accident scene or rural location to a medical facility.
According to a 2005 report by C.E. Unterberg, Towbin, an independent investment banking and brokerage firm, the entire U.S. air medical transportation market is approximately $2.0 billion, of which approximately 80%, or $1.6 billion, is controlled by hospitals operating their own fleet and approximately 20%, or $400 million, is shared by independently owned emergency medical service operators. In recent years, hospitals operating their own fleet gradually have begun to exit this market, which is expected to increase the portion of the market available to independent operators over the next several years. While we have a small number of contracts directly with hospitals, we primarily provide air medical transport services as an independent operator. Under this model, which we refer to as the “independent provider model,” we provide not only the transportation, but also the medical care, communications and dispatch, and billing and collections. Our revenues under this model are variable and consist of flight fees billed directly to patients, their insurers or to governmental agencies such as Medicare and Medicaid.

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SAFETY RECORD
Customers consistently cite safety and reliability as a critical factor in selecting a provider of air transportation services. Since our inception in 1949, safety has been a top priority and one of the cornerstones of our culture. In over 50 years of operations we have logged more than nine million flight hours, and during that time we have developed and refined rigorous safety programs and practices that have given us one of the strongest safety records in the commercial helicopter industry.
The key elements of our superior safety record are awareness, extensive training, employee incentives and comprehensive maintenance of our fleet. We strive to incorporate best safety practices in every area of our operations. Our company-wide safety program rewards employees who contribute to our safety goals by working accident free, and we believe our pilots and mechanics are among the most experienced and well trained in the industry.
From 1995 through 2005, we averaged an NTSB accident rate per 100,000 flight hours of 1.33 for our Gulf of Mexico operations, compared to our Gulf of Mexico competitors’ average accident rate of 2.29. For the same period, our company-wide NTSB accident rate per 100,000 flight hours was 1.53 compared to the national average rate of 8.70.
IMPACT OF HURRICANES
During the third quarter of 2005, Hurricane Katrina made landfall in southeastern Louisiana and Hurricane Rita made landfall in southwestern Louisiana. Although both hurricanes have affected our operations, we were able to successfully evacuate all of our aircraft prior to both storms and all of our employees were accounted for with no injuries reported. While none of our aircraft suffered damage from the hurricanes, we did incur some flooding and wind damage at our bases in Louisiana, including significant damage to our bases in Boothville and Cameron. Most of the damage has been repaired and our bases are operational again, other than the Boothville and Cameron bases. We expect our Boothville base to return to service in late 2006, and we intend to permanently shift operations from our Cameron facility to other bases. We currently estimate the costs related to the damage caused by the hurricanes to be approximately $8.5 million, most of which we expect to be covered by insurance.
Following the evacuation of customer personnel from the Gulf of Mexico, flight hours were adversely affected as aircraft were evacuated and grounded until the storm passed. When flights resumed, we experienced an increase in flight hours as customers began assessing damage and making repairs to facilities in the Gulf of Mexico. Additionally, the Air Medical segment experienced higher than normal flight activity in the third quarter while assisting with the evacuations of New Orleans and areas in southeastern Texas.
TRAINING
We believe our pilots are among the most experienced and well-trained in the industry, with an average of over 9,000 hours of flight time and 15 years of experience. Most of our pilots have military or commercial flight experience, and all of our pilots must have at least 1,000 flight hours and an instrument rating before we hire them. Once hired, our pilots undergo rigorous additional training covering all aspects of helicopter operation, including flying in severe weather conditions, emergency landings and malfunctions in our advanced 32,000 square foot on-site training facility, which includes three flight simulators. Our pilots also receive additional flight training annually in excess of FAA regulations from our 14 fulltime flight instructors. We believe we are the only U.S. helicopter operator with a Level D flight training device for medium IFR training purposes. Most of our 570 pilots are trained and certified to fly under instrument flight rules, which enables them to fly at night and in other situations where visibility is impaired.

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Our aircraft maintenance personnel also undergo extensive training from our four fulltime maintenance instructors as to the specific aircraft components they maintain, and have an average of approximately 16 years of service with us.
MAINTENANCE
We employ over 1,100 experienced aircraft mechanics and perform comprehensive maintenance, repair and refurbishment services in our advanced repair and maintenance facility in Lafayette, Louisiana, which we believe provide us the best maintenance capabilities in our industry. Our FAA repair station license allows us to repair air frames, engines, avionics, accessories, radios and instruments, and to perform specialized services on all of our fleet, as well as certain aircraft owned by our customers. We target a complete, full scale refurbishment of each of our oil and gas aircraft every five years. We believe our maintenance standards exceed those set by the FAA and meet or exceed those established by the manufacturers. As a result, we believe our fleet is among the best maintained in the industry.
FACILITIES
Our principal facilities are located on property leased from The Lafayette Airport Commission at the Lafayette Regional Airport in Lafayette, Louisiana. The lease covers approximately 28 acres and two buildings, with an aggregate of approximately 256,000 square feet, housing our main operational, executive and administrative offices and our primary repair and maintenance facility. The lease for this facility expires in 2021, with three five-year renewal options following the expiration date.
We own our Boothville, Louisiana operating facility. The property has a 23,000 square foot building, a 7,000 square foot hangar and landing pads for 35 helicopters. Hurricane Katrina caused substantial flooding at our Boothville base putting it temporarily out of service. We expect complete repairs to this base and have it back in service in late 2006

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We also lease property for an executive and marketing office in Houston, Texas and 12 additional bases to service the oil and gas industry throughout the Gulf of Mexico. Those bases that represent a significant investment in leasehold improvements and are particularly important to our operations are:

Location	Facilities	Area	Lease expiration	Extension options

Morgan City (Louisiana)	Operational and maintenance facilities, landing pads for 46 helicopters	53 acres	June 30, 2008	Options to extend to June 30, 2018
Intracoastal City (Louisiana)	Operational and maintenance facilities, landing pads for 45 helicopters	18 acres	December 31, 2006	Options to extend to December 31, 2010
Houma-Terrebonne Airport (Louisiana)	Operational and maintenance facilities, landing pads for 30 helicopters	14 acres	August 31, 2006	Three options to extend for one year each
Galveston (Texas)	Operational and maintenance facilities, landing pads for 30 helicopters	4 acres	May 31, 2021	Lease period to May 31, 2021 with certain cancellation provisions
Fourchon (Louisiana)	Operational and maintenance facilities, landing pads for 10 helicopters	8 acres	May 31, 2006	Three separate leases, of which two contain options to extend through 2026 and 2028
Our other operations-related facilities in the U.S. are located at New Orleans and Lake Charles, Louisiana; at Port O’Connor, Sabine Pass and Rockport, Texas; and at Theodore, Alabama. Our facility in Cameron, Louisiana was severely damaged by Hurricane Rita. We intend to permanently shift our operations at the Cameron facility to other bases.
We also operate from offshore platforms that are provided without charge by the owners of the platforms, although in certain instances we are required to indemnify the owners against loss in connection with our use of their facilities.
We also lease office and hangar space for our air medical operations in Phoenix, Arizona. The two buildings are held under separate leases and collectively provide 5,000 square feet of hangar space and 26,000 square feet of office space. The leases extend through 2007 and 2009 with options to extend for two to ten years. Other air medical bases are located in California, Colorado, Indiana, Kentucky,

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Maryland, Michigan, New Jersey, New Mexico, North Dakota, Texas and Virginia. Other bases for our international and other air medical operations are generally furnished by customers.
DOMESTIC OIL AND GAS OPERATIONS CONTRACTS
We typically operate under fixed-term contracts with our customers, with terms generally of one to five years. These contracts provide for payment in U.S. dollars and for a fixed monthly payment per aircraft and additional variable payments based on the number of flight hours. In 2005, approximately 89% of our domestic oil and gas-related revenues was from customer contracts. Revenues from these contracts were approximately 50% from the fixed fee component and 50% from the variable fee component.
The following table shows our historical contracted revenues on a fixed fee and variable fee basis, our historical spot revenues and our historical total revenues for the years ended 2003, 2004 and 2005:

	Years ended December 31,

Domestic oil and gas revenues	2003	2004	2005

	(in thousands, except contracted
	variable fee components data)
Contracted Revenues:
Total Fixed Fees	$79,605	$76,431	$90,255
Total Variable Fees	75,960	69,235	91,695

Total Contracted Revenues	155,565	145,666	181,950
Spot Revenues	13,824	20,669	23,418
Other Revenues(1)	14,460	13,767	14,276

Total Revenues	$183,849	$180,102	$219,644

Contracted Variable Fee Components:
Aircraft Under Contract(2)	76	72	92
Total Contract Hours Flown	95,720	82,630	97,377
Average Contracted Flight Hours per Aircraft	1,259	1,148	1,058
Average Contracted Revenue per Flight Hour	$1,625	$1,763	$1,869

(1)	Contracted revenues from a major customer that owns its own aircraft.

(2)	As of the end of the period presented.
Our contracts generally limit our exposure to increases in fuel costs by passing through to our customers’ fuel costs in excess of pre-agreed levels. Most of our fixed-term contracts contain provisions permitting early termination by the customer, sometimes with as little as 30 days notice for any reason and generally without penalty, although customers have rarely exercised that right historically. In addition, many of our contracts, including our new contract with BP America Production Company, permit our customers to increase or decrease the number of aircraft under contract with a corresponding increase or decrease in the fixed monthly payments, and without penalty for a decrease. When our contracts expire, we believe that we have an advantage in renewing the contract based on the existing relationship with the customer, detailed knowledge of the specific operating environment and an established base of equipment and personnel on site.

Business

GOVERNMENT REGULATION
We are subject to government regulation by a number of different federal and state agencies. Our flight operations are regulated by the FAA. Aircraft accidents are subject to the jurisdiction of the NTSB. Standards relating to the workplace health and safety of our employees are created and monitored through the OSHA. There are a number of statutes and regulations that govern offshore operations. We are also subject to various federal and state environmental laws and regulations.
FAA
As a commercial operator of helicopters, our flight and maintenance operations are subject to regulation by the FAA pursuant to the Federal Aviation Act of 1958. The FAA has authority to exercise jurisdiction over many aspects of our business, including personnel, aircraft and ground facilities. Because the FAA allocates its inspection resources based on the number of transport category aircraft, we believe that we are subject to more FAA inspections and oversight than any other U.S. helicopter operator.
We are required to have an Air Taxi Certificate, granted by the FAA, to transport personnel and property in our aircraft. This certificate contains operating specifications that allow us to conduct our operations, but is subject to amendment, suspension or revocation in accordance with procedures set forth in the Federal Aviation Act. We are not required to file tariffs showing rates, fares or other charges with the FAA.
The FAA’s regulations, as currently in effect, require that at least 75% of our outstanding voting securities be owned or controlled by citizens of the United States or one of its possessions, and that the president and at least two-thirds of the members of our board of directors be U.S. citizens. Our Chief Executive Officer and all of our directors are U.S. citizens, and our organizational documents provide for the automatic reduction in voting power of each share of voting common stock owned or controlled by a non-U.S. citizen if necessary to comply with these regulations.
OSHA
We are subject to OSHA and similar state statutes and regulations. We maintain extensive safety and health policies and procedures and staff that monitor and implement these policies and procedures. The primary functions of our safety staff are to develop policies that meet or exceed the safety standards set by OSHA, train our personnel and make daily inspections to ensure compliance with our safety policies and procedures. Personnel are required to attend safety-training meetings at which the importance of full compliance with safety procedures is emphasized. We believe that we meet or exceed all OSHA requirements and that our operations do not expose our employees to unusual health hazards.
Other regulations
We are also subject to the Communications Act of 1934 because of our ownership and operation of a radio communications flight-following network in the Gulf of Mexico and offshore California.
Numerous other federal statutes and rules regulate our offshore operations and those of our customers pursuant to which the federal government has the ability to suspend, curtail or modify our offshore operations.
SEASONAL ASPECTS
Seasonality affects our operations in three principal ways: weather conditions are generally poorer in December, January and February, tropical storms and hurricanes are prevalent in the Gulf of Mexico

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in late summer and early fall, and reduced daylight hours restrict our operations in winter, which result in reduced flight hours. When a tropical storm or hurricane is about to enter or begins developing in the Gulf of Mexico, flight activity may temporarily increase because of evacuations of offshore workers, but during the storms, we are unable to operate in the area of the storm and can incur significant expense in moving our aircraft to safer locations. See “Risk factors—Our operations are affected by adverse weather conditions and seasonal factors” beginning on page S-15. Our operating results vary from quarter to quarter, depending on seasonal factors and other factors outside of our control. As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.
INVENTORY
We carry a significant inventory of aircraft parts to support the maintenance and repair of our helicopters. Many of these inventory items are parts that have been removed from aircraft, refurbished according to manufacturers’ and FAA specifications, and returned to inventory. The cost to refurbish these parts is expensed as incurred. We use systematic procedures to estimate the value of these used parts, which includes consideration of their condition and continuing utility. The carrying values of inventory reported in our financial statements are affected by these estimates and may change from time to time if our estimated values change.
CUSTOMERS
Our principal customers are major integrated energy companies and independent exploration and production companies. We also serve oil and gas service companies, hospitals and medical programs under the independent provider model, government agencies, and other aircraft owners and operators. Our largest customer, Shell Oil Company, is in our Domestic Oil and Gas segment and accounted for approximately 14%, 13% and 15% of our operating revenues for the years ended December 31, 2005, 2004 and 2003, respectively. We are currently negotiating a new contract with Shell Oil Company to replace an existing contract, which is set to expire on May 31, 2006. For the year ended December 31, 2005, BP America Production Company, also in our Domestic Oil and Gas segment, accounted for approximately 14% of our operating revenues. We have entered into contracts with most of our customers for terms of at least one year, although most contracts include provisions permitting earlier termination.
COMPETITION
Our business is highly competitive in each of our markets, and many of our contracts are awarded after competitive bidding. Factors that impact competition include safety, reliability, price, availability of appropriate aircraft and quality of service. Some of our competitors recently have undertaken expansion and/or upgrades of their fleets.
We are a leading operator of helicopters in the Gulf of Mexico. There are two major and several small competitors operating in the Gulf of Mexico market. Although most oil companies traditionally contract for most specialty services associated with offshore operations, including helicopter services, certain of our customers and potential customers in the oil industry operate their own helicopter fleets, or have the capability to do so if they so elect.
In the air medical market, we compete against national and regional firms, and there is usually more than one competitor in each local market. In addition, we compete against hospitals that operate their own helicopters and, in some cases, against ground ambulances as well.
Our international operations primarily service customers in the oil and gas industry, although we do service some U.S. governmental agencies, such as the National Science Foundation. Most of our

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international contracts are subject to competitive bidding, and our primary competitors are largely the same as those in the domestic oil and gas market.
INDUSTRY HAZARDS AND INSURANCE
The operation of helicopters inherently involves a degree of risk. Hazards such as aircraft accidents, collisions, fire, and adverse weather are part of the business of providing helicopter services and may result in losses of life, equipment and revenues. Although our safety record compares favorably to the safety of our competitors in the Gulf of Mexico and in comparison to the record for all U.S. operators as reflected in industry publications, from time to time we do have accidents that result in loss of life and equipment.
We maintain hull and liability insurance on our aircraft that insures us against physical loss of, or damage to, our aircraft and against certain legal liabilities to others. In addition, we carry war risk, expropriation, confiscation, and nationalization insurance for our aircraft involved in international operations. In some instances, we are covered by indemnity agreements from our customers in lieu of, or in addition to, our insurance. Our aircraft are not insured for loss of use. While we believe we are adequately covered by insurance and indemnification arrangements, the loss, expropriation or confiscation of, or severe damage to, a material number of our helicopters could adversely affect our revenues and profits.
EMPLOYEES
As of December 31, 2005, we employed approximately 2,110 full-time employees and 65 part-time employees, including approximately 570 pilots and 1,130 aircraft maintenance and support personnel.
On June 13, 2001, our domestic pilots ratified a three-year collective bargaining agreement between us and the Office & Professional Employees International Union (“OPEIU”). The agreement automatically renews for additional one-year terms unless either party provides notice of its intent to terminate at least 60 days prior to June 1st of each year. The agreement provided for automatic base pay increases for pilots and strike protection for us. Union membership under the agreement, which falls under the Railway Labor Act, is voluntary. We are currently in negotiations with the OPEIU regarding a new collective bargaining agreement, and to date, we have not increased the base pay of our pilots for 2006. We can give no assurance as to the outcome of these negotiations.
ENVIRONMENTAL MATTERS
We are subject to stringent federal, state and local environmental laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Operating and maintaining helicopters requires that we use and manage materials that are subject to laws and regulations controlling the treatment, storage, recycling and disposal of wastes. These laws and regulations may also require the acquisition of permits for regulated activities, result in capital expenditures to limit or prevent emissions or discharges, and impose strict liability for contamination, rendering an owner or lessee liable for environmental and natural resource damages and cleanup costs without regard to negligence or fault on the part of the owner or lessee. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions. While we believe that we are in substantial compliance with current environmental laws and regulations and that continued compliance with existing requirements would not materially affect us, there is no assurance that such compliance will continue in the future. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or cleanup requirements has the potential to have a material adverse effect on our operations.

Business

We currently own or lease, and have in the past owned or leased, properties that have been used for many years by persons, including us, for various aviation operational support and maintenance activities and other industrial purposes. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons and other wastes may have been disposed or released on or under properties owned or leased by us or on or under other locations where such wastes have been taken for disposal. Because operating and maintaining helicopters has caused us and will continue to cause us to generate, handle and dispose of materials that may be classified as “hazardous substances,” “hazardous wastes,” or other types of wastes, we potentially may incur joint and several, strict liability under the federal Comprehensive Environmental Response, Compensation, and Liability Act, also referred to as the Superfund law, the federal Resource Conservation and Recovery Act, and analogous state laws for wastes. Under such laws, we could be required to remove or remediate previously disposed wastes or property contamination, restore affected properties, or undertake measures to prevent future contamination. We periodically conduct environmental site surveys at our facilities to ensure compliance with existing environmental laws and to determine whether there is a need for environmental remediation.
LEGAL PROCEEDINGS
We have been named as a defendant in various legal actions that have arisen in the ordinary course of our business and have not been finally adjudicated. In the opinion of management, the amount of the ultimate liability with respect to these actions will not have a material adverse effect on our consolidated financial condition, results of operations or liquidity.
On June 15, 2005, we received a subpoena from the United States Department of Justice relating to a grand jury investigation of potential antitrust violations among providers of helicopter transportation services in the Gulf of Mexico. We are cooperating fully with the investigation and are nearing completion of providing documents and other information as required by the subpoena. We will respond to any DOJ request for further information, and will continue to cooperate with the investigation. At this early stage, it is not possible to assess the outcome of this investigation.
TENDER OFFER AND CONCURRENT NOTES OFFERING
On March 24, 2006, we announced a fixed price tender offer for any and all of the $200 million outstanding principal amount of our 9 3/8 % senior notes due 2009. We have offered to purchase the senior notes for consideration of 104.688% of the principal amount, together with accrued and unpaid interest up to but not including the purchase date and a consent fee, if applicable, of 0.200% of the principal amount of senior notes tendered before April 6, 2006, unless extended by us. Our offer to purchase the senior notes is being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 24, 2006. The tender offer and consent solicitation are conditioned upon our having obtained financing with terms and conditions satisfactory to us and in amounts not less than the amount required to purchase the senior notes tendered in the tender offer. In addition, the tender offer and consent solicitation is conditioned upon the receipt of consents from holders of a majority of the outstanding principal amount of the senior notes to eliminate, among other things, substantially all of the restrictive covenants and events of default respecting the senior notes. If fully subscribed, we expect that the tender offer and consent solicitation will result in a pre-tax charge to our net income of approximately $12.3 million, and that it will cost approximately $219 million (including accrued and unpaid interest of approximately $9 million), which would be funded with a portion of the net proceeds from this offering and our concurrent offering of new senior notes, as described below. There is no assurance that the tender offer, which is expected to be completed on April 24, 2006, will be subscribed for in any amount. In the event that all of our senior notes are not tendered in the tender offer or our tender offer is not

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consummated, we will use a portion of the net proceeds from this offering and our concurrent senior notes offering for general corporate purposes, which may include the redemption of debt and the purchase of aircraft.
Concurrently with this offering of our non-voting common stock, we are offering an aggregate of $150 million of new senior notes due 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, or to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The completion of this offering of our non-voting common stock is not conditioned on the completion of the concurrent senior notes offering and vice versa. However, we have the right and may choose to terminate our pending tender offer and consent solicitation for our outstanding 9 3/8 % senior notes due 2009 if we are unable to complete this offering or our concurrent new senior notes offering on terms acceptable to us.

Management and certain securityholders
DIRECTORS AND EXECUTIVE OFFICERS
Our bylaws provide that directors are elected annually to serve until the next Annual Meeting of Stockholders or until their earlier resignation or removal, and our officers serve at the pleasure of the Board of Directors. The following table provides the name, age and positions held by each of our executive officers and directors at March 29, 2006:

Name and age	Age	Position(s)

Al A. Gonsoulin	63	Chairman of the Board and Chief Executive Officer
Michael J. McCann	58	Chief Financial Officer
Richard A. Rovinelli	57	Chief Administrative Officer and Director of Human Resources
William P. Sorenson	56	Director of Marketing and Planning
Lance F. Bospflug	51	Director
Arthur J. Breault, Jr.	66	Director
C. Russell Luigs	72	Director
Richard H. Matzke	69	Director
Thomas H. Murphy	50	Director
Al A. Gonsoulin has served as our Chairman of the Board since 2001 and our Chief Executive Officer since May 2004. Mr. Gonsoulin founded Sea Mar, Inc., a provider of marine transportation and support services to the oil and gas industry in the Gulf of Mexico, in 1977 and sold it to Pool Energy Services Co. in 1998. Mr. Gonsoulin served as President of Sea Mar from its founding until December 31, 2001, when it was a division of Nabors Industries.
Michael J. McCann has served as our Chief Financial Officer and Treasurer since November 1998 and our Secretary since March 2002. From January 1998 to October 1998, he was the Chief Financial Officer for Global Industries Ltd. and Chief Administrative Officer from July 1996 to January 1998. Prior to that, he was Chief Financial Officer of for Sub Sea International, Inc. Mr. McCann is a Certified Public Accountant.
Richard A. Rovinelli joined us in February 1999 as Director of Human Services and became our Chief Administrative Officer in December 1999. Mr. Rovinelli previously has served as Manager, Human Resources for Arco Alaska, Inc. Headquarters Staff Manager, Human Resources, Arco Oil and Gas Company, as well as numerous other positions with Arco.
William P. Sorenson became our Director of Marketing and Planning in February 2002. He previously served as Director of International, Aeromedical and Technical Services from January 2001 to February 2002. He served as our Director of Corporate Marketing/ New Business from February 1999 to January 2001 after serving as General Manager of Aeromedical Services from November 1995 to February 1999.
Lance F. Bospflug has served as a Director since 2001. Mr. Bospflug joined us in September 2000 as our President and was appointed Chief Executive Officer in August 2001. He served as our President and Chief Executive Officer until his resignation in May 2004. Before joining us, he was Chief Financial Officer from March 1992 to May 1999 and then President and Chief Executive Officer from May 1999 to May 2000 of T.L. James & Company, Inc., a diversified construction, marine dredging and timber company.
Arthur J. Breault, Jr. has served as a Director since 1999. Mr. Breault retired from Deloitte & Touche LLP in 1997, where he was a partner and concentrated on tax matters for more than 16 years.

Management and certain securityholders

C. Russell Luigs has served as a Director since 2002. Mr. Luigs was President and Chief Executive Officer of Global Marine, Inc. from 1977 until 1988, and Chairman of the Board from 1982 to 1999. He then served as Chairman of the Executive Committee of the Board from 1999 until 2001 when Global Marine, Inc. merged with GlobalSantaFe Corporation. After the merger, Mr. Luigs served as a Director of GlobalSantaFe until his retirement in June 2005.
Richard H. Matzke has served as a Director since 2002. Mr. Matzke retired from ChevronTexaco, Inc. in February 2002, where he had served as Vice Chairman of the Board since January 2000 and as a member of the Board of Directors since 1997. From November 1989 through December 1999, Mr. Matzke served as President of Chevron Overseas Petroleum Inc., where he was responsible for directing Chevron’s oil exploration and production activities outside of North America. Mr. Matzke was employed by Chevron Corporation and its predecessors and affiliates from 1961 to November 1989.
Thomas H. Murphy has served as a Director since 1999. Since 1997, Mr. Murphy has been a member and co-owner of Murco Oil and Gas, LLC, a U.S. onshore oil and gas drilling contractor.
Board of directors and committees
The Board has determined, using criteria established by The NASDAQ Stock Market and the SEC, that each of our directors other than Messrs. Bospflug and Gonsoulin are independent. Our Board currently has an audit committee and a compensation committee.
Our Audit Committee currently consists of Messrs. Arthur J. Breault, C. Russell Luigs, Richard H. Matzke and Thomas H. Murphy (Chairman). This committee is responsible for performing the responsibilities described in the Audit Committee Charter.
Our Compensation Committee currently consists of Messrs. Arthur J. Breault (Chairman), C. Russell Luigs, Richard H. Matzke and Thomas H. Murphy. This committee is responsible for determining the compensation of officers and key employees and administering our incentive compensation plans.
PRINCIPAL STOCKHOLDERS
The following table sets forth certain information concerning the beneficial ownership of each class of our outstanding common stock as of March 29, 2006, and as adjusted to give effect to this offering, by:

➢	each person known to us to own beneficially more than 5% of either class of our outstanding common stock;

➢	each of our current directors;

➢	each of our five most highly compensated executive officers as named in the summary compensation table; and

➢	all of our directors and executive officers as a group.
The beneficial ownership of our common stock set forth in the table is determined in accordance with the rules of the Securities and Exchange Commission. Prior to the closing of this offering, we had 7,568,892 shares of non-voting common stock and 2,852,616 shares of voting common stock outstanding. After the closing of this offering, we will have 11,856,812 shares of non-voting common stock and 2,852,616 shares of voting common stock outstanding. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after the date of this prospectus supplement are considered outstanding,

Management and certain securityholders

while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Additionally, Al A. Gonsoulin intends to purchase 100,000 shares of non-voting common stock offered in this offering. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting power as to all voting shares and sole investment power as to all shares beneficially owned. Unless otherwise indicated below, the address of each person listed in the table is PHI, Inc., 2001 SE Evangeline Thruway, Lafayette, Louisiana 70508.

	Class of PHI	Number of		Pre-offering	Post-offering
Beneficial owner	common stock	shares		percentage	percentage

St. Denis J. Villere & Company, L.L.C.	Voting	287,147	(1)	10.1%	10.1%
210 Baronne St., Suite 808	Non-Voting	1,133,405 (1)		15.0%	9.6%
New Orleans, Louisiana
Wells Fargo & Company	Voting	206,130	(2)	7.2%	7.2%
100 Heritage Reserve	Non-Voting	980,143	(2)	13.0%	8.3%
Menomonee Falls, Wisconsin
Wells Capital Management Incorporated	Voting	182,980	(3)	6.4%	6.4%
420 Montgomery Street	Non-Voting	950,895	(3)	12.6%	8.0%
San Francisco, California
Strong Capital Management, Inc.	Voting	193,162	(4)	6.8%	6.8%
100 Heritage Reserve	Non-Voting	280,242	(4)	3.7%	2.4%
Menomonee Falls, Wisconsin
Wells Fargo Funds Management, LLC	Voting	—		—	—
525 Market Street	Non-Voting	765,326	(5)	10.1%	6.5%
San Francisco, California
FMR Corp.	Voting	283,600	(6)	9.9%	9.9%
82 Devonshire Street	Non-Voting	—		—	—
Boston, Massachusetts
Woodbourne Partners, L.P.	Voting	222,598	(7)	7.8%	7.8%
200 N. Broadway, Suite 825	Non-Voting	500,000	(7)	6.6%	4.2%
St. Louis, Missouri
Al A. Gonsoulin	Voting	1,482,266		52.0%	52.0%
	Non-Voting	—	(8)	—	* (8)
Lance F. Bospflug	Voting	—		—	—
	Non-Voting	—		—	—
Arthur J. Breault, Jr.	Voting	—		—	—
	Non-Voting	4,657		*	*
C. Russell Luigs	Voting	10,000		*	*
	Non-Voting	10,000		*	*
Richard H. Matzke	Voting	—		—	—
	Non-Voting	—		—	—
Thomas H. Murphy	Voting	5,000		*	*
	Non-Voting	6,000		*	*
Michael J. McCann	Voting	—		—	—
	Non-Voting	25,000	(9)	*	*
Richard A. Rovinelli	Voting	—		—	—
	Non-Voting	—		—	—
William P. Sorenson	Voting	—		—	—
	Non-Voting	—		—	—
All Directors and Executive Officers as a Group (9 Persons)	Voting	1,497,266		52.5%	52.5%
	Non-Voting	45,657	(9)	*	*

Management and certain securityholders

  *  Less than one percent.

(1)	As reported by St. Denis J. Villere & Company, L.L.C. in its Schedule 13G dated February 27, 2006. St. Denis J. Villere & Company, L.L.C. has shared voting and investment power with respect to all of its voting shares and 1,132,605 of its non-voting shares with its clients as an investment advisor.

(2)	As reported by Wells Fargo & Company in its Schedule 13G dated February 15, 2006 and its Amendment No. 1 to its Schedule 13G dated February 10, 2006. In these documents, Wells Fargo & Company reported that it possessed sole voting power with respect to 203,280 of its voting shares and 969,738 of its non-voting shares and sole investment power with respect to 191,530 of its voting shares and 980,143 of its non-voting shares.

(3)	Wells Capital Management Incorporated reported in its Schedule 13G dated February 15, 2006 and its Amendment No. 1 to its Schedule 13G dated February 10, 2006 that it possessed sole voting power with respect to 57,426 of its voting shares and 204,412 of its non-voting shares.

(4)	As reported by Strong Capital Management, Inc. in Amendments No. 1 and No. 4 to its Schedules 13G dated February 11, 2005.

(5)	As reported by Wells Fargo Funds Management, LLC in its Amendment No. 1 to Schedule 13G dated February 10, 2006.

(6)	As reported by FMR Corp. in Amendment No. 6 to its Schedule 13G dated February 14, 2006. FMR Corp. does not have the power to direct the voting of any of these shares.

(7)	As reported by Woodbourne Partners, L.P. in Amendments No. 7 and No. 9 to its Schedule 13Gs dated February 10, 2006. Woodbourne Partners, L.P.’s general partner, Clayton Management Company, has sole voting and investment power with respect to these shares.

(8)	Mr. Gonsoulin intends to purchase 100,000 shares of non-voting common stock offered in this offering for his own account. As a result of this intended purchase, his post-offering percentage of non-voting common stock would be less than one percent.

(9)	Includes 25,000 shares of non-voting common stock issuable upon exercise of stock options held by Mr. McCann.

Underwriting
We are offering the shares of our non-voting common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC and Howard Weil Incorporated are the representatives of the underwriters. UBS Securities LLC is the sole book-running manager of this offering.
We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of non-voting common stock listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC
Howard Weil Incorporated

Total	4,287,920

In addition, Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, intends to purchase 100,000 shares of the non-voting common stock offered hereby for his own account. The underwriters will not receive any discount or commission on these shares.
The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below until such time as the option is exercised by them.
Our non-voting common stock is offered subject to a number of conditions, including receipt and acceptance of our non-voting common stock by the underwriters.
OVER-ALLOTMENT OPTION
We have granted the underwriters an option to buy up to an aggregate of 643,188 additional shares of our non-voting common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.
COMMISSIONS AND DISCOUNTS
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $          per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms after the offering. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase shares at the prices and upon the terms stated therein and, as a result, thereafter will bear any risk associated with changing the offering price to the public or other selling terms.
The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters (other than with respect to the 100,000 shares that Mr. Gonsoulin intends to

Underwriting

purchase) assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 643,188 shares.

Paid by PHI

	No exercise	Full exercise

Per share	$	$
Total	$	$
We estimate that the total expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $1 million. Discounts and commissions to each underwriter do not in the aggregate exceed 8% of the gross proceeds of this offering.
NO SALES OF SIMILAR SECURITIES
We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to certain permitted exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our non-voting common stock or securities convertible into or exercisable or exchangeable for our non-voting common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. The lock-up periods may be extended for up to 18 additional days under certain circumstances where we announce or pre-announce earnings or material news or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the applicable lock-up period. At any time and without public notice UBS Securities LLC may in its sole discretion release all or some of the securities from these lock-up agreements.
INDEMNIFICATION AND CONTRIBUTION
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.
NASDAQ NATIONAL MARKET LISTING
Our common stock is listed on The NASDAQ National Market under the symbol “PHIIK” for our non-voting common stock and “PHII” for our voting common stock.
PRICE STABILIZATION, SHORT POSITIONS, PASSIVE MARKET MAKING
In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our non-voting common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids;

➢	syndicate covering transactions; and

➢	passive market making.
Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions

Underwriting

may also include making short sales of our non-voting common stock, which involve the sale by the underwriters of a greater number of shares of non-voting common stock than they are required to purchase in this offering, and purchasing shares of non-voting common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchased in this offering.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
As a result of these activities, the price of our non-voting common stock may be higher than the price that otherwise might exist in the open market. If the activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The NASDAQ National Market, in the over-the-counter market or otherwise.
In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in our non-voting common stock on The NASDAQ National Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the non-voting common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our non-voting common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.
AFFILIATIONS
UBS Securities LLC and Howard Weil Incorporated have in the past provided, and may in the future provide, investment banking and financial advisory services to us. UBS Securities LLC acted as an underwriter in connection with our 2005 equity offering, as an initial purchaser in connection with our 2002 notes offering and is currently acting as the dealer manager and the solicitation agent in connection with our pending tender offer and consent solicitation for our 9 3/8 % senior notes due 2009, and it is also an initial purchaser of our concurrent offering of new senior notes. For these services, we have paid, or will pay, them customary compensation. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Underwriting

ELECTRONIC DISTRIBUTION
A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.
Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Legal matters
The validity of the issuance of the non-voting common stock offered by this prospectus supplement has been passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, as to U.S. federal law, and by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, as to Louisiana corporate law. Certain legal matters have been passed upon for the underwriters by Vinson & Elkins L.L.P.
Experts
The financial statements as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and Management’s Report on the Effectiveness of Internal Control over Financial Reporting as of December 31, 2005 included and incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Management’s Report on Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control system was designed to provide reasonable assurance to our management and board of directors regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with generally accepted accounted principles.
Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2005. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on this assessment our management believes that, as of December 31, 2005, our internal control over financial reporting is effective under those criteria.
Deloitte & Touche LLP, our independent registered public accounting firm, has issued an attestation report on our assessment of the Company’s internal control over financial reporting. This report appears below.

Report of independent registered public accounting firm
To the Board of Directors and Shareholders of
PHI, Inc.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting (Item 9A), that PHI, Inc. (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2005 of the Company and our report dated March 9, 2006, expressed an unqualified opinion on those financial statements and financial statement schedule.
DELOITTE & TOUCHE LLP
New Orleans, Louisiana
March 9, 2006

Report of independent registered public accounting firm
To the Board of Directors and Shareholders of
PHI, Inc.
We have audited the accompanying consolidated balance sheets of PHI, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule for each of the three years in the period ended December 31, 2005, listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PHI, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial schedule for each of the three years in the period ended December 31, 2005, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
DELOITTE & TOUCHE LLP
New Orleans, Louisiana
March 9, 2006

PHI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004

	(thousands of dollars)
ASSETS
Current Assets:
Cash and cash equivalents	$69,561	$18,008
Accounts receivable— net of allowance:
Trade	89,351	58,242
Other	6,766	1,134
Inventory	48,123	39,225
Other current assets	10,042	10,695
Refundable income taxes	422	1,101

Total current assets	224,265	128,405
Other	13,266	12,527
Property and equipment, net	311,678	253,241

Total Assets	$549,209	$394,173

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$40,506	$22,735
Accrued liabilities	10,807	4,836
Accrued interest	3,175	3,181
Accrued insurance	—	1,526
Accrued vacation payable	3,811	3,775
Accrued salaries and wages	2,439	1,636
Notes payable	1,000	2,000

Total current liabilities	61,738	39,689
Long-term debt	203,300	208,275
Deferred income taxes	38,906	29,805
Other long-term liabilities	6,214	6,429
Commitments and contingencies (Note 8)
Shareholders’ Equity:
Voting common stock— par value of $0.10; authorized shares of 12,500,000	285	285
Non-voting common stock— par value of $0.10; authorized shares of 12,500,000	742	253
Additional paid-in capital	129,531	15,098
Retained earnings	108,493	94,339

Total shareholders’ equity	239,051	109,975

Total Liabilities and Shareholders’ Equity	$549,209	$394,173

The accompanying notes are an integral part of these consolidated financial statements.

PHI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2004	2003

	(thousands of dollars and shares,
	except per share data)
Operating revenues	$363,610	$291,308	$269,392
Gain on disposition of property and equipment, net	1,173	2,569	1,988
Other	2,057	392	686

	366,840	294,269	272,066

Expenses:
Direct expenses	299,263	245,374	230,229
Selling, general and administrative expenses	24,896	21,034	19,983
Interest expense	20,448	20,109	19,952

	344,607	286,517	270,164

Earnings before income taxes	22,233	7,752	1,902
Income taxes	8,079	3,780	763

Net earnings	$14,154	$3,972	$1,139

Earnings per share
Basic	$1.76	$0.73	$0.21
Diluted	$1.76	$0.72	$0.21
Weighted average shares outstanding:
Basic	8,040	5,383	5,383
Diluted	8,063	5,486	5,486
The accompanying notes are an integral part of these consolidated financial statements.

PHI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Voting		Non-voting
	common stock		common stock		Additional
					paid-in	Retained
	Shares	Amount	Shares	Amount	capital	earnings

	(thousands of dollars and shares)
Balance at Dec. 31, 2002	2,852	$285	2,526	$253	$15,062	$89,254
Stock options exercised	—	—	5	—	26	—
Other	—	—	—	—	—	(26)
Net earnings	—	—	—	—	—	1,139

Balance at Dec. 31, 2003	2,852	285	2,531	253	15,088	90,367
Stock options exercised	—	—	—	—	10	—
Net earnings	—	—	—	—	—	3,972

Balance at Dec. 31, 2004	2,852	285	2,531	253	15,098	94,339
Stock issuance, net	—	—	4,887	489	113,352	—
Stock options exercised	—	—	—	—	1,081	—
Net earnings	—	—	—	—	—	14,154

Balance at Dec. 31, 2005	2,852	$285	7,418	$742	$129,531	$108,493

The accompanying notes are an integral part of these consolidated financial statements.

PHI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2004	2003

	(thousands of dollars)
Cash flows from operating activities:
Net earnings	$14,154	$3,972	$1,139
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	27,133	27,843	25,209
Deferred income taxes	6,415	3,845	(293)
Gain on asset dispositions	(1,173)	(2,569)	(1,988)
Other	1,411	1,332	(323)
Changes in operating assets and liabilities:
Accounts receivable— trade	(31,109)	(16,499)	(2,245)
Inventory	(8,898)	1,180	(3,030)
Refundable income taxes	—	(876)	2,011
Other assets	(2,313)	(7,241)	3,021
Accounts payable, accrued liabilities and vacation payable	23,049	(146)	7,239
Income taxes payable	—	—	(504)
Other long-term liabilities	(649)	64	(821)

Net cash provided by operating activities	28,020	10,905	29,415

Cash flows from investing activities:
Purchase of property and equipment	(96,165)	(33,921)	(36,863)
Acquisition of additional operating locations	—	(1,518)	—
Proceeds from asset dispositions	10,751	14,395	7,620

Net cash used in investing activities	(85,414)	(21,044)	(29,243)

Cash flows from financing activities:
Proceeds from (payments on) Notes and long-term debt	(1,000)	—	2,000
Proceeds from stock issuance	115,162	—	—
Less related fees & expenses	(1,265)	—	—
Proceeds from line of credit	114,875	37,008	—
Payments on line of credit	(119,850)	(28,733)	—
Proceeds from exercise of stock options	1,025	—	50

Net cash provided by financing activities	108,947	8,275	2,026

(Decrease) Increase in cash and cash equivalents	51,553	(1,864)	2,198
Cash and cash equivalents, beginning of year	18,008	19,872	17,674

Cash and cash equivalents, end of year	$69,561	$18,008	$19,872

The accompanying notes are an integral part of these condensed consolidated financial statements.

PHI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of operations, basis of consolidation, and other general principles
Since its inception, PHI, Inc.’s primary business has been to transport personnel and, to a lesser extent, parts and equipment, to, from and among offshore facilities for customers engaged in the oil and gas exploration, development, and production industry. The Company also provides air medical transportation services for hospitals, medical programs, and aircraft maintenance services to third parties.
The consolidated financial statements include the accounts of PHI, Inc. and its subsidiaries (“PHI” or the “Company”) after the elimination of all significant intercompany accounts and transactions.
A principal stockholder has substantial control. Al A. Gonsoulin, Chairman of the Board and Chief Executive Officer, beneficially owns stock representing approximately 52% of the total voting power. As a result, he exercises control over the election of PHI’s directors and the outcome of matters requiring a stockholder vote.
Revenue recognition
The Company recognizes revenue related to aviation transportation services after the services are performed or the contractual obligations are met. Aircraft maintenance services revenues are recognized at the time the repair or services work is completed. Revenues related to emergency flights generated by the Company’s Air Medical segment are recorded net of contractual allowances under agreements with third party payors when the services are provided.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash equivalents
The Company considers cash equivalents to include demand deposits and investments with original maturity dates of three months or less.
Inventories
The Company’s inventories are stated at the lower of average cost or market and consist primarily of spare parts. Portions of the Company’s inventories are used parts that are often exchanged with parts removed from aircraft, reworked to a useable condition according to manufacturers’ and FAA specifications, and returned to inventory. The Company uses systematic procedures to estimate the valuation of the used parts, which includes consideration of their condition and continuing utility. Reusable aircraft parts are included in inventory at the average cost of comparable parts. The rework costs are expensed as incurred. The Company also records an allowance for obsolescent and slow-moving parts, relying principally on specific identification of such inventory. Valuation reserves related to obsolescence and slow-moving inventory were $6.3 million and $7.0 million at December 31, 2005 and 2004, respectively.

Notes to consolidated financial statements

Property and equipment
The Company records its property and equipment at cost less accumulated depreciation. For financial reporting purposes, the Company uses the straight-line method to compute depreciation based upon estimated useful lives of five to fifteen years for flight equipment and three to ten years for other equipment. The Company uses accelerated depreciation methods for tax purposes. Upon selling or otherwise disposing of property and equipment, the Company removes the cost and accumulated depreciation from the accounts and reflects any resulting gain or loss in earnings at the time of sale or other disposition.
Effective January 1, 2003, the Company changed the estimated residual value of certain aircraft (77 aircraft of the total fleet) from 30% to 40%. The Company believes the revised amounts reflect their historical experience and more appropriately matches costs over the estimated useful lives and salvage values of these assets. The change in residual values of certain aircraft was based on the Company’s experience in sales of such aircraft which indicated that these aircraft were retaining on average a salvage value of at least 40% by model type. The effect of this change for the year ended December 31, 2003 was a reduction in depreciation expense of $0.8 million ($0.05 million after tax or $0.09 per diluted share).
Effective January 1, 2005 and prospectively, the Company reassessed the salvage values applicable to major modifications to aircraft based on updated estimates derived from recent aircraft sales. The adjustment for the year 2005 resulted in a decrease in depreciation expense ($1.6 million). In addition, we incurred approximately ($1.1 million) of expense in 2005 for repairs to an aircraft that incurred substantial damage due to a weather related incident.
The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by comparing the carrying amount of an asset to future undiscounted net cash flows that it expects the asset to generate. When an asset is determined to be impaired, the Company recognizes that impairment amount, which is measured by the amount that the carrying value of the asset exceeds its fair value. Similarly, the Company reports assets that it expects to sell at the lower of the carrying amount or fair value less costs to sell.
Self-insurance
The Company maintains a self-insurance program for a portion of its health care costs. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and the estimated liability for claims incurred but not reported. As of December 31, 2005 and 2004, the Company had $1.1 million and $1.0 million, respectively, of accrued liabilities related to health care claims.
During 2005, the Company established an offshore insurance captive to realize savings in reinsurance costs on its insurance premiums. Amounts paid to the captive in 2005 totaled $1.9 million. The financial position and operations of the insurance captive were not significant in 2005. The captive is fully consolidated in the accompanying financial statements.
Concentration of credit risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. The Company places its short-term invested cash and cash equivalents on deposit with a major financial institution. Cash equivalents include Commercial paper of companies with high credit ratings and money market securities. The

Notes to consolidated financial statements

Company does not believe significant credit risk exists with respect to these securities at December 31, 2005.
PHI conducts a majority of its business with major and independent oil and gas exploration and production companies with operations in the Gulf of Mexico. The Company also provides services to major medical centers and US governmental agencies. The Company continually evaluates the financial strength of its customers but generally does not require collateral to support the customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, current market conditions, and other information. Collection efforts are typically exhausted at approximately nine months, at which time unpaid amounts are charged off as uncollectible. The allowance for doubtful accounts was $0.2 million at December 31, 2005 and December 31, 2004. The Company’s largest domestic oil and gas customer accounted for 14%, 13%, and 15%, of consolidated operating revenues for years ended December 31, 2005, 2004, and 2003, respectively. The Company also carried accounts receivable from this same customer totaling 14% and 11%, of net trade receivable on December 31, 2005 and 2004, respectively.
Trade receivables representing amounts due pursuant to air medical services are carried net of an allowance for estimated contractual adjustments on unsettled invoices. The Company monitors its collection experience by payor category within the Air Medical segment and updates its estimated collections to be realized based on its most recent collection experience.
Stock compensation
The Company uses the intrinsic value method of accounting for employee stock-based compensation prescribed by Accounting Principles Board (APB) Opinion No. 25 and, accordingly, follows the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). SFAS No. 123 encourages the use of a fair value based method of accounting for compensation expense associated with stock option and similar plans. However, SFAS No. 123 permits the continued use of the intrinsic value based method prescribed by Opinion No. 25 but requires additional disclosures, including pro forma calculations of net earnings and earnings per share as if the fair value method of accounting prescribed by SFAS No. 123 had applied.
Stock-based employee compensation expense relates to restricted stock grants and stock options that were settled for cash. The employee compensation expense for stock grants and options settled for

Notes to consolidated financial statements

cash was $122,498 for 2005, $45,000 for 2004, and $300,000 for 2003. There have been no stock awards granted since 2001.

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2004	2003

	(thousands of dollars, except per share data)
Net earnings as reported	$14,154	$3,972	$1,139
Add stock-based employee compensation expense included in reported net income net of related tax effects	122	45	300
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects,	—	—	—

Net earnings— pro forma	$14,276	$4,017	$1,439

Earnings per share
Basic— as reported	1.76	0.74	0.21
Basic— pro forma	1.78	0.75	0.27
Diluted— as reported	1.76	0.72	0.21
Diluted— pro forma	1.77	0.73	0.26
Average fair value of grants during the year	N/A	N/A	N/A
Black-Sholes option pricing model assumptions:
Risk-free interest rate	N/A	N/A	N/A
Expected life (years)	N/A	N/A	N/A
Volatility	N/A	N/A	N/A
Dividend yield	N/A	N/A	N/A
Income taxes
The Company provides for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The deferred tax assets and liabilities measurement uses enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes the effect of any tax rate changes in income of the period that included the enactment date.
Earnings per share
The Company computes basic earnings per share by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. The diluted earnings per share computation uses the weighed average number of shares outstanding adjusted for incremental shares attributed to dilutive outstanding options to purchase common stock.
Deferred financing costs
Costs of obtaining long term debt financing are deferred and amortized ratably over the term of the related debt agreement.

Notes to consolidated financial statements

Derivative financial instruments
The Company has not engaged in activities involving financial derivatives during the years 2003, 2004, and 2005.
New accounting pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share Based Payment”. SFAS No. 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using the intrinsic value method and, as such, generally recognizes no compensation expense for employee stock options. Accordingly, the adoption of SFAS No. 123(R) will have an impact on our results of operations. The impact of the adoption of this Statement cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 1 to our consolidated financial statements. SFAS No. 123(R) must be adopted by the first quarter of 2006. The Company has adopted SFAS No. 123(R) using the modified-prospective method.
SFAS No. 143, Accounting for Asset Retirement Obligations requires the recording of liabilities for all legal obligations associated with the retirement of long-lived assets that result from the normal operations of those assets. These liabilities are required to be recorded at fair value in the period in which they are incurred with the associated asset retirement costs capitalized as part of the carrying amount of the long-lived asset. The Statement was effective for the Company on January 1, 2003. In 2005, FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (FIN 47) to further clarify that such asset retirement obligations should be recognized for conditional obligations in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 was effective at December 31, 2005. The Company evaluated its leased and owned properties for potential asset retirement obligations under SFAS No. 143, as amended and interpreted by FIN 47. Based on this review, the Company identified obligations primarily related to the removal of fuel storage tanks upon the abandonment or disposal of facilities. The operation of fuel storage tanks is monitored on an ongoing basis to prevent ground contamination and the cost of removing such tanks is not significant. Based on the Company’s evaluation of such obligations, such liabilities were deemed to be immaterial to the financial position, results of operations or cash flows of the Company.
In December 2004 FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29”. SFAS No. 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. ABP Opinion No. 29, “Accounting for Nonmonetary Transactions” provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. Under APB Opinion No. 29, an exchange of a productive asset for a similar productive asset was based on the recorded amount of the asset relinquished. SFAS No. 153 eliminates this exception and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 was effective as of July 1, 2005, and did not have an impact on the financial reporting of the Company.

Notes to consolidated financial statements

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This Statement is a replacement APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine period-specific effects of an accounting change on one or more individual prior periods presented. Then the new accounting principle is applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather that being reported in an income statement. Further, the accounting principle is to be applied prospectively from the earliest date when it is impracticable to determine the effect to all prior periods. This Statement is effective for the Company as of January 1, 2006. Adoption of this statement could have an impact if there are future voluntary accounting changes and correction of errors.
Comprehensive income
Comprehensive Income includes net earnings and other comprehensive income items such as revenues, expenses, gains or losses that under Generally Accepted Accounting Principles are included in comprehensive income, but excluded from net income. Since 2002, the Company has no such items required to be excluded from net earnings. Accordingly, there is no difference between net earnings and comprehensive income for the years ended December 31, 2005, 2004, or 2003.
Goodwill
Goodwill represents costs in excess of the fair value acquired in connection with purchase business combinations. Goodwill arose in connection with the 2004 acquisition of a company related to the planned expansion of the Air Medical Segment. In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangibles, the Company tests its goodwill for impairment annually or if impairment indicators are present. If indicators of impairment were present in goodwill and undiscounted cash flows were not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified.

(2)	PROPERTY AND EQUIPMENT
The following table summarizes the Company’s property and equipment at December 31, 2005 and December 31, 2004.

	December 31,	December 31,
	2005	2004

	(thousands of dollars)
Flight equipment	$416,076	$350,022
Other	67,645	61,710

	483,721	411,732
Less accumulated depreciation	(172,043)	(158,491)

Property and equipment, net	$311,678	$253,241

Property and equipment at December 31, 2005 and 2004 included aircraft with a net book value of $1.1 million and $1.0 million, respectively that was held for sale.

Notes to consolidated financial statements

(3)	LONG-TERM DEBT
On April 23, 2002, the Company issued $200 million in principal amount of 9 3/8% Series A Senior Unsecured Notes due 2009 in a private offering that was exempt from registration under Rule 144A under the Securities Act of 1933 (the “Securities Act”). All of the notes were subsequently exchanged for the Company’s 9 3/8% Series B Senior Unsecured Notes due 2009 (the “Series B Senior Unsecured Notes”), pursuant to an exchange offer that was registered under the Securities Act. The Series B Senior Unsecured Notes bear annual interest at 9 3/8 % payable semi-annually on May 1 and November 1 of each year and mature in May 2009. The Series B Senior Unsecured Notes contain restrictive covenants, including limitations on indebtedness, liens, dividends, repurchases of capital stock and other payments affecting restricted subsidiaries, issuance and sales of restricted subsidiary stock, dispositions of proceeds of asset sales, and mergers and consolidations or sales of assets. As of December 31, 2005 and 2004, the Company was in compliance with these covenants.
Also on April 23, 2002, the Company entered into a new credit agreement with a commercial bank for a $50 million revolving credit and letter of credit facility. On June 18, 2004, the Company amended its credit agreement which reduced the revolving credit facility from $50 million to $35 million. On September 30, 2005, the Company amended its credit agreement, which was scheduled to expire July 31, 2006, and extended the expiration date to July 31, 2007. The credit agreement permits both prime rate based borrowings and “LIBOR” rate borrowings plus a spread. The spread for LIBOR borrowings is from 2.0% to 3.0%. Any amounts outstanding under the revolving credit facility are due July 31, 2007. The Company will pay an annual 0.375% commitment fee on the unused portion of the revolving credit facility. The Company may also obtain letters of credit issued under the credit facility up to $5.0 million with a 0.125% fee payable on the amount of letters of credit issued. The Company is not subject to any restrictions in obtaining funds from any of its subsidiaries. At December 31, 2005, the Company had $3.3 million borrowings under the revolving credit facility, and the Company had $8.3 million under the credit facility at December 31, 2004. The Company had four letters of credit for $4.2 million outstanding at December 31, 2005, and three letters of credit for $2.6 million outstanding at December 31, 2004. The credit agreement includes covenants related to working capital, funded debt to net worth, and consolidated net worth. As of December 31, 2005 and 2004, the Company was in compliance with these covenants. The credit agreement is collateralized by accounts receivable and inventory. Also included in notes payable at December 31, 2005 and 2004 are $1.0 million and $2.0 million, respectively, representing finance agreements on purchase commitments for transport category aircraft as further described at Note 8.
Cash paid for interest was $19.5 million, $19.1 million, and $19.0 million, for the years ended December 31, 2005, 2004, and 2003, respectively.

Notes to consolidated financial statements

(4)	INCOME TAXES
Income tax expense (benefit) is composed of the following:

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2004	2003

	(thousands of dollars)
Current
Federal	$343	$—	$—
State	(50)	(1,142)	102
Foreign	1,371	1,077	954
Deferred— principally
Federal	6,415	3,845	(293)

Total	$8,079	$3,780	$763

Income tax expense (benefit) as a percentage of pre-tax earnings varies from the effective Federal statutory rate of 34% as a result of the following:

	Year ended		Year ended		Year ended
	December 31,		December 31,		December 31,
	2005		2004		2003

	Amount	%	Amount	%	Amount	%

	(Thousands of dollars, except percentage amounts)
Income taxes at statutory rate	$7,559	34	$2,636	34	$647	34
Increase (decrease) in taxes resulting from:
Effect of foreign tax expense, net of U.S. benefits	—	—	679	9	—	—
Hurricane relief credit	(537)	(2)	—	—	—	—
Effect of state income taxes	762	3	298	4	195	10
Other items— net	295	1	167	2	(79)	(4)

Total	$8,079	36	$3,780	49	$763	40

Notes to consolidated financial statements

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are presented below (in thousands):

	December 31,	December 31,
	2005	2004

Deferred tax assets:
Deferred compensation	$1,652	$1,527
Foreign tax credits	4,617	3,246
Valuation allowance— tax credit carryforwards	(2,142)	(2,142)
Vacation accrual	1,419	1,397
Inventory valuation	3,549	3,733
Workman’s compensation reserve	190	367
Allowance for uncollectible accounts	2,297	282
Alternative minimum tax credit	343	—
Hurricane relief credit	814	—
Other	1,321	157
Net operating loss	23,282	28,913

Total deferred tax assets	37,342	37,480

Deferred tax liabilities:
Tax depreciation in excess of book depreciation	(68,167)	(61,890)

Total deferred tax liabilities	(68,167)	(61,890)

Net deferred tax liabilities	$(30,825)	$(24,410)

A valuation allowance was recorded against certain foreign tax credits paid in 2004 and prior as management believes it is more likely than not that the deferred tax asset related to certain foreign tax credit carryforwards will not be realized during their carryforward period. The estimated future U.S. taxable income, after utilization of the available net operating loss carryforwards, will limit the ability of the Company to utilize the foreign tax credit carryforwards during their carryforward period. Due to recent changes in the tax laws extending the credit carryforward period, management believes that a valuation allowance is not necessary for foreign tax credits generated in 2005. A tax credit of $0.8 million was realized in 2005 as a result of Hurricanes Katrina and Rita Legislation. At December 31, 2005 and 2004, other current assets include $8.1 million and $5.4 million, respectively, of deferred tax assets.
The Company has net operating loss carryforwards (“NOLs”), of approximately $61.0 million that, if not used will expire beginning in 2022 through 2024. Additionally, for state income tax purposes, the Company has NOLs of approximately $51.0 million available to reduce future state taxable income. These NOLs expire in varying amounts beginning in 2012 through 2024, the majority of which expires in 2017 and through 2019. Most of these NOLs arose from accelerated tax depreciation deductions related to substantial aircraft additions since 2002.
Income taxes paid were approximately $0.1 million, $0.7 million, and $1.4 million, for the years ended December 31, 2005, 2004, and 2003, respectively. The Company received net income tax refunds of approximately $0.8 million, $0.5 million and $2.0 million during the years ended December 31, 2005, 2004 and 2003, respectively.

Notes to consolidated financial statements

(5)	EMPLOYEE BENEFIT PLANS
Savings and retirement plans
The Company maintains an Employee Savings Plan under Section 401(k) of the Internal Revenue Code. The Company matches 2% for every 1% of an employee’s salary deferral contribution, not to exceed 3% of the employee’s compensation. The Company contributions were $5.4 million for the year ended December 31, 2005, $4.8 million for the year ended December 31, 2004 and $4.3 million for the year ended December 31, 2003.
The Company maintains a Supplemental Executive Retirement Plan (“SERP”). The nonqualified and unfunded plan provides certain senior management with supplemental retirement and death benefits at age 65. The SERP plan provides supplemental retirement benefits that are based on each participant’s salary at the time of entrance into the plan. The benefit is one-third of each participant’s annual salary of $200,000 or less, plus one-half of each participant’s annual salary that is in excess of $200,000, if applicable. The plan does not provide for automatic benefit increases. During 2000, the Company’s board of directors amended the plan to provide for partial vesting. The Company recorded the following plan costs for the years ended December 31, 2005, 2004, and 2003.

	Years ended
	December 31,

	2005	2004	2003

	(thousands of dollars)
Service cost	$259	$302	$369
Interest cost	124	111	95
Recognized actuarial (gain) loss	53	(30)	(36)

Net periodic plan cost	$436	$383	$428

The benefit obligation, funded status, and assumptions of the plan on December 31, 2005 and 2004 were as follows:

	December 31,

	2005	2004

	(thousands of dollars)
Change in benefit obligation:
Benefit obligation at the beginning of the year	$3,148	$2,609
Service cost	259	302
Interest cost	124	111
Actuarial loss	13	247
Benefits paid	(131)	(121)

Benefit obligation at the end of the year	$3,413	$3,148

Notes to consolidated financial statements

	December 31,

	2005	2004

	(thousands of dollars)
Reconciliation of funded status
Unfunded status	$(3,413)	$(3,148)
Unrecognized actuarial gains	(123)	(82)

Total liability included in other long term liabilities on the consolidated balance sheet	$(3,536)	$(3,230)

Weighted average assumptions
Discount rate	4.0%	3.8%
Employee turnover/early retirement rate	—	—
The SERP plan is an unfunded arrangement. However, the Company has purchased life insurance contracts on the lives of certain participants in anticipation of using the life insurance’s cash values and death benefits to help fulfill the obligations of the plan. The Company, as owner of such policies, may sell or redeem the contracts at any time without any obligation to the plan participants. The Company recorded expenses of approximately $0.5 million for each of the years 2005 and 2004 related to the life insurance contracts. Cash values of the life insurance contracts, recorded in other assets, are $0.9 million at December 31, 2005 and $0.7 million at December 31, 2004.
The Board of Directors has resolved to terminate the SERP, subject to any vested participant rights, and has offered participants a substitute benefit in the Officer Deferred Compensation Plan based on a calculated present value participant’s interest in the SERP. In January 2006, the participants agreed to such substitute benefits and as a result approximately $2.2 million of the SERP liability will be transferred to the Deferred Compensation Liability in 2006.
The Company maintains an Officer Deferred Compensation Plan that permits key officers to defer a portion of their compensation. The plan is nonqualified and funded. The Company has established a separate account for each participant, which is invested and reinvested from time to time in investments that the participant selects from a list of eligible investment choices. Earnings and losses on the book reserve accounts accrue to the plan participants. Liabilities for the plan are included in other long-term liabilities, and the corresponding investment accounts are included in other assets. Aggregate amounts deferred under the plans were $0.9 million and $0.1 million, respectively, for the years December 31, 2005 and 2004.
Stock based compensation
Under the PHI 1995 Incentive Plan (the “1995 Plan”), the Company is authorized to issue up to 175,000 shares of voting common stock and 575,000 shares of non-voting common stock. The Compensation Committee of the Board of Directors is authorized under the 1995 Plan to grant stock options, restricted stock, stock appreciation rights, performance shares, stock awards, and cash awards. The exercise prices of the stock option grants are equal to the fair market value of the underlying stock at the date of grant. The 1995 Plan also allows awards under the plan to fully vest upon a change in control of the Company. In September of 2001, the Company underwent a change of control as defined in the 1995 plan and as a result, all awards issued prior to the change of control became fully vested.
During the year ended December 31, 2001, the Company granted 20,000 non-voting restricted shares and 150,000 non-voting stock options under the 1995 Plan. The non-voting restricted shares had a fair value of $11.06 on the date of issue and became unrestricted during 2001. The non-voting stock

Notes to consolidated financial statements

options are 100% vested and expire on September 1, 2010. Such options were exercised in 2005. The Company has not issued any shares, options or rights under the 1995 Plan since 2001.
At December 31, 2005, there were 116,250 voting shares and 190,126 non-voting shares available for issuance under the 1995 Plan. The Company recorded compensation expense related to the 1995 Plan of $0.2 million for December 31, 2005, $0.1 million for December 31, 2004 and $0.4 million for the year ended December 31, 2003. There was no unearned stock compensation expense at December 31, 2005 and 2004.
The following table summarizes employee and director stock option activities for the years ended December 31, 2005, 2004, and 2003. All of the options were issued with an exercise price equal to or greater than the market price of the stock at the time of issue.

	1995 Plan
	options		Weighted
			average
	Non-voting	Totals	exercise price

Balance outstanding at December 31, 2002	244,623	244,623	11.58
Options settled for cash	(21,250)	(21,250)	11.75
Options exercised	(5,670)	(5,670)	9.06

Balance outstanding at December 31, 2003	217,703	217,703	11.63
Options settled for cash	(10,750)	(10,750)	12.75

Balance outstanding at December 31, 2004	206,953	206,953	11.57
Options exercised	(150,000)	(150,000)	11.06
Options settled for cash	(10,203)	(10,203)	8.50

Balance outstanding at December 31, 2005	46,750	46,750	13.87

Shares exercisable at December 31, 2005	46,750	46,750	13.87

December 31, 2004	206,953	206,953	11.57

December 31, 2003	217,703	217,703	11.63

The following table summarizes information about stock options outstanding as of December 31, 2005. All of the outstanding stock options are exercisable.

Options outstanding and exercisable

	Remaining
Number	contractual		Exercise
outstanding	life (years)		price

31,750	3.5		$12.75
15,000	2.8		16.25

46,750	3.3	(1)	13.87

(1)	Weighted Average
Incentive compensation
During 2002, the Company implemented an incentive plan for non-executive and non-represented employees. The plan allows the Company to pay up to 7% of earnings before tax, net of incentive compensation. During 2004, the Company implemented an Executive/ Senior Management plan for certain corporate and business unit management employees. For 2005, the Company recorded $2.3 million of incentive compensation expense related to the above plans. The Company did not

Notes to consolidated financial statements

record incentive compensation expense for the years ended December 31, 2004 and 2003, as certain requirements under the incentive plans established were not met.

(6)	OTHER ASSETS
The following table summarizes the Company’s other assets at December 31, 2005 and 2004.

	December 31,	December 31,
	2005	2004

	(thousands of dollars)
Goodwill acquired	$2,747	$1,878
Security deposits on aircraft	4,576	4,250
Deferred financing cost	3,520	3,892
Other	2,513	2,507

Total	$13,266	$12,527

During 2005 and 2004, the Company placed security deposits on aircraft to be leased or purchased. Upon delivery of the aircraft, the deposits will be applied to the lease or purchase.

(7)	FINANCIAL INSTRUMENTS
Fair Value—The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at December 31, 2005 and December 2004. The table excludes cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and term notes payable, all of which had fair values approximating carrying amounts.

	December 31, 2005		December 31, 2004

	Carrying	Estimated	Carrying	Estimated
	amounts	fair value	amounts	fair value

Long-term debt	$200,000	$210,500	$200,000	$216,000
At December 31, 2005 and 2004, the fair value of long-term debt is based on quoted market indications.

(8)	COMMITMENTS AND CONTINGENCIES
Operating Leases—The Company leases certain aircraft, facilities, and equipment used in its operations. The related lease agreements, which include both non-cancelable and month-to-month terms, generally provide for fixed monthly rentals and, for certain real estate leases, renewal options. The Company generally pays all insurance, taxes, and maintenance expenses associated with these aircraft and some of these leases contain renewal and purchase options. Rental expense incurred under these leases consisted of the following:

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2004	2003

	(thousands of dollars)
Aircraft	$5,817	$748	$1,094
Other	5,167	3,906	3,033

Total	$10,984	$4,654	$4,127

The Company began leasing a principal operating facility at Lafayette, Louisiana for twenty years, effective September 2001. The lease expires in 2021 and has three five-year renewal options.

Notes to consolidated financial statements

The following table presents the remaining aggregate lease commitments under operating lease having initial non-cancelable terms in excess of one year. The table includes renewal periods on the principal operating facility lease.

	Aircraft	Other	Total

	(thousands of dollars)
2006	$10,300	$2,839	$13,139
2007	10,300	2,249	12,549
2008	10,300	1,858	12,158
2009	10,300	1,386	11,686
2010	10,902	1,132	12,034
Thereafter	57,008	10,102	67,110

	$109,110	$19,566	$128,676

The Company expects to finance the acquisition of new aircraft, discussed below, with existing cash, operating leases, the issuance of debt or equity securities or some combination thereof.
In 2005, we took delivery of three transport category aircraft, four medium and eight light aircraft for service in the Domestic Oil and Gas segment. We also took delivery of eleven light aircraft for service in the Air Medical segment. Subsequent to December 31, 2005, we took delivery of one transport category, one medium, and two light aircraft, all for service in Domestic Oil and Gas, and one light aircraft for service in the Air Medical segment. We executed operating leases for the transport category aircraft.
At December 31, 2005, we had an order for three additional transport category aircraft, one of which was delivered early January and an operating lease was executed for that aircraft. There are two aircraft remaining for delivery in 2006 at an approximate cost of $35.0 million, for which we intend to execute an operating lease for these aircraft also.
Additionally, at December 31, 2005, we had orders for 35 additional aircraft with a total cost of $176.8 million with scheduled delivery dates throughout 2006 and 2007. Of this total, four aircraft totaling $14.5 million were delivered subsequent to December 31, 2005, as mentioned above.
Environmental Matters—We have an aggregate estimated liability of $0.2 million as of December 31, 2005 for environmental remediation costs that are probable and estimable. We have conducted environmental surveys of our former Lafayette Facility, which we vacated in 2001, and have determined that limited soil and groundwater contamination exists at the facility. We have installed groundwater monitoring wells at the facility and periodically monitor and report on the contamination. In May 2003, we submitted a Louisiana Risk Evaluation/ Corrective Action Plan (“RECAP”) Standard Site Assessment Report to the Louisiana Department of Environmental Quality (“LDEQ”) fully delineating the extent and type of contamination. LDEQ is reviewing the assessment report and has requested that the Site Assessment Report be updated to include recent analytical data and be resubmitted for further LDEQ review. Once LDEQ completes its review and reports on whether all contamination has been fully defined, a risk evaluation in accordance with RECAP will be submitted and evaluated by LDEQ. At that point, LDEQ will establish what cleanup standards must be met at the site. When the process is complete, we will be in a position to develop an appropriate remediation plan and determine the resulting cost of remediation. We have not recorded any estimated liability for remediation and contamination and, based upon the May 2003 Site Assessment Report and ongoing monitoring, we believe the ultimate remediation costs for the former Lafayette facility will not be material to our consolidated financial position, results of operations, or liquidity.

Notes to consolidated financial statements

During 2004, LDEQ advised the us that groundwater contaminants impacting monitor wells at the PHI Lafayette Heliport were originating from an off-site location and that we would no longer be required to perform further monitoring at the site. Subsequently, based upon site investigation work performed by the Lafayette Airport Commission, the source of the contamination was identified as residing at another location, for which PHI is not responsible. The Lafayette Airport Commission has begun remediation of the PHI Lafayette Heliport.
Legal Matters—The Company is named as a defendant in various legal actions that have arisen in the ordinary course of its business and have not been finally adjudicated. In the opinion of management, the amount of the ultimate liability with respect to these actions will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.
As previously reported, on June 15, 2005, we received a subpoena from the United States Department of Justice relating to a grand jury investigation of potential antitrust violations among providers of helicopter transportation services in the Gulf of Mexico. We are cooperating fully with the investigation and are in the process of providing documents and other information as required by the subpoena. We will respond to any DOJ request for further information, and will continue to cooperate with the investigation. At this early stage, it is not possible to assess the outcome of this investigation, although based on the information available to us to date, management does not expect the outcome of the investigation to have a material adverse effect on our financial condition or results of operations.
Purchase Commitments—At December 31, 2005, there were no purchase commitments other than those described above with respect to aircraft which the Company expects to fund with existing cash, issue debt and/or equity securities, execute an operating lease, or some combination thereof.

(9)	BUSINESS SEGMENTS AND GEOGRAPHIC AREAS
PHI is primarily a provider of helicopter services, including helicopter maintenance and repair services. The Company has used a combination of factors to identify its reportable segments as required by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). The overriding determination of the Company’s segments is based on how the chief operating decision-maker of the Company evaluates the Company’s results of operations. The underlying factors include customer bases, types of service, operational management, physical locations, and underlying economic characteristics of the types of work the Company performs. The Company identifies four segments that meet the requirements of SFAS 131 for disclosure. The reportable segments are Domestic Oil and Gas, Air Medical, International, and Technical Services.
The Domestic Oil and Gas segment provides helicopter services to oil and gas customers operating in the Gulf of Mexico. The International segment provides helicopters in various foreign countries to oil and gas customers. The Air Medical segment provides helicopter services to hospitals and medical programs in several U.S. states, and also to individuals under which the Company is paid by either a commercial insurance company, federal or state agency, or the patient. The Company’s Air Evac subsidiary is included in the Air Medical segment. The Technical Services segment provides helicopter repair and overhaul services for existing flight operations customers and, through September 30, 2004, for a now expired contract with one customer.
The Company’s largest customer, who is a customer in the Domestic Oil and Gas segment, accounted for 14% ($50.5 million), 13% ($37.8 million), and 15% ($40.4 million) of operating revenues for the years ended December 31, 2005, 2004, and 2003, respectively.

Notes to consolidated financial statements

The following table shows information about the profit or loss and assets of each of the Company’s reportable segments for the years ended December 31, 2005, 2004, and 2003. The information contains certain allocations, including allocations of depreciation, rents, insurance, and overhead expenses that the Company deems reasonable and appropriate for the evaluation of results of operations. The Company does not allocate gains on dispositions of property and equipment, other income, interest expense, and corporate selling, general, and administrative costs to the segments. Where applicable, the tables present the unallocated amounts to reconcile the totals to the Company’s consolidated financial statements. Segment assets are determined by where they are situated at period-end. Corporate assets are principally cash and cash equivalents, short-term investments, other assets, and certain property, plant, and equipment.

	Year ended December 31,

	2005	2004	2003

	(thousands of dollars)
Segment operating revenues
Domestic Oil and Gas	$219,644	$180,102	$183,849
Air Medical	112,123	77,476	46,674
International	28,192	24,342	21,247
Technical Services	3,651	9,388	17,622

Total operating revenues	363,610	291,308	269,392

Segment direct expense
Domestic Oil and Gas	173,177	151,107	163,328
Air Medical	104,465	67,664	32,782
International	19,099	18,668	21,093
Technical Services	2,522	7,935	13,026

Total direct expense	299,263	245,374	230,229
Segment selling, general and administrative expense
Domestic Oil and Gas	1,003	1,499	1,494
Air Medical	6,503	6,525	4,480
International	214	49	214
Technical Services	7	12	12

Total selling, general and administrative expense	7,727	8,085	6,200

Total direct and selling, general and administrative expense	306,990	253,459	236,429

Net segment profit
Domestic Oil and Gas	45,464	27,496	19,027
Air Medical	1,155	3,287	9,412
International	8,879	5,625	(60)
Technical Services	1,122	1,441	4,584

Total	56,620	37,849	32,963
Other, net(1)	3,230	2,961	2,674
Unallocated selling, general and administrative costs	(17,169)	(12,949)	(13,783)
Interest expense	(20,448)	(20,109)	(19,952)

Earnings before income taxes	$22,233	$7,752	$1,902

(1)	Including gains on disposition of property and equipment and other income.

Notes to consolidated financial statements

	Year ended December 31,

	2005	2004	2003

	(thousands of dollars)
Expenditures for long lived Assets
Domestic Oil and Gas	$55,876	$7,614	$20,086
Air Medical	39,361	18,071	12,881
International	284	198	276
Corporate	644	8,038	3,620

Total	$96,165	$33,921	$36,863

	Year ended December 31,

	2005	2004	2003

	(thousands of dollars)
Depreciation and Amortization
Domestic Oil and Gas	$15,829	$18,342	$19,042
Air Medical	6,023	4,992	2,031
International	1,236	1,587	1,928
Technical Services	—	42	127
Corporate	4,045	2,880	2,081

Total	$27,133	$27,843	$25,209

Assets
Domestic Oil and Gas	$247,657	$227,929	$253,064
Air Medical	137,911	89,722	49,672
International	13,560	12,289	14,733
Technical Services	—	—	12,176
Corporate	150,081	64,233	47,809

Total	$549,209	$394,173	$377,454

The following table presents the Company’s revenues from external customers attributed to operations in the United States and foreign areas and long-lived assets in the United States and foreign areas.

		Year ended
	Year ended		Year ended
	December 31,	December 31,	December 31,
	2005	2004	2003

	(thousands of dollars)
Operating revenues:
United States	$335,418	$266,966	$248,145
International	28,192	24,342	21,247

Total	$363,610	$291,308	$269,392

Long-Lived Assets:
United States	$303,924	$246,819	$248,211
International	7,754	6,422	10,315

Total	$311,678	$253,241	$258,526

Notes to consolidated financial statements

(10)	EFFECTS OF HURRICANES
During 2005 two significant hurricanes affected our operations. Hurricane Katrina made landfall in southeastern Louisiana on August 29, 2005 and caused substantial flooding at our base at Boothville, Louisiana which we expect to be returned to service in late 2006. Other bases incurred some damage, most of which has been repaired. Flight hours were adversely affected initially as aircraft were evacuated and parked until the storm passed. When flights resumed, we experienced an increase in flight hours as customers began assessing damage and making repairs to facilities in the Gulf of Mexico. Additionally, the Air Medical segment experienced higher than normal flight activity while assisting with the evacuation of New Orleans following the hurricane.
On September 24, 2005, Hurricane Rita made landfall in southwestern Louisiana destroying our base in Cameron, and causing flooding and wind damage at other bases. Initially, flight hours were also adversely affected by this storm, but once flights resumed, they returned to pre-Katrina activity levels. The Air Medical segment also experienced additional flight activity both before and after Hurricane Rita related to the evacuation of certain areas of Texas.
Operations at bases that are currently out of service have been relocated to other bases that were unaffected or did not sustain significant damage. All employees were accounted for and there were no injuries reported. All aircraft were evacuated prior to both storms, and as a result there was no damage to aircraft. Through December 31, 2005 we recognized a loss from the hurricanes of approximately $5.6 million consisting of the write-off of inventory and other tangible assets of $2.5 million and incremental repair and relocation costs of $3.1 million. Such losses were offset completely by estimated insurance recoveries of which $2.7 million remains in accounts receivable, other at December 31, 2005. We anticipate incurring additional repair costs of approximately $2.9 million in 2006 to restore damaged facilities and we expect that substantially all of such costs will be covered by insurance.
If the estimates of our damages and insurance recoveries prove to be reasonably accurate, we do not believe that we will record any net loss related to hurricane damages for financial reporting purposes. Such estimates could, of course, change as better repair estimates become available. We would expect to have an unreimbursed cash outlay of approximately $1.0 million due to the difference in the insurance reimbursement for certain assets that had been in service for a number of years and were a total loss, compared to the replacement cost we will incur for those assets.

(11)	SEVERANCE LIABILITY
During the year ended December 31, 2003, the Company recorded costs of approximately $1.9 million related to a plan of termination and early retirement covering approximately 60 employees. At December 31, 2003, the Company had an outstanding severance liability of $1.3 million for certain of these employees who had already terminated employment, or were scheduled to terminate employment and who had elected payment of the severance benefits at a later date. This amount was substantially all paid in 2004.

Notes to consolidated financial statements

(12)	QUARTERLY FINANCIAL DATA (UNAUDITED)
The summarized quarterly results of operations for the years ended December 31, 2005 and December 31, 2004 (in thousands of dollars, except per share data) are as follows:

	Quarter ended

	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005

	(thousands of dollars, except per share data)
Operating revenues	$74,239	$86,783	$100,018	$102,570
Gross profit	10,203	13,887	19,834	20,422
Net earnings	359	1,961	5,460	6,374
Net earnings per share
Basic	0.07	0.32	0.53	0.62
Diluted	0.07	0.31	0.53	0.62

	Quarter ended

	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004

	(thousands of dollars, except per share data)
Operating revenues	$66,973	$70,186	$77,733	$76,416
Gross profit	9,688	12,138	13,928	10,180
Net earnings (loss)	3	1,113	2,659	197
Net earnings per share
Basic	—	0.21	0.49	0.04
Diluted	—	0.20	0.48	0.04

(13)	CONDENSED FINANCIAL INFORMATION— GUARANTOR ENTITIES
On April 23, 2002, the Company issued notes of $200 million that are fully and unconditionally guaranteed on a senior basis, jointly and severally, by all of the Company’s existing 100% owned operating subsidiaries (“Guarantor Subsidiaries”).
The following condensed financial information sets forth, on a consolidating basis, the balance sheet, statement of operations, and statement of cash flows information for PHI, Inc. (“Parent Company Only”) and the Guarantor Subsidiaries. The principal eliminating entries eliminate investments in subsidiaries, intercompany balances, and intercompany revenues and expenses.

Notes to consolidated financial statements

PHI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2005

	Parent
	company	Guarantor
	only	subsidiaries	Eliminations	Consolidated

	(thousands of dollars)
ASSETS
Current Assets:
Cash and cash equivalents	$69,102	$459	$—	$69,561
Accounts receivable— net of allowance	81,881	14,236	—	96,117
Inventory	48,123	—	—	48,123
Other current assets	9,978	64	—	10,042
Refundable income taxes	(61)	483	—	422

Total current assets	209,023	15,242	—	224,265
Investment in subsidiaries	38,700	—	(38,700)	—
Intercompany receivable	—	39,867	(39,867)	—
Other assets	13,253	13	—	13,266
Property and equipment, net	303,421	8,257	—	311,678

Total assets	$564,397	$63,379	$(78,567)	$549,209

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$46,322	$10,605	$—	$56,927
Intercompany payable	39,867	—	(39,867)	—
Accrued vacation payable	3,522	289	—	3,811
Notes payable	1,000	—	—	1,000

Total current liabilities	90,711	10,894	(39,867	61,738
Long-term debt	203,300	—	—	203,300
Deferred income taxes and other long-term liabilities	31,335	13,785	—	45,120
Shareholders’ Equity
Paid-in capital	130,558	4,402	(4,402)	130,558
Retained earnings	108,493	34,298	(34,298)	108,493

Total shareholders’ equity	239,051	38,700	(38,700)	239,051

Total liabilities and shareholders’ equity	$564,397	$63,379	$(78,567)	$549,209

Notes to consolidated financial statements

PHI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2004

	Parent
	company	Guarantor
	only	subsidiaries	Eliminations	Consolidated

	(thousands of dollars)
ASSETS
Current Assets:
Cash and cash equivalents	$17,701	$307	$—	$18,008
Accounts receivable— net of allowance	51,868	7,508	—	59,376
Inventory	39,225	—	—	39,225
Other current assets	10,632	63	—	10,695
Refundable income taxes	916	185	—	1,101

Total current assets	120,342	8,063	—	128,405
Investment in subsidiaries	29,779	—	(29,779)	—
Intercompany receivable	—	30,376	(30,376)	—
Other assets	12,505	22	—	12,527
Property and equipment, net	247,797	5,444	—	253,241

Total assets	$410,423	$43,905	$(60,155)	$394,173

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$29,796	$4,118	$—	$33,914
Intercompany payable	30,376	—	(30,376)	—
Accrued vacation payable	3,519	256	—	3,775
Notes payable	2,000	—	—	2,000

Total current liabilities	65,691	4,374	(30,376)	39,689
Long-term debt	208,275	—	—	208,275
Deferred income taxes and other long-term liabilities	26,482	9,752	—	36,234
Shareholders’ Equity
Paid-in capital	15,636	4,402	(4,402)	15,636
Retained earnings	94,339	25,377	(25,377)	94,339

Total shareholders’ equity	109,975	29,779	(29,779)	109,975

Total liabilities and shareholders’ equity	$410,423	$43,905	$(60,155)	$394,173

Notes to consolidated financial statements

PHI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	For the year ended December 31, 2005

	Parent
	company	Guarantor
	only	subsidiaries	Eliminations	Consolidated

	(thousands of dollars)
Operating revenues	$310,868	$52,742	$—	$363,610
Management fees	1,485	—	(1,485)	—
Gain on dispositions of property and equipment, net	1,173	—	—	1,173
Other	1,988	69	—	2,057

	315,514	52,811	(1,485)	366,840

Expenses:
Direct expenses	263,861	35,402	—	299,263
Management fees	—	1,485	(1,485)	—
Selling, general, and administrative	22,110	2,786	—	24,896
Equity in net income of consolidated subsidiaries	(8,921)	—	8,921	—
Interest expense	20,448	—	—	20,448

	297,498	39,673	7,436	344,607

Earnings before income taxes	18,016	13,138	(8,921)	22,233
Income taxes	3,862	4,217	—	8,079

Net earnings	$14,154	$8,921	$(8,921)	$14,154

Notes to consolidated financial statements

	For the year ended December 31, 2004

	Parent
	company	Guarantor
	only	subsidiaries	Eliminations	Consolidated

	(thousands of dollars)
Operating revenues	$244,230	$47,078	$—	$291,308
Management fees	4,943	—	(4,943)	—
Gain on dispositions of property and equipment, net	2,575	(6)	—	2,569
Other	373	19	—	392

	252,121	47,091	(4,943)	294,269

Expenses:
Direct expenses	217,072	28,302	—	245,374
Management fees	—	4,943	(4,943)	—
Selling, general, and administrative	17,354	3,680	—	21,034
Equity in net income of consolidated subsidiaries	(7,398)	—	7,398	—
Interest expense	20,109	—	—	20,109

	247,137	36,925	2,455	286,517

Earnings before income taxes	4,984	10,166	(7,398)	7,752
Income taxes	1,012	2,768	—	3,780

Net earnings	$3,972	$7,398	$(7,398)	$3,972

Notes to consolidated financial statements

PHI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	For the year ended December 31, 2003

	Parent
	company	Guarantor
	only	subsidiaries	Eliminations	Consolidated

	(thousands of dollars)
Operating revenues	$218,273	$51,119	$—	$269,392
Management fees	3,763	—	(3,763)	—
Gain on dispositions of property and equipment, net	1,988	—	—	1,988
Other	686	—	—	686

	224,710	51,119	(3,763)	272,066

Expenses:
Direct expenses	198,159	32,070	—	230,229
Management fees	—	3,763	(3,763)	—
Selling, general, and administrative	16,600	3,383	—	19,983
Equity in net income of consolidated subsidiaries	(7,141)	—	7,141	—
Interest expense	19,952	—	—	19,952

	227,570	39,216	3,378	270,164

Earnings before income taxes	(2,860)	11,903	(7,141)	1,902
Income taxes	(3,999)	4,762	—	763

Net earnings	$1,139	$7,141	$(7,141)	$1,139

Notes to consolidated financial statements

PHI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2005

	Parent
	company	Guarantor
	only	subsidiaries	Eliminations	Consolidated

	(thousands of dollars)
Net cash provided by operating activities	$27,864	$156	$—	$28,020
Cash flows from investing activities:
Purchase of property and equipment	(96,161)	(4)		(96,165)
Proceeds from asset dispositions	10,751	—	—	10,751

Net cash used in investing activities	(85,410)	(4)	—	(85,414)

Cash flows from financing activities:
Proceeds from (payment of) long-term debt, net	(5,975)	—	—	(5,975)
Proceeds from exercise of stock options	1,025	—	—	1,025
Proceeds from stock issuance, net	113,897	—	—	113,897

Net cash provided by financing activities	108,947	—	—	108,947

Increase in cash and cash equivalents	51,401	152	—	51,553
Cash and cash equivalents, beginning of period	17,701	307	—	18,008

Cash and cash equivalents, end of period	$69,102	$459	$—	$69,561

	For the year ended December 31, 2004

	Parent
	company	Guarantor
	only	subsidiaries	Eliminations	Consolidated

	(thousands of dollars)
Net cash provided by operating activities	$10,644	$261	$—	$10,905
Cash flows from investing activities:
Acquisition of additional operating locations	(1,518)	—	—	(1,518)
Purchase of property and equipment	(33,916)	(5)		(33,921)
Proceeds from asset dispositions	14,395	—	—	14,395

Net cash used in investing activities	(21,039)	(5)	—	(21,044)

Cash flows from financing activities:
Proceeds from long-term debt, net	8,275	—	—	8,275
Proceeds from exercise of stock options	—	—	—
Other	—	—	—

Net cash provided by financing activities	8,275	—	—	8,275

Increase (decrease) in cash and cash equivalents	(2,120)	256	—	(1,864)
Cash and cash equivalents, beginning of period	19,821	51	—	19,872

Cash and cash equivalents, end of period	$17,701	$307	$—	$18,008

Notes to consolidated financial statements

PHI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2003

	Parent
	company	Guarantor
	only	subsidiaries	Eliminations	Consolidated

	(thousands of dollars)
Net cash provided by operating activities	$29,386	$29	$—	$29,415
Cash flows from investing activities:
Purchase of property and equipment	(36,863)	—	—	(36,863)
Proceeds from asset dispositions	7,620	—	—	7,620

Net cash used in investing activities	(29,243)	—	—	(29,243)

Cash flows from financing activities:
Proceeds from long-term debt, net	2,000	—	—	2,000
Proceeds from exercise of stock options	50	—	—	50
Other	(24)	—	—	(24)

Net cash provided by financing activities	2,026	—	—	2,026

Increase in cash and cash equivalents	2,169	29	—	2,198
Cash and cash equivalents, beginning of period	17,652	22	—	17,674

Cash and cash equivalents, end of period	$19,821	$51	$—	$19,872

PROSPECTUS
PETROLEUM HELICOPTERS, INC.
$400,000,000
NON-VOTING COMMON STOCK
VOTING COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
DEBT SECURITIES

        We may offer and sell from time to time in one or more offerings:

•	shares of non-voting or voting common stock;

•	shares of preferred stock, in one or more series, which may be convertible into or exchangeable for our non-voting or voting common stock or debt securities and which may be issued in the form of depositary shares evidenced by depositary receipts;

•	warrants to purchase shares of non-voting common stock, voting common stock or preferred stock or debt securities; and

•	senior or subordinated unsecured debt securities in one or more series.
      The aggregate initial offering price of the securities will not exceed $400,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as separate series.
      We will provide the specific terms of the securities offered in one or more supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus.
       An investment in our securities involves risks. Please read carefully the “Risk Factors” section beginning on page 4 herein, together with any additional risk factors that may be included in the applicable prospectus supplement.
       We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.”
      The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement also will show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering.
      Our voting common stock is quoted on the Nasdaq SmallCap System under the symbol “PHEL,” and our non-voting common stock is quoted on the Nasdaq SmallCap System under the symbol “PHELK.”
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      This prospectus may not be used to consummate sales of the securities unless accompanied by the applicable prospectus supplement.
March 31, 2005

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.
ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell from time to time any combination of the different types of securities described in this prospectus in one or more offerings up to a total offering amount of $400 million. This prospectus only provides you with a general description of the securities we may offer. Each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”
      In this prospectus, references to “Petroleum Helicopters,” “PHI,” “we,” “us” and “our” mean Petroleum Helicopters, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires.

i

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Both classes of our common stock are quoted on the Nasdaq SmallCap System. You may also inspect the information we file with the SEC at the offices of the Nasdaq Stock Market, Reports Section, 1735 K Street, Washington, D.C. 20006. The information we file with the SEC and other information about us also is available on our website at http://www.phihelico.com. However, the information on our website is not a part of this prospectus.
      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Current Report on Form 8-K filed on March 17, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on December 1, 1995 under Section 12 of the Securities Exchange Act of 1934.
      You may review these filings, at no cost, over the Internet at our website at http://www.phihelico.com, or request a copy of these filings by writing or calling us at the following address:
Michael J. McCann
Chief Financial Officer
P.O. Box 90808
Lafayette, Louisiana 70509
(337) 235-2452

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      All statements other than statements of historical fact contained in this prospectus and the periodic reports filed by us under the Securities Exchange Act of 1934 and other written or oral statements made by us or on our behalf, are forward-looking statements. When used herein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans” or “projects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to significant risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations, beliefs and estimates expressed or implied in such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, no assurance can be given that these assumptions will prove correct or even approximately correct. Factors that could cause our results to differ materially from the expectations expressed in such forward-looking statements include but are not limited to the following:

•	unexpected variances in flight hours;

•	the effect on demand for our services caused by volatility of oil and gas prices;

•	the effect of volatile fuel prices on our operating costs;

•	the availability of capital required to acquire aircraft;

•	environmental risks;

•	adverse weather conditions;

•	the activities of our competitors;

•	changes in government regulations;

•	unionization and other labor activities;

•	operating hazards;

•	risks related to operating in foreign countries;

•	our ability to obtain adequate insurance at an acceptable cost; and

•	our ability to develop and implement successful business strategies.
      For a more detailed description of risks, see the “Risk Factors” section set forth herein, and any additional risk factors that may be included in the applicable prospectus supplement. We will not update these forward-looking statements unless the securities laws require us to do so.

iii

THE COMPANY
      We operate in four business segments: Domestic Oil and Gas, Air Medical, International and Technical Services. As of March 15, 2005, we owned or operated 221 aircraft domestically and internationally.
      Domestic Oil and Gas. Since our inception in 1949, our primary business has been the safe and reliable transportation of personnel and, to a lesser extent, parts and equipment, to, from and among offshore production platforms, drilling rigs and pipeline and other facilities for customers engaged in the oil and gas exploration, development, and production industry, principally in the Gulf of Mexico. Our Domestic Oil and Gas segment operates 151 owned, leased and customer-owned aircraft from several bases or heliports in the Gulf of Mexico region. Those operations serve facilities located offshore Louisiana, Texas, Alabama and Mississippi. We also provide helicopter services to energy companies operating offshore California, West Africa and Taiwan. In addition, we provide helicopter and support services to the healthcare industry and helicopter repair and refurbishment services to customers. For the year ended December 31, 2004, approximately 62% of our operating revenues came from the domestic oil and gas industry.
      Oil and gas exploration and production companies and other offshore oil service companies use our services primarily for routine transportation of personnel and equipment, to transport personnel during medical and safety emergencies, and to evacuate personnel during the threat of hurricanes and other adverse weather conditions. Most of our customers have entered into contracts for transportation services for a term of one year or longer, although some hire us on an “ad hoc” or “spot” basis.
      Most of our Domestic Oil and Gas aircraft are available for hire by any customer, but some are dedicated to individual customers. Our helicopters have flight ranges of up to 450 miles with a 30-minute fuel reserve and thus are capable of servicing many of the deepwater oil and gas operations that are from 50 to 200 miles offshore.
      Air Medical. We provide air medical transportation services for hospitals and medical programs under the independent provider model in 12 states using approximately 51 aircraft. The aircraft dedicated to this segment are specially outfitted to accommodate emergency patients and emergency medical equipment. The Air Medical segment’s operating revenues accounted for 27% of our operating revenues for the year ended December 31, 2004.
      International. Our International segment uses 19 aircraft to provide helicopter services in Angola, Antarctica and the Democratic Republic of Congo. Aircraft operating internationally typically are dedicated to one customer, most of which are oil and gas customers. Operating revenues from our International segment accounted for 8% of our consolidated operating revenues during the year ended December 31, 2004.
      Technical Services. We perform maintenance and repair services at our Lafayette facility pursuant to an FAA repair station license for our own fleet and for existing customers that own their aircraft. The license includes authority to repair airframes, power plants, accessories, radios, and instruments and to perform specialized services.
      Our principal executive offices are located at 2001 SE Evangeline Thruway, Lafayette, Louisiana 70508, and our telephone number at that address is (337) 235-2452.

RISK FACTORS
      You should consider carefully the following risk factors as well as other information contained in this prospectus, the accompanying prospectus supplement and the documents we have incorporated herein by reference before deciding to invest in our securities, which involves a high degree of risk. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the price of our securities could decline, and you could lose part or all of your investment.
      All phases of our operations are subject to significant uncertainties, risks, and other influences. Important factors that could cause our actual results to differ materially from anticipated results or other expectations include the following:
Risks Inherent in our Business

Our operations are affected by adverse weather conditions and seasonal factors.
      We are subject to three types of weather-related or seasonal factors:

•	poor weather conditions generally,

•	the tropical storm and hurricane season in the Gulf of Mexico and

•	reduced daylight hours during the winter months.
      Poor visibility, high winds and heavy precipitation can affect the operation of helicopters and result in a reduced number of flight hours. A significant portion of our operating revenue is dependent on actual flight hours and a substantial portion of our direct costs is fixed. Thus, prolonged periods of adverse weather can materially and adversely affect our operating revenues and net earnings.
      In the Gulf of Mexico, the months of December, January and February have more days of adverse weather conditions than the other months of the year. Also, June through November is tropical storm and hurricane season in the Gulf of Mexico, with August and September typically being the most active months. During tropical storms, we are unable to operate in the area of the storm and can incur significant expense in moving our aircraft to safer locations. In addition, as most of our facilities are located along the Gulf of Mexico coast, tropical storms and hurricanes may cause substantial damage to our property, including helicopters that we are unable to relocate.
      Because the fall and winter months have fewer hours of daylight, our flight hours are generally lower at those times, which typically results in a reduction in operating revenues during those months. Currently, only 44 of the 166 helicopters used in our oil and gas operations are equipped to fly pursuant to instrument flight rules (“IFR”), which enables these aircraft, when manned by IFR rated pilots and co-pilots, to operate when poor visibility or darkness prevents flight by aircraft that can fly only under visual flight rules (“VFR”). Not all of our pilots are IFR rated.

Increased governmental regulations could increase our costs or reduce our ability to operate successfully.
      Our operations are regulated by a number of federal and state agencies. All of our flight operations are regulated by the FAA. Aircraft accidents are subject to the jurisdiction of the National Transportation Safety Board. Standards relating to the workplace health and safety are monitored by the federal Occupational Safety and Health Administration (“OSHA”). Also, we are subject to various federal and state environmental statutes that are discussed in more detail in our Annual Report on Form 10-K for the year ended December 31, 2004 under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Environmental Matters.”
      The FAA has jurisdiction over many aspects our business, including personnel, aircraft and ground facilities. We are required to have an Air Taxi Certificate, granted by the FAA, to transport personnel and property in our helicopters. This certificate contains operating specifications that allow us to conduct our present operations, but it is potentially subject to amendment, suspension or revocation in accordance with procedures set forth in the Federal Aviation Act. The FAA is responsible for ensuring that we comply with all FAA regulations relating to the operation of our aviation business, and conducts regular inspections regarding the safety, training and general regulatory compliance of our U.S. aviation operations. Additionally, the FAA requires us to file reports confirming our continued compliance.
      FAA regulations require that at least 75% of our voting securities be owned or controlled by citizens of the U.S. or one of its possessions, and that our president and at least two-thirds of our directors be U.S. citizens. Currently, our president and all of our directors are U.S. citizens, and our organizational documents provide for the automatic reduction in voting power of each share of voting common stock owned or controlled by a non-U.S. citizen if necessary to comply with these regulations.
      We are subject to significant regulatory oversight by OSHA and similar state agencies. We are also subject to the Communications Act of 1934 because of our ownership and operation of a radio communications flight following network throughout the Gulf of Mexico.
      Numerous other federal statutes and rules regulate our offshore operations and those of our customers, pursuant to which the federal government has the ability to suspend, curtail or modify certain or all offshore operations. A suspension or substantial curtailment of offshore oil and gas operations for any prolonged period would have an immediate and materially adverse effect on us. A substantial modification of current offshore operations could adversely affect the economics of such operations and result in reduced demand for our services.

The helicopter services business is highly competitive.
      Our business is highly competitive in each of our markets. Many of our contracts are awarded after competitive bidding, and the competition for those contracts generally is intense. The principal aspects of competition are safety, price, reliability, availability and service.
      We have two major competitors and several small competitors operating in the Gulf of Mexico, and certain of our customers and potential customers operate their own helicopter fleets.
      Our Air Medical segment competes for business under both the independent provider model and the hospital-based model. Under the hospital-based model, we contract directly with the hospital, work only for it and are paid only by the hospital based on contracted service rates. These contracts typically are awarded on a competitive bid basis. We compete against national firms, and there is usually more than one competitor in each local market.
      Our International segment primarily serves customers in the oil and gas industry. Most of our international contracts are subject to competitive bidding, and certain of our principal competitors domestically also compete internationally. In addition, there is one additional major competitor internationally that does not compete domestically. Typically, in each international area there are firms that compete only in that region.
      Our Technical Services segment competes regionally and nationally against various small and large repair centers in the United States and Canada. Competition has increased with aggressive pricing and acquisition moves by several service providers and original equipment manufacturers and their subsidiaries.

Our international operations are subject to political, economic and regulatory uncertainty.
      Our International operations, which represented approximately 8% of our revenues for the year ended December 31, 2004, are subject to a number of risks inherent in any international operations including:

•	political, social and economic instability;

•	potential seizure or nationalization of assets;

•	import-export quotas;

•	currency fluctuations or devaluation; and

•	other forms of governmental regulation.
      Although our contracts to provide services internationally generally provide for payment in U.S. dollars, to the extent that we make investments in foreign assets or receive revenues in currencies other than U.S. dollars, the value of our assets and income could be adversely affected by fluctuations in the value of local currencies.
      Additionally, our competitiveness in international markets may be adversely affected by regulations, including regulations requiring:

•	the awarding of contracts to local contractors;

•	the employment of local citizens; and

•	the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local ownership.

Helicopter operations involve risks that may not be covered by our insurance or may increase the cost of our insurance.
      The operation of helicopters inherently involves a high degree of risk. Hazards such as aircraft accidents, collisions, fire and adverse weather are hazards that must be managed by providers of helicopter services and may result in loss of life, serious injury to employees and third parties, and losses of equipment and revenues.
      We maintain hull and liability insurance on our aircraft, which insures us against physical loss of, or damage to, our aircraft and against certain legal liabilities to others. In addition, we carry war risk, expropriation, confiscation and nationalization insurance for our aircraft involved in international operations. In some instances, we are covered by indemnity agreements from our customers in lieu of, or in addition to, our insurance. Our aircraft are not insured for loss of use.
      While we believe that our insurance and indemnification arrangements provide reasonable protection for most foreseeable losses, they do not cover all potential losses and are subject to deductibles, retentions, coverage limits and coverage exceptions such that severe casualty losses, or the expropriation or confiscation of significant assets could materially and adversely affect our financial condition or results of operations. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our financial condition and results of operations.

The failure to maintain our safety record would seriously harm our ability to attract new customers and maintain our existing customers.
      A favorable safety record is one of the primary factors a customer reviews in selecting an aviation provider. If we fail to maintain our safety and reliability record, our ability to attract new customers and maintain our current customers will be materially adversely affected.

Our air medical operations, which we are expanding, expose us to numerous special risks, including collection risks and potential medical malpractice claims.
      We recently have expanded, and expect to continue to expand, our air medical operations. These operations are highly competitive and expose us to an number of risks that we generally do not encounter in our oil and gas operations. For instance, our fees in this segment generally are paid by individual patients, insurance companies or government agencies, which subjects us to collection issues, credit risk and, in many cases, rate caps. In addition, we employ paramedics, nurses and other medical professionals for this segment of our business, which can give rise to medical malpractice claims against us.

Our failure to attract and retain qualified personnel could have an adverse effect on us.
      Our ability to attract and retain qualified pilots, mechanics and other highly trained personnel will be an important factor in determining our future success. Many of our customers require pilots of aircraft that service them to have inordinately high levels of flight experience. The market for these experienced and highly trained personnel is extremely competitive. Accordingly, we cannot assure you that we will be successful in our efforts to attract and retain such persons. Some of our pilots and mechanics and those of our competitors are members of the U.S. military reserves and could be called to active duty. If significant numbers of such persons are called to active duty, it would reduce the supply of such workers and likely increase our labor costs.
Risks Specific to our Company

We are highly dependent on the offshore oil and gas industry.
      Approximately 62% of our 2004 operating revenue was attributable to helicopter support for offshore oil and gas exploration and production companies. Our business is highly dependent on the level of activity by the oil and gas companies, particularly in the Gulf of Mexico.
      The level of activity by our customers operating in the Gulf of Mexico depend on factors that we cannot control, such as:

•	the supply of, and demand for, oil and natural gas and market expectations regarding supply and demand;

•	actions of OPEC, Middle Eastern and other oil producing countries to control prices or change production levels;

•	general economic conditions in the United States and worldwide;

•	war, civil unrest or terrorist activities;

•	governmental regulation; and

•	the price and availability of alternative fuels.
      Any substantial or extended decline in the prices of oil and natural gas could depress the level of helicopter activity in support of exploration and production activity and thus have a material adverse effect on our business, results of operations and financial condition.
      Additionally, the Gulf of Mexico is generally considered to be a mature area for oil and gas exploration, which may result in a continuing decrease in activity over time. This could materially adversely affect our business, results of operations and financial condition. In addition, the concentrated nature of our operations subjects us to the risk that a regional event could cause a significant interruption in our operations or otherwise have a material affect on our profitability.
      Moreover, companies in the oil and gas exploration and production industry continually seek to implement cost-savings measures. As part of these measures, oil and gas companies have attempted to improve operating efficiencies with respect to helicopter support services. For example, certain oil and gas companies have pooled helicopter services among operators, reduced staffing levels by using technology to permit unmanned production installations and decreased the frequency of transportation of employees offshore by increasing the lengths of shifts offshore. The continued implementation of such measures could reduce demand for helicopter services and have a material adverse impact on our business, results of operations and our financial condition.

We currently are negotiating a new collective bargaining agreement covering our pilots.
      We are currently in negotiations with the Office of Professional Employees International Union (“OPEIU”) regarding a new collective bargaining agreement covering our pilots. We cannot predict the outcome of these negotiations nor when they might be concluded and such negotiations may result in an agreement that will materially increase our operating costs. Failure to reach a satisfactory agreement could result in work stoppages, strikes or other labor disruptions that could materially adversely affect our revenues, operations or financial condition.

We depend on a small number of large oil and gas industry customers for a significant portion of our revenues, and our credit exposure within this industry is significant.
      We derive a significant amount of our revenue from a small number of major and independent oil and gas companies. For the year ended December 31, 2004, 13% of our revenues were attributable to our largest customer. The loss of one of our significant customers, if not offset by revenues from new or other existing customers, would have a material adverse effect on our business and operations. In addition, this concentration of customers may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.

Our Chairman and Chief Executive Officer is also our principal stockholder and has voting control of the Company.
      Al A. Gonsoulin, our chairman and chief executive officer, beneficially owns stock representing approximately 52% of our total voting power. As a result, he exercises control over the election of all of our directors and the outcome of most matters requiring a stockholder vote. This ownership also may delay or prevent a change in our management or a change in control of us, even if such changes would benefit our other stockholders.

Our substantial indebtedness could adversely affect our financial condition and impair our ability to operate our business.
      We are a highly leveraged company and, as a result, have significant debt service obligations. As of December 31, 2004, our total indebtedness was $210.3 million, including $200.0 million of our 9 3/8 % senior notes due 2009. As of December 31, 2004, our ratio of total indebtedness to stockholders’ equity was 1.9 to 1.0. For the year ended December 31, 2004, our ratio of earnings to fixed charges was 1.4 to 1. This level of indebtedness could have significant negative consequences to us that you should consider. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to pay principal of, and interest on, our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures or other general corporate purposes, or to carry out other aspects of our business plan;

•	increase our vulnerability to general adverse economic and industry conditions and limit our ability to withstand competitive pressures;

•	limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other aspects of our business plan.
      Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. When our 9 3/8 % senior notes come due in 2009, we will likely need to enter into new financing arrangements at that time to repay those notes. We may be unable to obtain that financing on favorable terms, which could adversely affect our business, financial condition and results of operations. For more information on our indebtedness, please see the financial information contained in our periodic reports which are incorporated herein by reference.

We do not pay dividends.
      We have not paid any dividends on our common stock since 1999 and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends is restricted by the indenture governing our 9 3/8 % senior notes due 2009 and our credit facility.

Our stock has a low trading volume.
      Our voting (PHEL) and non-voting (PHELK) common stock are listed on the Nasdaq SmallCap Market. However, neither class of shares has substantial trading volume. As a result, a stockholder may not be able to sell shares of our common stock at the time, in the amounts, or at the price desired.

Provisions in our articles of incorporation and by-laws and Louisiana law make it more difficult to effect a change in control of us, which could discourage a takeover of our company and adversely affect the price of our common stock.
      Although an attempted takeover of our company is made unlikely by virtue of the ownership by our chief executive officer of more than 50% of the total voting power of our capital stock, there are also provisions in our articles of incorporation and by-laws that may make it more difficult for a third party to acquire control of us, even if a change in control would result in the purchase of your shares at a premium to the market price or would otherwise be beneficial to you. For example, our articles of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for, or discourage, a third party to acquire us. In addition, provisions of our by-laws, such as giving the board the exclusive right to fill all board vacancies, could make it more difficult for a third party to acquire control of us.
      In addition to the provisions contained in our articles of incorporation and by-laws, the Louisiana Business Corporation Law, or “LBCL,” includes certain provisions applicable to Louisiana corporations, such as us, which may be deemed to have an anti-takeover effect. Such provisions give stockholders the right to receive the fair value of their shares of stock following a control transaction from a controlling person or group and set forth requirements relating to certain business combinations. Our descriptions of these provisions are only abbreviated summaries of detailed and complex statutes. For a complete understanding of the statutes, you should read them in their entirety.
      The LBCL’s control share acquisition statute provides that any person who acquires “control shares” will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both (i) all the votes entitled to be cast by stockholders and (ii) all the votes entitled to be cast by stockholders excluding “interested shares.” The control share acquisition statute permits the articles of incorporation or bylaws of a company to exclude from the statute’s application acquisitions occurring after the adoption of the exclusion. Our by-laws do contain such an exclusion; however, our board of directors or stockholders, by an amendment to our by-laws, could reverse this exclusion.

Future sales of our shares could depress the market price of our non-voting common stock.
      The market price of our non-voting common stock could decline as a result of issuances and sales by us of additional shares of non-voting or voting common stock pursuant to our existing shelf registration statement or otherwise. The market price of our non-voting common stock could also decline as the result of the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

You should not place undue reliance on forward-looking statements, as our actual results may differ materially from those anticipated in our forward-looking statements.
      This prospectus contains and incorporates by reference forward-looking statements about our operations, economic performance and financial condition. These statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results of operations. For a more detailed description of these uncertainties and assumptions, see “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
      Unless we specify otherwise in the accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for the expansion or refurbishment of our aircraft fleet, the repayment of indebtedness and for general corporate purposes. General corporate purposes may include additions to working capital, repurchases of our stock, capital expenditures or the financing of possible acquisitions. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.
RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges for each of the years ended December 31, 2000, 2001, 2002, 2003 and 2004 is set forth below. For purposes of computing these ratios, earnings represent income from continuing operations before income taxes plus fixed charges. Fixed charges represent interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest. Since no preferred stock was outstanding during the periods presented, the ratio of earnings to fixed charges and preferred stock dividends would be the same as the ratios presented below.

	Years Ended December 31,

	2000	2001	2002	2003	2004

Ratio (deficit) of earnings to fixed charges	(0.3)x(1)	2.3x	1.9x	1.1x	1.4x

(1)	For the year ended December 31, 2000, our earnings were inadequate to cover fixed charges by $17.1 million.

DESCRIPTION OF CAPITAL STOCK
General
      As of the date of this prospectus, we are authorized to issue up to 35,000,000 shares of stock, including up to 12,500,000 shares of our voting common stock, up to 12,500,000 shares of our non-voting common stock and up to 10,000,000 shares of preferred stock. As of March 15, 2005, we had 2,852,616 shares of our voting common stock, 2,531,392 shares of our non-voting common stock and no shares of preferred stock outstanding. As of that date, we also had options outstanding and exercisable for approximately 206,953 shares of our non-voting common stock.
      The following is a summary of the key terms and provisions of our equity securities. This description is qualified in its entirety by reference to our articles of incorporation, by-laws, the Louisiana Business Corporation Law (“LBCL”) and the documents we have incorporated by reference, and you should refer to the applicable provisions of these documents for a complete statement of the rights and terms of our capital stock.
Common Stock

Voting Rights
      We have two types of common stock: our voting common stock and our non-voting common stock. With respect to all matters submitted to a vote of our shareholders, the record holders of the voting common stock are entitled to one vote per share. Except as may otherwise be required by the LBCL, holders of our non-voting common stock have no voting rights. In all respects other than voting rights, our voting and non-voting shares are identical.
      The affirmative vote of the holders of a majority of our total voting power decides any matter properly brought before a shareholders’ meeting duly organized for the transaction of business unless by express provision of law or our articles of incorporation a different percentage is required, in which case such express provision shall govern. Our directors are elected by plurality vote. Accordingly, the holders of more than 50% of our total voting power can, if they choose to do so, elect all of our directors. There is no cumulative voting with respect to the election of our directors.
      Because we hold an operating certificate issued by the Federal Aviation Administration, we are required to have a certain percentage of our voting interest owned or controlled by United States citizens. Accordingly, our articles of incorporation automatically reduce the voting power of shares owned by non-U.S. citizens if the total voting power held by such persons would exceed one percent less than the percentage permitted by the FAA regulations, which is currently 25%. Our articles of incorporation also establish certain presumptions and authorize us to take certain procedural actions designed to enhance our ability to monitor and ensure compliance with these requirements.

Dividend and Liquidation Rights
      The record holders of shares of our common stock are entitled to receive such dividends and distributions as may be declared thereon by our board of directors out of our funds legally available therefor. Upon liquidation or dissolution of us, whether voluntary or involuntary, all of the holders of our common stock are entitled to share ratably in the assets available for distribution after payment of all of our prior obligations, including liquidation preferences granted to any future holders of preferred stock.

Transferability and Convertibility
      Our common stock and, unless restricted by its terms, any preferred stock that we may issue are freely transferable, subject to applicable securities laws.

Preemptive or Similar Rights
      The holders of our common stock do not have any preemptive, subscription, conversion or redemption rights, and are not subject to calls, assessments or rights of redemption by us.

Miscellaneous
      The outstanding shares of our common stock are duly authorized and issued, fully paid and non-assessable. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Effect of Subsequent Issuances and of Dual Classes; Limitations on Changes in Control
      Our board of directors has the power, without further action by our shareholders, to issue shares of our non-voting common stock, voting common stock and preferred stock and to fix the preferences, limitations and relative rights as among those shares and to establish and fix variations in the preferences, limitations and relative rights as between different series of preferred stock. Our authorized and unissued shares of common stock and preferred stock may be used for various purposes, including possible future acquisitions. One of the effects of the existence of authorized but unissued common and preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of our management. This could be the case even if a majority of our shareholders might benefit from such a change in control or offer. If, in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board without shareholder approval in one or more transactions. This could prevent or render more difficult or costly the completion of the takeover transaction of our company by diluting the voting or other rights of the proposed acquirer or insurgent shareholder group, by putting a substantial voting block in the hands of a holder who might undertake to support the position of the incumbent board of directors, by affecting an acquisition that might complicate or preclude the takeover, or otherwise. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of our voting common stock.

Certain Provisions of the Louisiana Business Corporation Law
      We are a Louisiana corporation and are subject to Section 133 of the LBCL. Generally, Section 133 prohibits a “business combination” with an “interested shareholder” unless it is recommended by the board of directors and approved by the affirmative vote of at least (1) 80% of the voting power of the company, voting together as a single class, and (2) two-thirds of voting stock held by holders other than the interested shareholder, voting together as a single class. Section 133 generally does not apply if certain specified conditions are met, including a condition that shareholders receive, as a result of the business combination, consideration for their shares that is no less than the highest of several different standards provided in Section 134(B), one of which is that the price must be no less than the highest price that the interested shareholder paid for shares of stock in the corporation within the two years prior to such business combination. A “business combination” is defined in Section 132(4) of the LBCL and generally includes mergers, consolidations, share exchanges, asset sales and leases, issuances of securities, reclassifications of stock and similar transactions. An “interested shareholder” is defined in Section 132(9) of the LBCL as a person who, together with affiliates and associates, beneficially owns, or within the last two years did beneficially own, 10% or more of the corporation’s outstanding voting stock.

Preferred Stock and Depositary Shares
      We currently have no shares of preferred stock outstanding. Our board of directors is authorized to amend our articles of incorporation, without further action by our shareholders, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as our board may determine, including dividend, conversion, redemption and liquidation rights and preferences, as well as the terms and conditions relating to its offering and sale at the time of the offer and sale. We also may issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Description of Preferred Stock
      Our articles of incorporation authorize our board of directors to cause preferred stock to be issued in one or more series without action by our shareholders. Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock and can determine the number of shares of each series, and the preferences, limitations and relative rights of each series. We may amend our articles of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by our articles of incorporation and the LBCL. As of the date of this prospectus, we have no shares of preferred stock outstanding.
      The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares of the series of preferred stock being offered;

•	the title and liquidation preference per share of that series of the preferred stock;

•	the purchase price of the preferred stock;

•	the dividend rate or method for determining the dividend rate, if any;

•	the dates on which dividends will be paid;

•	whether dividends on that series of preferred stock will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will accumulate;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; or

•	any additional dividend, liquidation, redemption, sinking fund or other preferences, rights or restrictions applicable to that series of preferred stock.
      If the terms of any series of preferred stock being offered differ from the terms set forth below, those terms will also be disclosed in the prospectus supplement relating to that series of preferred stock. You should refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. The certificate of designations for any series of preferred stock will be filed with the SEC promptly after the offering of that series of preferred stock.
      The preferred stock, when issued, will be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. Holders of preferred stock will have no preemptive rights to subscribe for or purchase shares of our capital stock.
      Dividend Rights. Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends, if any, at the rates and on the dates set forth in the applicable prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based on different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares” on record dates determined by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as specified in the applicable prospectus supplement. If our board of directors fails to declare a dividend on any series of preferred stock for which dividends are non-cumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.
      We will not pay or declare full dividends on any series of preferred stock, unless we have or are contemporaneously declaring and paying full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on our common stock and generally we may not redeem or purchase any common stock. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.
      The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.
      Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.
      Redemption. Any series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the applicable prospectus supplement.
      If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to any conversion provisions that may be specified in the prospectus supplement.
      If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

      In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.
      Conversion or Exchange Rights. The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock are convertible into or exchangeable for shares of our voting or non-voting common stock or another series of our preferred stock. As described under “— Redemption” above, under certain circumstances, preferred stock may be mandatorily converted into common stock or another series of our preferred stock.
      Voting Rights. Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under “— Description of Depositary Shares,” if we issue depositary shares representing a fraction of a share of a series of preferred stock, each depositary share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.
      Transfer Agent and Registrar. Unless otherwise indicated in the applicable prospectus supplement, American Stock Transfer & Trust Company will be the transfer agent, registrar and dividend disbursement agent for the preferred stock and any depositary shares (see the description of depositary shares below). The registrar for the preferred stock will send notices to the holders of the preferred stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

Description of Depositary Shares
      General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.
      The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us (the depositary). Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement of which this prospectus is a part. Except as otherwise describe in a prospectus supplement, the following description is a summary of the material provisions of any deposit agreement, the depositary shares and the depositary receipts. You should refer to the forms of deposit agreement and depositary receipts that we will file with the SEC in connection with any specific offering of depositary shares.
      Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.
      If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.
      Redemption of Depositary Shares. If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.
      After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.
      Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares.
      Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up, and the preferred stock has been distributed to the holders of depositary receipts.
      Resignation and Removal of Depositary. The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.
      Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.
      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Description of Permanent Global Preferred Securities
      Certain series of the preferred stock or depositary shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to preferred stock or depositary receipts issued in permanent global form and for which the Depositary Trust Company (“DTC”) will act as the depositary (global preferred securities).
      Each global preferred security will be deposited with, or on behalf of, DTC or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global preferred securities are not exchangeable for definitive certificated preferred stock or depositary receipts.
      Ownership of beneficial interests in a global preferred security is limited to institutions that have accounts with DTC or its nominee (participants) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global preferred security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global preferred security. Ownership of beneficial interests in a global preferred security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the preferred stock or depositary shares, as the case may be, represented by a global preferred security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair your ability to transfer beneficial interests in a global preferred security.
      Payments on preferred stock and depositary shares represented by a global preferred security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global preferred security representing the preferred stock or depositary shares. DTC has advised us that upon receipt of any payment on a global preferred security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that global preferred security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global preferred security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a global preferred security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.
      A global preferred security is exchangeable for definitive certificated preferred stock or depositary receipts, as the case may be, registered in the name of, and a transfer of a global preferred security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global preferred security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934; or

•	we determine in our discretion that the global preferred security shall be exchangeable for definitive preferred stock or depositary receipts, as the case may be, in registered form.
      Any global preferred security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated preferred stock or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global preferred security.
      Except as provided above, owners of the beneficial interests in a global preferred security will not be entitled to receive physical delivery of certificates representing shares of preferred stock or depositary shares, as the case may be, and will not be considered the holders of preferred stock or depositary shares, as the case may be. No global preferred security shall be exchangeable except for another global preferred security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global preferred security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of preferred stock or depositary shares, as the case may be.
      We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global preferred security desires to give or take any action that a holder of preferred stock or depositary shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.
      A brief description of DTC is set below under “Description of Debt Securities — Global Securities.”
DESCRIPTION OF WARRANTS
      We may issue warrants for the purchase of our voting common stock, non-voting common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our voting or non-voting common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.
Stock Warrants
      The prospectus supplement relating to a particular series of warrants to purchase our voting or non-voting common stock or our preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange, exercise and settlement of the warrants.
      Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•	exercise any rights as shareholders of Petroleum Helicopters.
Debt Warrants
      The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange, exercise and settlement of the debt warrants.
      Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.
DESCRIPTION OF DEBT SECURITIES
      Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee that is qualified to act under the Trust Indenture Act of 1939. The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Any senior debt securities will be issued under a “senior indenture” and any subordinated debt securities will be issued under a “subordinated indenture.” Together, the senior indenture and the subordinated indenture are called “indentures.”
      The following description is a summary of the material provisions of the indentures. It does not describe those agreements in their entirety. The forms of indentures are filed with the registration statement of which this prospectus is a part. Any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the trustee, or as described above under “Where You Can Find More Information.” The indentures will be subject to, and governed by, the Trust Indenture Act. We will execute an indenture and supplemental indenture if and when we issue any debt securities. We urge you to read the indentures and any supplemental indenture because they, and not this description, define your rights as a holder of the debt securities.
      Unless we state otherwise in the applicable prospectus supplement, the following is a description of the general terms of the debt securities that we may offer. If the terms of any series of debt securities differ from the terms described below, those terms will be described in the prospectus supplement relating to that series of debt securities.
General
      The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.
      A prospectus supplement and an indenture or supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the currency or currency unit in which the debt securities will be payable;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear (or, if they are floating rate securities, the basis for the interest rate) and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any restriction on the declaration of dividends or restrictions requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	the names and duties of any co-trustees, calculation agents, paying agents or registrars for the debt securities; and

•	any other terms of the debt securities.
      None of the indentures will limit the amount of debt securities that may be issued by us. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.
      Debt securities of a series may be issued in registered, bearer, coupon or global form.
Denominations
      Unless the prospectus supplement for each issuance of debt securities states otherwise, the securities will be issued in registered form of $1,000 each or multiples thereof.
Subordination
      Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, whether existing at the date of the subordinated indenture or subsequently incurred. The subordinated indenture will provide that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our property, or

•	we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.
      The subordinated indenture will not limit the amount of senior debt that we may incur.
      Unless we state otherwise in a prospectus supplement, “Senior Debt” will be defined in the subordinated indenture to include all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, including principal of and any interest or premium on such amounts, whether incurred on, before or after the date of the subordinated indenture, that is not expressed to be subordinate or junior in right of payment to any of our other indebtedness.
Consolidation, Merger or Sale
      Each indenture generally will permit a consolidation or merger between us and another corporation. They also will permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities.
Modification of Indentures
      Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.
Events of Default
      “Event of Default” when used in an indenture, could mean any of the following:

•	failure to pay the principal of or any premium on prescribed debt securities when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest when due on prescribed debt securities for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of Petroleum Helicopters; or

•	any other event of default included in any indenture or supplemental indenture.
      An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except a default in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.
      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.
      Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.
Covenants
      Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

      If there are any restrictive covenants applicable to a series of debt securities, we will describe them in the prospectus supplement for that series.
Payment and Transfer
      We will pay principal, interest and any premium on fully registered debt securities at designated places. We will make payment by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. If we make debt securities payments in other forms, we will pay those payments at a place designated by us and specified in a prospectus supplement.
      You may transfer or exchange fully registered debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.
Global Securities
      We may issue one or more series of debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which DTC acts as depository.
      Each global debt security will be deposited with, or on behalf of, DTC, as depository, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.
      Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.
      We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.
      Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

      A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.
      Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.
      Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.
      We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.
      DTC has advised us as follows:

•	DTC is:

•	is a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
The rules applicable to DTC and its participants are on file with the SEC.
Discharging our Obligations
      We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.
      Under U.S. Federal income tax law as of the date of this prospectus, such a discharge should be treated as an exchange of the related debt securities. Each holder generally will be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of such a discharge, including the applicability and effect of tax laws other than the U.S. Federal income tax laws.
Meetings
      Each indenture will contain provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “— Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “— Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series, unless, as discussed in “— Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.
Governing Law
      Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act applies.
Notices
      Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.
The Trustee

Resignation or Removal of Trustee
      If the trustee serves as trustee under both the senior indenture and the subordinated indenture, the provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest will require the trustee to resign as trustee under either the subordinated indenture or the senior indenture upon the occurrence of any uncured event of default with respect to any series of senior debt securities. Also, any uncured event of default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.
      The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series also may remove the trustee with respect to the debt securities of that series.

Limitations on Trustee if it Is One of our Creditors
      Each indenture will contain certain limitations on the right of the trustee thereunder, in the event that it becomes one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities
      The trustee will be required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to Be Furnished to Trustee
      Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee will be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to that action have been complied with by us.
PLAN OF DISTRIBUTION
      We may sell our securities through agents, underwriters or dealers or directly to purchasers, or through any combination of these methods of sale.
      We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.
      We will describe the method of distribution of each series of securities in the applicable prospectus supplement.
      We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

      We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use the prospectus supplement to sell our securities.
      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
      We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.
      We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the prospectus supplement.
      We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with us or perform services for us in the ordinary course of business.
      We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.
      As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus.
LEGAL MATTERS
      The legality of the securities have been passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, as to U.S. federal law, and by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, as to Louisiana corporate law. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.
EXPERTS
      The financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche llp, an independent registered public firm, as stated in their reports, which are incorporated herein by reference, and have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.